                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                         NATIONAL GOLF PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):  [ ] No fee required.


[ ]  Fee computed on table below per Exchange Rate Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:



     (2)  Aggregate number of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):



     (4)  Proposed maximum aggregate value of the transaction:



     (5)  Total fee paid:




Fee paid previously with preliminary material:



[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:


        $14,523.29

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


        Preliminary Proxy Statement on Schedule 14A

        ------------------------------------------------------------------------

     (3)  Filing Party:


        National Golf Properties, Inc.

        ------------------------------------------------------------------------

     (4)  Date Filed:


        October 11, 2002

        ------------------------------------------------------------------------

                         NATIONAL GOLF PROPERTIES, INC.


                          2951 28TH STREET, SUITE 3001
                         SANTA MONICA, CALIFORNIA 90405


                                                               November 19, 2002


To Our Shareholders:


     You are cordially invited to attend the annual meeting of shareholders of National Golf Properties, Inc. to be held on Wednesday, December 18, 2002, at 10 a.m., local time, at 2951 28th Street, Santa Monica, California.


     At the meeting you will be asked to consider and vote upon the following:


          1. A proposal to approve the Agreement and Plan of Merger, dated as of September 14, 2002, by and among National Golf Properties, Inc. (referred to in this document as "NATIONAL GOLF"), National Golf Operating Partnership, L.P., NGP LLC and New NGOP LLC, and the merger of National Golf with and into NGP LLC. If this merger is completed, NGP LLC will be the surviving entity, National Golf will cease to exist, and you will receive $12.00 in cash for each of your shares of National Golf common stock (less any dividends paid on your shares between September 14, 2002 and the completion of the merger). NGP LLC and New NGOP LLC are affiliates of GS Capital Partners 2000, L.P. and Whitehall Street Global Real Estate Limited Partnership, 2001, both of which are affiliates of Goldman, Sachs & Co., and SOF-VI U.S. Holdings, L.L.C., an affiliate of Starwood Capital Group Global, LLC.


          2. The election of two directors to serve on the Board of Directors of National Golf until the annual meeting of shareholders in the year 2005 and until their successors are duly elected and qualified.

          3. The ratification of PricewaterhouseCoopers LLP as independent public accountants for National Golf and its subsidiaries for the fiscal year 2002.


     Your Board of Directors has approved and declared advisable the merger on the terms set forth in the merger agreement, as recommended by the independent committee of your Board of Directors. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF NATIONAL GOLF.



     Your Board of Directors recommends that shareholders of National Golf vote FOR the election of the director nominees described in this proxy statement and FOR the ratification of PricewaterhouseCoopers as the independent public accountants for National Golf.



     The accompanying notice of annual meeting and proxy statement explain the merger and provide specific information concerning the annual meeting of shareholders of National Golf. Please read these materials carefully.



     YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless the merger and the merger agreement are approved by holders of at least two-thirds of all of the outstanding shares of National Golf common stock. Accordingly, failing to vote your shares of National Golf common stock will have the same effect as a vote against the merger. Whether or not you plan to be present at the annual meeting, please vote your proxy as soon as possible so that your vote will be recorded. You may also attend the annual meeting and vote in person.


                                         /s/ Charles S. Paul
                                         CHARLES S. PAUL
                                         Interim Chief Executive Officer and
                                         Chairman of the Independent Committee
                                         of the Board of Directors of National
                                         Golf Properties, Inc.


     This proxy statement is dated November 19, 2002, and is first being mailed to shareholders on or about November 20, 2002.



     THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE SEC HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OF OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         NATIONAL GOLF PROPERTIES, INC.
                          2951 28TH STREET, SUITE 3001
                         SANTA MONICA, CALIFORNIA 90405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 18, 2002


To Our Shareholders:


     The annual meeting of shareholders of National Golf Properties, Inc., a Maryland corporation, will be held on December 18, 2002, at 10 a.m., local time, at 2951 28th Street, Santa Monica, California, to consider and vote upon the following:



          1. A proposal to approve the Agreement and Plan of Merger, dated as of September 14, 2002 (referred to in this document as the "MERGER AGREEMENT"), by and among National Golf Properties, Inc. (referred to in this document as "NATIONAL GOLF"), National Golf Operating Partnership, L.P., NGP LLC and New NGOP LLC, and the merger of National Golf with and into NGP LLC (referred to in this document as the "NGP MERGER"). If the NGP merger contemplated by the merger agreement is completed, NGP LLC will be the surviving entity, National Golf will cease to exist, and you will receive $12.00 in cash for each of your shares of National Golf common stock (less any dividends paid on your shares between September 14, 2002 and the completion of the NGP merger). NGP LLC and New NGOP LLC are affiliates of GS Capital Partners 2000, L.P. and Whitehall Street Global Real Estate Limited Partnership, 2001, both of which are affiliates of Goldman, Sachs & Co., and SOF-VI U.S. Holdings, L.L.C., an affiliate of Starwood Capital Group Global, LLC.



          2. The election of two directors to serve on the Board of Directors of National Golf Properties, Inc. until the annual meeting of shareholders of National Golf in the year 2005 and until their successors are duly elected and qualified.


          3. The ratification of PricewaterhouseCoopers LLP as independent public accountants for National Golf Properties and its subsidiaries for the fiscal year 2002.


     Only those persons who are holders of National Golf common stock at the close of business on November 15, 2002 are entitled to notice of, and to vote at, the annual meeting. It is important that your shares be represented and voted at the annual meeting of shareholders of National Golf. Please vote in one of these ways:


     - USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

     - VISIT THE WEB SITE noted on your proxy card to vote via the Internet;


     - MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; or



     - VOTE IN PERSON by appearing at the annual meeting of shareholders of National Golf.



     The completion of the NGP merger requires the approval of holders of at least two-thirds of all of the outstanding shares of National Golf common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the NGP merger at the time of the annual meeting of shareholders of National Golf, the annual meeting may be adjourned in order to permit further solicitation by National Golf.


                                         By Order of the Board of Directors,

                                         /s/ Neil M. Miller
                                         NEIL M. MILLER

                                         Chief Financial Officer, Acting General
                                         Counsel and Secretary

Santa Monica, California

November 19, 2002


Please do not send your stock certificates at this time. If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

                     SUMMARY TERM SHEET FOR THE NGP MERGER



     THIS SUMMARY TERM SHEET FOR THE NGP MERGER HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT REGARDING THE NGP MERGER AND MERGER AGREEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU AS A NATIONAL GOLF SHAREHOLDER. ACCORDINGLY, WE ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED.


THE PROPOSED TRANSACTION


     THE PROPOSAL. You are being asked to consider and vote upon a proposal to approve the merger agreement and the merger (referred to in this document as the "NGP MERGER") of National Golf Properties, Inc. (referred to in this document as "NATIONAL GOLF") with and into NGP LLC (referred to in this document as "NEW NGP").



     WHAT YOU WILL RECEIVE (PAGE 23). Upon completion of the NGP merger, you will receive $12.00 in cash for each of your shares of National Golf common stock (less any dividends paid on each share between September 14, 2002 and the closing of the NGP merger), without interest (this amount is referred to in this document as the "MERGER CONSIDERATION").



     GS FUNDS AND STARWOOD FUNDS (PAGE 1). New NGP is a Delaware limited liability company affiliated with GS Capital Partners 2000, L.P. (referred to in this document as "GS CAPITAL PARTNERS 2000"), and certain of its related private equity funds, Whitehall Street Global Real Estate Limited Partnership, 2001 (referred to in this document as "WHITEHALL 2001") and certain of its related private equity funds and SOF-VI U.S. Holdings, L.L.C. (referred to in this document as "STARWOOD OPPORTUNITY FUND VI") and certain private equity funds that own interests in Starwood Opportunity Fund VI (referred to in this document as the "STARWOOD FUNDS"). Each of GS Capital Partners 2000 and Whitehall 2001 and their participating related private equity funds are affiliates of Goldman, Sachs & Co. (referred to in this document as "GOLDMAN SACHS") and are collectively referred to in this document as the "GS FUNDS". The Starwood Funds are affiliates of Starwood Capital Group Global, LLC.



NATIONAL GOLF BOARD'S RECOMMENDATION TO SHAREHOLDERS (PAGE 10)



     The board of directors has approved and declared advisable the merger agreement and the NGP merger on the terms set forth in the merger agreement. The board of directors recommends that shareholders vote FOR approval of the NGP merger and the merger agreement at the annual meeting.



INDEPENDENT COMMITTEE'S RECOMMENDATION (PAGE 10)



     The independent committee of the board of directors (referred to in this document as the "INDEPENDENT COMMITTEE"), which consists of directors who are not affiliated with David G. Price, recommended that the board of directors approve and declare advisable the merger agreement and the NGP merger on the terms set forth in the merger agreement.



OPINION OF LAZARD FRERES & CO. LLC (PAGE 13 AND APPENDIX C)



     On September 13, 2002, Lazard Freres & Co. LLC (referred to in this document as "LAZARD"), the financial advisor to the independent committee, delivered to the independent committee an oral opinion, which was confirmed in a written opinion dated September 14, 2002. In its written opinion, Lazard opined that, as of September 14, 2002, and based on and subject to the matters, assumptions and limitations stated in that opinion, the consideration to be received by holders of National Golf common stock (other than David G. Price, Dallas P. Price and their respective affiliates) in the NGP merger pursuant to the merger agreement was fair from a financial point of view to those holders.


     Lazard provided its advisory services and its opinion for the information and assistance of the independent committee in connection with its consideration of the NGP merger. Lazard's opinion is not a recommendation as to how any National Golf shareholder should vote at the annual meeting, and should not be relied upon by any shareholder as a recommendation. THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS

CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT, AND YOU ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

THE ANNUAL MEETING


     DATE, TIME AND PLACE (PAGE 2). The annual meeting will be held on Wednesday, December 18, 2002, at 10 a.m., local time, at 2951 28th Street, Santa Monica, California.



     REQUIRED VOTE (PAGE 2). Approval of the merger agreement and the NGP merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of National Golf common stock.



     WHO MAY VOTE (PAGE 2). You are entitled to vote at the annual meeting if you owned shares of National Golf common stock at the close of business on November 15, 2002, the record date for the annual meeting. 13,120,648 shares of National Golf common stock were outstanding and entitled to be voted as of the record date.



     PROCEDURE FOR VOTING (PAGE 3).  You may vote in any of four ways:


        (1) VOTING BY MAIL. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.


        (2) VOTING BY TELEPHONE. You can vote your shares of National Golf common stock by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.



        (3) VOTING BY INTERNET. You can also vote your shares of National Golf common stock via the Internet. The web site for Internet voting is on your proxy card, and Internet voting is also available 24 hours a day.



        (4) VOTING IN PERSON. You can also vote your shares of National Golf common stock by appearing and voting in person at the annual meeting.


    You can revoke your proxy at any time before it is voted at the annual meeting by:

     - giving written notice of revocation to the Secretary of National Golf;

     - submitting another proper proxy by telephone, Internet or on another written proxy; or

     - attending the annual meeting and voting by paper ballot in person.

     If your shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

THE NGP MERGER


     THE STRUCTURE (PAGE 23). Upon the terms and conditions of the merger agreement, National Golf will merge with and into New NGP. New NGP will remain in existence and National Golf will cease to exist as a separate entity. After completion of the NGP merger, shares of National Golf common stock will represent only the right to receive $12.00 per share, less any dividends paid on the shares between September 14, 2002 and the completion of the NGP merger, and will not represent an equity interest in New NGP.



     Immediately following the NGP merger, New NGOP LLC, a wholly owned subsidiary of New NGP (referred to in this document as "NEW NGOP"), will merge with and into National Golf Operating Partnership, L.P. (referred to in this document as "NGOP"). This merger is referred to in this document as the "NGOP MERGER." NGOP will remain in existence as a wholly owned subsidiary of New NGP. Holders of common limited partnership interests (referred to in this document as "COMMON UNITS") of NGOP will receive cash consideration of $12.00 per common unit, less any distributions made on these common units between September 14, 2002 and the completion of the NGOP merger. Distributions of approximately $0.40 per NGOP common unit (which related to property sales by NGOP and were required to be made pursuant to the NGOP partnership agreement) were made to the holders of common units (other than
     NGP) on October 31, 2002, and the per-unit consideration to be paid with respect to each common unit in the NGOP merger will be reduced by the amount of the distribution. The NGOP merger has already been approved by the requisite common and preferred unitholders of NGOP; however, the NGOP merger will not be completed if the NGP merger is not approved by National Golf shareholders.



     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 17). The NGP merger will be a taxable transaction to you. For United States federal income tax purposes, if you are a U.S. person, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in National Golf common stock. Because determining the tax consequences of the NGP merger can be complicated, you should consult your own tax advisor in order to understand fully how the NGP merger will affect you.



     REGULATORY MATTERS (PAGE 19). Under United States federal antitrust law, no filings are required to be made with the United States Federal Trade Commission or the United States Department of Justice.



     DISSENTERS' RIGHTS (PAGE 2). Under Maryland law, holders of shares of National Golf common stock are not entitled to dissenters' rights in connection with the NGP merger.



     GUARANTEE (PAGE 31). In connection with the merger agreement, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI have agreed to guarantee the obligations of New NGP for money damages up to an aggregate amount of $25 million in the event that the closing of the NGP merger does not occur because of a material breach of the merger agreement by New NGP or New NGOP or because of a material breach of the AGC purchase agreement by New AGC LLC, a company affiliated with the GS Funds and the Starwood Funds (referred to in this document as "NEW AGC") (see "AMERICAN GOLF TRANSACTIONS," PAGE 36). However, under the terms of the guarantee, National Golf may not seek money damages in excess of an aggregate amount of $25 million from New NGP, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI for breach of the merger agreement, and GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI and New NGP have not waived or limited their ability to assert any claims, defenses or other rights that any of them may have under the merger agreement.



AMERICAN GOLF TRANSACTIONS (PAGE 36)



  AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD
  FUNDS


     In connection with New NGP and New NGOP entering into the merger agreement with National Golf and NGOP, New AGC entered into a purchase agreement (referred to in this document as the "AGC PURCHASE AGREEMENT") with American Golf Corporation (referred to in this document as "AMERICAN GOLF"), David G. Price and certain affiliates of David G. Price pursuant to which New AGC will acquire all of the outstanding equity interests in American Golf and certain affiliated companies (American Golf and these affiliated companies are referred to in this document as the "AGC COMPANIES"). The AGC Companies are controlled by David G. Price, a director and significant shareholder of National Golf. The completion of the NGP merger and the NGOP merger is conditioned on the satisfaction or waiver of the conditions to closing of the AGC purchase agreement, and the completion of the acquisition of the AGC Companies will occur simultaneously with the completion of the NGP merger and the NGOP merger.

  AGREEMENT WITH NATIONAL GOLF AND NGOP


     On March 29, 2002, National Golf, NGOP and an affiliated entity entered into an agreement and plan of merger and reorganization (referred to in this document as the "NGP-AGC REORGANIZATION AGREEMENT") with American Golf, David G. Price and certain affiliates. The NGP-AGC reorganization agreement provided for the acquisition by a newly formed corporation of National Golf, NGOP and the AGC Companies (this transaction is referred to in this document as the "NEWCO TRANSACTION"). In connection with National Golf and American Golf entering into the merger agreement and the AGC purchase agreement, respectively, with affiliates of the GS Funds and the Starwood Funds, National Golf, American Golf and their affiliates amended and restated the NGP-AGC reorganization agreement (the amended and restated agreement is referred to in this document as the "AMENDED NGP-AGC REORGANIZATION AGREEMENT"). The amended NGP-AGC reorganization agreement provides that the Newco transaction will not occur unless the merger agreement and the AGC purchase agreement are terminated and the conditions to the closing of the Newco transaction are satisfied or waived. The amended NGP-AGC reorganization agreement will terminate upon the completion of the NGP merger and the NGOP merger and, in such event, the Newco transaction will not occur. You are not now being asked to vote on the Newco transaction. If the merger agreement and the AGC purchase agreement are terminated, National Golf expects to call a special meeting at which National Golf shareholders will be asked to vote on approval of the Newco transaction and the amended NGP-AGC reorganization agreement.



THE MERGER AGREEMENT (PAGE 23 AND APPENDIX A)



    CLOSING OF THE NGP MERGER AND THE NGOP MERGER (PAGE 31). Before we can complete the NGP merger and the NGOP merger, a number of conditions must be satisfied or waived by the applicable party. These include:


        -- approval of the merger agreement and the NGP merger by the requisite vote of National Golf shareholders and holders of common and preferred units of NGOP;


        -- the absence of any injunction or other legal order preventing, prohibiting or making illegal the completion of the NGP merger or the NGOP merger;


        -- the receipt of all consents, approvals, waivers and authorizations required to be obtained from governmental authorities required to complete the NGP merger and the NGOP merger, except where the failure to obtain any such consents could not reasonably be expected to result in a material adverse effect on National Golf;

        -- the truth of National Golf's and NGOP's representations and warranties under the merger agreement, except as would not reasonably be expected to have a material adverse effect on National Golf and NGOP;

        -- the truth of New NGP's and New NGOP's representations and warranties under the merger agreement in all material respects, except as would not have a material adverse effect on their ability to perform their obligations under the merger agreement;

        -- each party's performance in all material respects of its obligations under the merger agreement;

        -- the truth in all material respects of specified representations and warranties of National Golf and NGOP;

        -- the truth of the representation and warranty of National Golf and NGOP with respect to providing true and correct copies of NGOP's leases, except as would not have a material adverse effect on National Golf or as would not cause the lease consent closing condition not to be satisfied had such representation been true;


        -- the receipt of all approvals and consents from non-governmental third parties (other than landlords) required to be obtained to complete the NGP merger and the NGOP merger, and to maintain the material contracts of National Golf in effect following the closing of the NGP merger, except where the failure to obtain any of these approvals and consents could not reasonably be expected to result in a material adverse effect on National Golf;



        -- the receipt by New NGP of one or more opinions that, since January 1 of its oldest open tax year, National Golf has been organized and operated in conformity with the requirements of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and the receipt by New NGP of a related party tenant analysis of National Golf and NGOP, on the one hand, and any of the AGC Companies, on the other hand, prepared by outside counsel or an accounting firm;



        -- the lenders that are to provide financing for the NGP merger and the NGOP merger have not declined to provide such financing as a result of specified economic events;

        -- the completion of environmental reports for properties owned and leased by National Golf, with the reasonably estimated cost of all investigations, cleanup, remediation, disposal and corrective action identified by the reports (with respect to leased properties, excluding costs for which National Golf is indemnified or otherwise entitled to seek reimbursement from a landlord that has reasonably sufficient credit to pay these costs) not exceeding $15 million and, when aggregated with the estimated cost of all similar action identified in environmental reports prepared in accordance with the AGC purchase agreement with respect to real property owned or leased by the AGC Companies, not exceeding $25 million;



        -- the receipt of required consents to the NGP and NGOP mergers and the closing of the transactions contemplated by the AGC purchase agreement from landlords such that the amount of 2002 budgeted earnings before interest, taxes, depreciation and amortization (referred to in this document as "EBITDA") represented by such leases for which consents have not been obtained does not exceed in the aggregate an amount of 2002 budgeted EBITDA determined pursuant to a formula (referred to in this document as the "LEASE CONSENT CLOSING CONDITION");


        -- the parties to the AGC purchase agreement being prepared to close the transactions described in the AGC purchase agreement simultaneously with the closing of the NGP merger; and


        -- the satisfaction or waiver of each of the conditions to closing of the AGC purchase agreement, including the following:


           - the truth of all representations and warranties relating to the AGC Companies, except as would not have a material adverse effect on the AGC Companies;

           - the truth in all material respects of specified representations and warranties relating to the AGC Companies;


           - completion of specified environmental reports for properties owned and leased by the AGC Companies, with the reasonably estimated cost of all investigations, cleanup, remediation, disposal and corrective action identified by the reports (with respect to leased properties, excluding costs for which the applicable AGC Company is indemnified or otherwise entitled to seek reimbursement from a landlord who has reasonably sufficient credit to pay these costs), when aggregated with the estimated cost of all similar action identified in environmental reports prepared in accordance with the merger agreement with respect to real property owned or leased by National Golf, not exceeding $25 million;



           - liquor licenses at golf courses representing at least 80% of the 2002 budgeted beverage sales for the AGC Companies remaining in place after the closing of the NGP merger and all statutory waiting periods in respect thereof shall have expired; and


           - all third-party and governmental approvals being obtained (other than with respect to leases and liquor licenses), except as would not have a material adverse effect on the AGC Companies.


    We expect to complete the NGP merger as promptly as practicable after all of the conditions contained in the merger agreement and the AGC purchase agreement have been satisfied or waived.



    TERMINATION OF THE MERGER AGREEMENT (PAGE 33). The merger agreement may be terminated at any time prior to the effective time of the NGP merger, whether before or after National Golf shareholders have approved it, in any of the following cases:


        -- by mutual written consent of the board of directors of National Golf and of New NGP;


        -- by National Golf or New NGP if the closing of the NGP merger does not occur by March 30, 2003, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement;

        -- by National Golf or New NGP (so long as the terminating party is not in material breach of any representation or covenant) if the other party has breached any of its covenants or representations so that the closing conditions cannot be met, and, if curable, the breach is not cured within 30 days following written notice to the breaching party or cannot be cured prior to the closing of the NGP merger;


        -- by New NGP or National Golf if there is a final, non-appealable government order preventing completion of the NGP merger or the NGOP merger, unless the terminating party is responsible for the failure to satisfy this condition;



        -- by New NGP if the National Golf board of directors withdraws, modifies or changes its recommendation of the NGP merger in a manner adverse to New NGP, or if the National Golf board of directors recommends to National Golf shareholders a competing transaction;


        -- by New NGP or National Golf if the National Golf shareholders do not approve the NGP merger; or

        -- by New NGP or National Golf, if the AGC purchase agreement has been terminated (unless, in the case of New NGP, the termination of the AGC purchase agreement was due to the failure of any affiliate of New NGP to fulfill its obligations under that agreement).


FEES AND EXPENSES IF MERGER IS NOT COMPLETED (PAGE 34)


    National Golf must pay New NGP a termination fee of $15 million, plus expense reimbursement up to a maximum of $10 million, in any of the following circumstances:


        -- New NGP terminates the merger agreement because the National Golf board of directors has withdrawn or modified its recommendation of the NGP merger in a manner adverse to New NGP, or the National Golf board of directors has recommended to the National Golf shareholders a competing transaction; or


        -- New NGP terminates the merger agreement because National Golf or NGOP has breached the merger agreement so that the closing conditions cannot be satisfied; or New NGP or National Golf terminates the merger agreement because the National Golf shareholders do not approve the merger agreement, in each case if

           - any person or group has acquired more than 50% of the outstanding common shares of National Golf prior to the shareholder meeting or

           - a business combination of National Golf (other than the acquisition of the AGC Companies as contemplated by the amended NGP-AGC reorganization agreement) is publicly proposed, announced or made to National Golf on or after the date of the merger agreement;

        and (in the case of termination because National Golf shareholders do not approve the merger agreement) the National Golf business combination is announced prior to the National Golf shareholder meeting and a superior transaction is consummated by National Golf within 12 months of the termination of the merger agreement.

    In addition, National Golf must reimburse New NGP for its out-of-pocket expenses incurred in connection with the NGP merger and the NGOP merger up to a maximum of $10 million if the merger agreement is terminated and National Golf consummates a business combination (other than the acquisition of the AGC Companies as contemplated by the amended NGP-AGC reorganization agreement) within a year of termination, unless National Golf terminates the merger agreement because:

        -- the closing of the NGP merger has not occurred by March 30, 2003 due to the fault of New NGP;


        -- New NGP has breached its representations and warranties or covenants so that the closing of the NGP merger cannot occur; or


        -- the AGC purchase agreement is terminated due to the fault of New NGP or its affiliates.

INTERESTS OF CERTAIN PERSONS IN THE NGP MERGER AND THE NGOP MERGER (PAGE 20)



     When the National Golf board of directors and the independent committee considered the NGP merger, the NGOP merger and the merger agreement, the National Golf board of directors and the independent committee were aware that certain of the officers and directors of National Golf have interests and arrangements that may be different from, or in addition to, your interests as National Golf shareholders.


 GENERAL

     At the completion of the NGP merger, each outstanding option to purchase shares of National Golf common stock, including those held by officers and directors, will become fully vested and exercisable, and each option will be canceled in exchange for a cash payment equal to the "spread" on the option multiplied by the number of shares subject to the option, less applicable withholding taxes. The "spread" equals the merger consideration minus the exercise price of the option.

     Also upon completion of the NGP merger, each restricted stock award will vest and all shares of restricted stock held by employees and directors of National Golf will be exchanged for a cash payment equal to the merger consideration, less applicable withholding taxes.


     Pursuant to employment agreements previously approved by the National Golf board of directors, certain of National Golf's executives will be entitled to receive a retention bonus in connection with the completion of the NGP merger and, if their employment is terminated under certain circumstances following the merger, these executives will be entitled to severance payments and continued welfare benefits. In addition, at a meeting on October 23, 2002, John C. Cushman III and Bruce Karatz, two of the members of the independent committee, determined to award Charles S. Paul, the Interim Chief Executive Officer and the third member of the independent committee, a bonus of $3.5 million in respect to his service as Interim Chief Executive Officer, to be paid by National Golf upon the consummation of the NGP merger and the NGOP merger.


     Under the merger agreement, New NGP and New NGOP will indemnify and provide insurance for directors and officers of National Golf, among others, after the NGP merger.

 INTERESTS OF DAVID G. PRICE


     In connection with New NGP and New NGOP entering into the merger agreement, New AGC, a company affiliated with the GS Funds and the Starwood Funds, entered into the AGC purchase agreement with American Golf, David G. Price, James M. Stanich, a director of National Golf, Edward R. Sause, a former director of National Golf, and certain of David G. Price's affiliates, pursuant to which New AGC will acquire all of the outstanding equity interests in the AGC Companies. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS." Completion of the transactions contemplated by the AGC purchase agreement is conditioned on the satisfaction or waiver of the conditions to the NGP and NGOP mergers and on the parties to the merger agreement being prepared to complete those mergers simultaneously with the completion of the AGC purchase agreement. In consideration for the equity interests of the AGC Companies, David G. Price, James M. Stanich, a director of National Golf, Edward R. Sause, a former director of National Golf, and the other holders of equity interests in the AGC Companies will receive in the aggregate $10,000 plus equity interests representing 2% of the equity of New NGP after the closing of the NGP merger and an option to acquire 2% of the equity of New AGC with an aggregate exercise price of 120% of the fair market value of such equity interest in New AGC after the closing of the acquisition of the AGC Companies.


     In connection with the AGC purchase agreement, New NGP has entered into a four-year consulting agreement with David G. Price, effective upon the completion of the acquisition of the AGC Companies, providing for compensation of $500,000 per year, and David G. Price has entered into a non-competition agreement with New AGC.


     Additionally, David G. Price, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI have entered into a collateral substitution agreement (referred to in this document as the "COLLATERAL SUBSTITUTION AGREEMENT"), pursuant to which GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to assist David G. Price in providing substitute collateral to American Golf's lenders, as he was required to do under American Golf's restructuring agreement with American Golf's lenders, in exchange for certain fees payable to GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI. Pursuant to the collateral substitution agreement, Mr. Price entered into a credit support agreement, dated as of November 8, 2002, with GS Capital Partners 2000, Whitehall 2001, Starwood Opportunity Fund VI and Masters Funding LLC, an affiliate of these entities, pursuant to which Masters Funding LLC loaned Mr. Price and his trust approximately $9.5 million, which Mr. Price used to satisfy his collateral substitution obligations to American Golf's lenders, and an additional amount representing a fee to be paid to Masters Funding LLC by Mr. Price. The interest-bearing loan is secured by a pledge of 2,743,004 NGOP common units, of which 2,148,074 NGOP common units are owned by Mr. Price's trust and 594,930 NGOP common units are owned by Dallas P. Price's trust. Dallas P. Price is the former wife of Mr. Price. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS."



     In addition, it is currently expected that upon the closing of the AGC purchase agreement, approximately $64 million of American Golf indebtedness for which David G. Price and his affiliates have provided limited guarantees will be repaid. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING." In addition, loans made by David G. Price and his related entities to the AGC Companies, and loans made by the AGC Companies to David G. Price and his related entities, will be cancelled without payment upon the closing of the AGC purchase agreement. The aggregate amount of these loans owed to David G. Price and his related entities exceeds the aggregate amount of these loans owed by David G. Price and his related entities to the AGC Companies by approximately $6 million.



     In connection with the merger agreement, on September 14, 2002 National Golf, NGOP, American Golf, New NGP and New NGOP entered into the ancillary NGOP agreement with David G. Price and Dallas P. Price. In the ancillary NGOP agreement, NGP, NGOP, New NGP and New NGOP agreed not to waive certain provisions of the merger agreement without the consent of David G. Price and Dallas P. Price, and National Golf and NGOP have agreed not to take certain actions with respect to property sales by NGOP. In addition, the parties agreed to treat the NGOP merger in a certain manner for tax purposes and agreed to a consistent approach to the tax treatment of rent owed to National Golf by American Golf. See "THE MERGER AGREEMENT -- ANCILLARY NGOP AGREEMENT" for a more complete description of the ancillary NGOP agreement.



     David G. Price will receive exactly the same per share consideration in the NGP merger in exchange for his shares of National Golf and the same per unit consideration for common units of NGOP in the NGOP merger as will the other shareholders of National Golf and common unit holders of NGOP, respectively.



VOTING AGREEMENT (PAGE 38)



     David G. Price, Dallas P. Price and their respective trusts have entered into a voting agreement with New NGP pursuant to which they have agreed to vote their shares of National Golf common stock and common units of NGOP in favor of the transactions contemplated by the merger agreement and against any competing transaction for a period of one year (other than the transactions contemplated by the amended NGP-AGC reorganization agreement). Certain of the shares of National Golf common stock and NGOP common units currently owned by David G. Price and Dallas P. Price and their trusts have been pledged to third parties, including an affiliate of GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI. See "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING" and "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS." In the event of a default under such pledge agreements or upon a foreclosure on the units and shares, such units and shares may no longer be subject to the voting agreement; however, the third parties have agreed to vote any foreclosed shares and units in favor of the transactions contemplated by the merger agreement (including the NGP merger and the NGOP merger). As of November 15, 2002, David G. Price, Dallas P. Price and their respective trusts owned 709,675 shares of National Golf common stock (representing approximately 5.4% of the outstanding shares) and approximately 81% of the outstanding common units of NGOP (other than those held by NGP). As of November 15, 2002, there were 20,534,039 NGOP common units outstanding, of which 13,120,648 common units were held by National Golf.

SUPPORT AGREEMENTS (PAGE 39)



     In connection with the merger agreement, certain holders of NGOP common units (representing approximately 19% of the NGOP common units outstanding (other than those held by NGP)) entered into support agreements in which they consented to the NGOP merger and agreed to take all actions reasonably necessary or desirable to consummate the transactions contemplated by the merger agreement, including agreeing not to sell or transfer their NGOP common units or grant any proxy with respect to their common units that would be inconsistent with the support agreements.



     In addition, the holders of NGOP Series A and Series B preferred units signed a consent agreement in which they consented to the NGOP merger and agreed to take all actions reasonably necessary to consummate the transactions contemplated by the merger agreement. The holders of these preferred units have agreed that the preferred units will remain outstanding on revised terms after the completion of the NGP and NGOP mergers. At the closing of the NGP and NGOP mergers, the holders of these preferred units have agreed to purchase a number of membership interests of New NGP, purchase a number of membership interests of New AGC, and provide a loan to New AGC, on terms and conditions negotiated between these holders and New NGP. It is expected that the contributions and loans of the unit holders will be made through the exchange of, and/or reinvestment of proceeds payable upon redemption of, a portion of their preferred units.



QUESTIONS



     If you require assistance in changing or revoking a proxy, or if you have any other questions about the NGP merger, please contact:


                                (MACKENZIE LOGO)

                               105 Madison Avenue


                            New York, New York 10016


                         (212) 929-5500 (Call Collect)


                        (800) 322-2885 (Call Toll-Free)


                      E-mail: proxy@mackenziepartners.com

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
THE COMPANIES...............................................    1
  National Golf Properties, Inc. and National Golf Operating
     Partnership, L.P. .....................................    1
  New NGP and New NGOP......................................    1
  The GS Funds and the Starwoods Funds......................    1

THE ANNUAL MEETING..........................................    2
  General...................................................    2
  Record Date and Voting....................................    2
  How You Can Vote..........................................    3
  How You May Revoke or Change Your Vote....................    3
  Adjournments..............................................    4

THE NGP MERGER..............................................    4
  Background of the NGP Merger..............................    4
  National Golf's Reasons for the Merger -- Recommendation
     of the National Golf Board.............................   10
  Unaudited Financial Projections...........................   12
  Opinion of Lazard.........................................   13
  Material U.S. Federal Income Tax Consequences.............   17
  Governmental and Regulatory Clearances....................   19
  Merger Financing; Source and Amounts of Financing.........   19
  Interests of Certain Persons in the NGP Merger............   20

THE MERGER AGREEMENT........................................   23
  Structure and Effective Time..............................   23
  Merger Consideration......................................   23
  The NGOP Merger...........................................   24
  Payment Procedures........................................   24
  Treatment of National Golf Stock-Based Rights.............   24
  Directors and Officers....................................   24
  Representations and Warranties............................   24
  Covenants; Conduct of the Business of National Golf Prior
     to the Merger..........................................   26
  Lease Consents............................................   27
  No Solicitation...........................................   27
  Employee Benefits Matters.................................   29
  Indemnification and Insurance.............................   29
  Agreement To Use Reasonable Best Efforts..................   30
  Financing.................................................   30
  Environmental Investigations..............................   30
  The GS Capital Partners 2000, Whitehall 2001 and Starwood
     Opportunity Fund VI Guarantee..........................   31
  National Golf Board Recommendation........................   31
  Conditions to the Consummation of the Transaction.........   31
  Important Definition......................................   33
  Termination of the Merger Agreement.......................   33
  Termination Fees and Expenses If the Merger Is Not
     Completed..............................................   34
  Ancillary NGOP Agreement..................................   36

AMERICAN GOLF TRANSACTIONS..................................   36
  Agreements with Affiliates of the GS Funds and Affiliates
     of the Starwood Funds..................................   36
  Agreement with National Golf and NGOP.....................   38

                                                              PAGE
                                                              ----
THE VOTING AGREEMENT........................................   38

THE SUPPORT AGREEMENTS......................................   39

SHAREHOLDER LITIGATION......................................   39

ELECTION OF DIRECTORS.......................................   40
  Nominees for Director.....................................   40
  Directors Continuing in Office............................   41
  Board of Directors Meetings, Committees and
     Compensation...........................................   41
  Compensation Committee Interlocks and Insider
     Participation..........................................   43
  Required Vote for Approval and Recommendation of the Board
     of Directors...........................................   43
  Audit Committee Report....................................   44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   45

EXECUTIVE COMPENSATION......................................   48
  Executive Officers........................................   48
  Summary Compensation Table................................   48
  Option Grants During Fiscal Year Ended December 31,
     2001...................................................   49
  Aggregated Option Exercises and Fiscal Year-End Option
     Value Table............................................   50
  Long-Term Incentive Plans -- Awards Made in Last Fiscal
     Year...................................................   50
  Employment Arrangements...................................   51
  Board Of Directors Compensation Committee Report On
     Executive Compensation.................................   52
  Stock Performance Graph...................................   54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   54
  American Golf/Golf Enterprises Leases.....................   54
  American Golf/National Golf Reorganization Agreement......   55
  Employment and Consulting Arrangements....................   56
  American Golf Debt Restructuring..........................   56
  Other Transactions and Relationships......................   57

MARKET PRICE OF NATIONAL GOLF COMMON STOCK AND DIVIDEND
  INFORMATION...............................................   58

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP..................   59
  Required Vote for Ratification of PricewaterhouseCoopers
     LLP....................................................   59

FORWARD-LOOKING STATEMENTS..................................   59

WHAT IS THE DEADLINE FOR SUBMITTING FUTURE SHAREHOLDER
  PROPOSALS?................................................   60

WHERE YOU CAN FIND MORE INFORMATION.........................   60

CERTAIN PROXY STATEMENT INFORMATION.........................   61

APPENDICES
Appendix A -- Agreement and Plan of Merger..................  A-1
Appendix B -- Guarantee by GS Capital Partners 2000,
              Whitehall 2001 and Starwood Opportunity Fund
              VI............................................  B-1
Appendix C -- Opinion of Lazard Freres & Co. LLC............  C-1

                                 THE COMPANIES

NATIONAL GOLF PROPERTIES, INC. AND NATIONAL GOLF OPERATING PARTNERSHIP, L.P.

     National Golf and NGOP maintain their principal executive offices at 2951 28th Street, Suite 3001, Santa Monica, California 90405, telephone: (310) 664-4100.


     National Golf is a publicly traded real estate investment trust (specializing in the ownership of golf course properties). Its portfolio consists of 116 golf courses at 104 facilities geographically diversified among 22 states, all of which are owned by NGOP. National Golf owns approximately 64% of the outstanding NGOP common units.


NEW NGP AND NEW NGOP


     NGP LLC (referred to in this document as "NEW NGP") and New NGOP LLC (referred to in this document as "NEW NGOP") are Delaware limited liability companies. Both New NGP and New NGOP were formed by the GS Funds and the Starwood Funds in September 2002 solely for the purpose of merging with National Golf and NGOP, respectively. New NGOP is a direct wholly owned subsidiary of New NGP. The mailing address of their principal executive offices are NGP LLC, c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; telephone (212) 902-1000 and New NGOP LLC c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004; telephone (212) 902-1000.



THE GS FUNDS AND THE STARWOOD FUNDS


  INFORMATION ABOUT THE GS FUNDS

     GS Capital Partners 2000 and its related private equity funds are the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments. The GS Capital Partners 2000 family of funds was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors. Whitehall 2001 and its related private equity funds are the current primary investment vehicle of Goldman Sachs for making privately negotiated real estate investments. The Whitehall 2001 family of funds was formed in early 2001 with total committed capital of $2.5 billion, $550 million of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

     Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.


  INFORMATION ABOUT THE STARWOOD FUNDS



     The Starwood Funds are affiliates of Starwood Capital Group Global, LLC. Since inception in 1991, Starwood Capital Group Global, LLC and its affiliates have raised over $2.5 billion of private and institutional capital for transactions representing over $7.5 billion worth of real estate and related assets. Starwood Capital and its affiliates have specialized in building business enterprises around core real estate portfolios, including three of the nation's premier publicly held real estate companies: the 1995 recapitalization, reorganization and expansion of a troubled real estate investment trust to become what is today Starwood Hotels & Resorts Worldwide, Inc., a leading global owner/operator of hotels, with ownership of brands such as Sheraton, Westin, The St. Regis Luxury Collection and "W"; contributing a substantial mezzanine debt portfolio to create what is today iStar Financial, Inc., the nation's leading publicly-owned finance company focused exclusively on commercial real estate; and, at its formation, providing significant equity capitalization in the form of several thousand multifamily residential units contributed to Equity Residential Properties Trust, one of the nation's leading multifamily apartment owners.

                               THE ANNUAL MEETING

GENERAL


     This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the National Golf board of directors for use at an annual meeting to be held on Wednesday, December 18, 2002, starting at 10 a.m., local time, at 2951 28th Street, Santa Monica, California. The purpose of the annual meeting is for National Golf's shareholders to consider and vote upon the following:


     - A proposal to approve the merger agreement and the NGP merger;

     - The election of two directors to serve on the board of directors of National Golf until the annual meeting of shareholders in the year 2005 and until their successors are duly elected and qualified; and

     - The ratification of PricewaterhouseCoopers LLP as independent public accountants for National Golf and its subsidiaries for the fiscal year 2002.


     A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to National Golf's shareholders on or about November 20, 2002.


RECORD DATE AND VOTING


     The holders of record of National Golf common stock as of the close of business on the record date, which is November 15, 2002, are entitled to receive notice of, and to vote at, the annual meeting. On the record date, there were 13,120,648 shares of National Golf common stock outstanding, with each share entitled to one vote. From September 14, 2002, the date of the merger agreement, through the record date, no NGOP common units were exchanged for shares of National Golf common stock.



     The holders of a majority of the outstanding shares of National Golf common stock on November 15, 2002, represented in person or by proxy, will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the annual meeting. In the event that a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when, under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.



     The approval of the merger agreement and the NGP merger requires the affirmative vote of the holders of at least two-thirds of the shares of National Golf common stock outstanding on November 15, 2002. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. Shares which are present but not voted, either by abstention or non-vote (including broker non-votes) will be counted for purposes of establishing a quorum but will not be counted to determine whether the merger agreement is approved. You should note that, under Maryland law, holders of shares of National Golf common stock are not entitled to dissenters' rights in connection with the NGP merger.



     The affirmative vote of holders of a plurality of the shares voting is required to elect directors to the National Golf board of directors. The two nominees for director receiving the highest number of votes will be elected to our board of directors. Shares represented by proxies that reflect abstentions or broker non-votes will have no effect on the outcome of the vote to elect the two new directors. National Golf shareholders are not permitted to cumulate their shares of common stock for the purpose of electing directors or otherwise.



     The affirmative vote of the majority of shares of National Golf common stock present in person or by proxy and entitled to vote at the annual meeting is required to ratify PricewaterhouseCoopers LLP as independent public accountants for 2002.

HOW YOU CAN VOTE


     Each share of National Golf common stock outstanding on November 15, 2002 is entitled to vote at the annual meeting. Approval of the NGP merger requires the affirmative vote of at least two-thirds of the outstanding shares of National Golf common stock. Because the vote is based on the number of shares of National Golf common stock outstanding rather than on the number of votes cast, failure to vote your shares of National Golf common stock is effectively a vote against approval of the NGP merger and the merger agreement. You may vote your shares of National Golf common stock in any of four ways:


     - Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.


     - Voting by Telephone. You can vote your shares of National Golf common stock by telephone proxy by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.



     - Voting by Internet. You can vote your shares of National Golf common stock via the Internet. The web site for Internet voting is on your proxy card, and voting is also available 24 hours a day.



     - Voting in Person. You can also vote your shares of National Golf common stock by appearing and voting in person at the annual meeting.


     If you vote by telephone or via the Internet you should NOT return your proxy card. Instructions on how to vote by telephone or via the Internet are located on the proxy card attached to this proxy statement.


     As of the record date, the directors and executive officers of National Golf owned, in the aggregate, 634,088 outstanding shares of National Golf common stock, or collectively approximately 4.8% of the outstanding shares of National Golf common stock on that date.



     National Golf shareholders should be aware that David G. Price, Dallas P. Price and their respective trusts have entered into a voting agreement with New NGP pursuant to which they have agreed to vote their shares of National Golf common stock and common units of NGOP in favor of the transactions contemplated by the merger agreement and against any competing transaction for a period of one year (other than the transactions contemplated by the amended NGP-AGC reorganization agreement). Certain of the shares of National Golf common stock and NGOP common units currently owned by David G. Price and Dallas P. Price and their trusts have been pledged to third parties, including an affiliate of GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI. In the event of a default under such pledge agreements or upon a foreclosure of the units and shares, such units and shares may no longer be subject to the voting agreement. See "THE VOTING AGREEMENT." As of October 8, 2002, David G. Price, Dallas P. Price and their respective trusts owned 709,675 shares of National Golf common stock (representing approximately 5.4% of the outstanding shares) and approximately 81% of the outstanding common units of NGOP (other than those held by NGP).


HOW YOU MAY REVOKE OR CHANGE YOUR VOTE


     If you vote your shares of National Golf common stock by submitting a proxy, your shares will be voted at the annual meeting as you indicated on your proxy card, telephone proxy or Internet proxy. If no instructions are indicated on your signed proxy card, all of your shares of National Golf common stock will be voted FOR the approval of the NGP merger and the merger agreement, FOR the election of John C. Cushman, III and Charles S. Paul as directors and FOR the ratification of PricewaterhouseCoopers LLP as independent public accountants for National Golf and its subsidiaries for the fiscal year 2002.


     You can revoke your proxy at any time before it is voted at the annual meeting by:

     - giving written notice of revocation to the Secretary of National Golf;

     - submitting another proper proxy by telephone, Internet or on another written proxy; or

     - attending the annual meeting and voting by paper ballot in person.

If your shares of National Golf common stock are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.



     National Golf will pay the costs of soliciting proxies for the annual meeting. Officers, directors and employees of National Golf may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. National Golf also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. MacKenzie Partners, Inc. has been retained by National Golf to assist it in the solicitation of proxies, using the means described above, and will receive fees of up to $12,500, plus reimbursement of out-of-pocket expenses.


ADJOURNMENTS


     Although it is not expected, the annual meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies to a date not later than 90 days after the date of the annual meeting. However, you should note that the annual meeting could be successively adjourned to a specified date not longer than 90 days after such adjournment. If the annual meeting is adjourned for the purpose of soliciting additional proxies, National Golf shareholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.


                                 THE NGP MERGER


BACKGROUND OF THE NGP MERGER



     In its Form 10-Q for the quarterly period ended June 30, 2001, National Golf reported that American Golf, its primary lessee, failed to achieve a fixed charge coverage ratio for that quarterly period which was required to be maintained by National Golf's credit facility with a group of lenders led by BankOne, N.A. (referred to in this document as the "BANKONE CREDIT FACILITY"). The BankOne credit facility also required that American Golf be in compliance with its debt instruments, which American Golf failed to achieve for the quarter ended June 30, 2001 due to defaults under two of its debt instruments, its credit agreement with Bank of America (referred to in this document as the "BOFA CREDIT AGREEMENT") and its note agreement with certain lenders. Accordingly, American Golf's failure to achieve this fixed charge coverage ratio and non-compliance with its debt instruments caused National Golf to not be in compliance under the BankOne credit facility. On August 14, 2001, National Golf received a waiver of this non-compliance for the quarter ended June 30, 2001. American Golf was also not in compliance with the fixed charge coverage ratio specified in the BankOne credit facility and its debt instruments for the quarter ended September 30, 2001, causing National Golf to not be in compliance with the BankOne credit facility for that quarter.


     On October 2, 2001, the board of directors of National Golf met to discuss the financial performance and cash flow of American Golf and also to discuss National Golf's financial performance, current economic conditions and golf industry environment and its long-term objectives and alternatives.

     In early November, American Golf notified National Golf that it might be unable to fully satisfy its rental obligations to National Golf in the near term as the off-season winter months began. National Golf began discussions with American Golf over the timing and payment of its rental obligations that would become due during the next several months and began evaluating restructuring alternatives.

     At a meeting on November 9, 2001, the board of directors of National Golf discussed American Golf's financial performance and the restructuring alternatives being evaluated by National Golf and reviewed the terms of National Golf's leases with American Golf. The board authorized National Golf to retain financial and legal advisors to assist in the evaluation of restructuring alternatives.

     At a meeting of the National Golf board of directors on November 13, 2001, National Golf's legal advisor reviewed with the directors the process National Golf could undertake in reviewing restructuring alternatives.

     At a meeting of the board of directors of National Golf on November 19, 2001, the directors discussed the liquidity issues facing American Golf and the effect of those liquidity issues on National Golf. At the conclusion of the meeting, the board authorized National Golf to continue to work with its financial and legal advisors regarding restructuring alternatives.

     At a December 13 board meeting, the directors authorized the independent committee to review and consider the restructuring alternatives under consideration by the board of directors and to engage its own legal and financial advisors. The board of directors appointed Mr. Paul interim chief executive officer of National Golf.


     On or about December 20, 2001, the independent committee retained Lazard Freres & Co. LLC as its investment banker and Wachtell, Lipton, Rosen & Katz as its legal advisor in connection with National Golf's evaluation of restructuring alternatives.



     During the remainder of 2001 and throughout January 2002, Lazard undertook an analysis of the restructuring alternatives available to National Golf. Over this period, Lazard conducted due diligence sessions with senior management of National Golf and American Golf. During the same period, National Golf and Wachtell, Lipton engaged in discussions with the lenders under the BankOne credit facility regarding the default caused by American Golf's failure to comply with the specified fixed charge coverage ratio and to be in compliance with its debt instruments, and negotiated terms of a forbearance agreement relating to this default.



     At a meeting of the independent committee on January 25, 2002, Lazard discussed its preliminary analysis of the financial condition of National Golf and American Golf and potential restructuring alternatives, including the assumptions underlying its analysis and areas in which further due diligence was required. The independent committee determined that it would meet with David G. Price, the Chairman of both National Golf and American Golf, to discuss a potential business combination between National Golf and American Golf, as a means to be better positioned to achieve a coordinated resolution of issues relating to National Golf's and American Golf's outstanding debt (a significant portion of which was scheduled to mature in March 2002) and to attract a third-party equity investor. Lazard also told the independent committee that a number of investors had expressed a potential interest in making an equity investment in National Golf and American Golf in connection with restructuring of the companies.


     A meeting of the board of directors of National Golf followed the independent committee meeting on January 25. The board of directors approved National Golf entering into the proposed forbearance agreement with the lenders under the BankOne credit facility. The board also approved suspension of National Golf's dividend payment on shares of its common stock and determined that it would review the suspension of dividends on a quarter-by-quarter basis.

     The members of the independent committee met with David Price the week of January 28 to discuss a business combination between National Golf and American Golf and certain affiliated companies. Discussions between Lazard and Bank of America Securities, American Golf's financial advisor, followed. Later that week, the parties agreed that National Golf would acquire American Golf and certain affiliated entities controlled by David Price if the parties could negotiate agreeable terms. The parties negotiated the terms of a proposed letter of intent regarding this transaction over the next week.


     On February 8, National Golf entered into the forbearance agreement with the lenders under the BankOne credit facility (referred to in this document as the "FEBRUARY 8 FORBEARANCE AGREEMENT"), to be in effect through March 29, 2002. National Golf also announced that NGOP suspended dividends to its common and preferred equity holders.


     On February 12, National Golf executed a letter of intent to enter into a business combination with the AGC Companies. As part of the proposed transaction, National Golf announced that it would pursue a significant new equity investment in the combined company in a process managed by the independent committee.

     On February 15, the first of several lawsuits relating to the proposed business combination was filed.

     Following execution of the letter of intent, National Golf, American Golf and their advisors negotiated the NGP-AGC reorganization agreement and conducted due diligence over the next several weeks. On or about March 8, American Golf entered into a forbearance agreement with Bank of America relating to the BofA credit agreement.

     Throughout this period, Lazard contacted, and was contacted by, investors expressing interest in making an investment of debt and/or equity in the combined company, and beginning on February 20, confidentiality agreements were distributed to interested investors. Forty-two confidentiality agreements were eventually signed. On March 8, Lazard distributed preliminary diligence materials to potential investors who had entered into a confidentiality agreement with National Golf. Senior management of National Golf and Lazard conducted preliminary meetings with potential financing sources during the weeks of March 11 and March 18.

     On March 13, National Golf, Lazard and Wachtell, Lipton met with the lenders under the BankOne credit facility to update the lenders with respect to the proposed business combination with American Golf, the status of process of raising equity and/or debt financing for the combined company, and the proposed terms of an amendment and extension of the February 8 forbearance agreement, which was scheduled to expire on March 29. Negotiations regarding this amendment and extension of forbearance agreement continued over the next two weeks.

     On March 21, PricewaterhouseCoopers LLP, accountants to both National Golf and American Golf, informed National Golf that its audit opinion letters to each of National Golf and American Golf for the year ended December 31, 2001 would state that American Golf's operating results, debt covenant violations and liquidity difficulties raised substantial doubt about each company's ability to continue as a going concern. In addition, PricewaterhouseCoopers LLP and National Golf discussed the fact that National Golf would recognize an impairment loss of $28 million and that American Golf would recognize an impairment loss of $16 million for the year ended December 31, 2001. Further, PricewaterhouseCoopers LLP informed National Golf that American Golf would restate its financial statements for 2000 and 1999 to recognize certain minimum scheduled rent increases on a straight-line basis over the terms of certain leases, which would reduce net income by $2.4 million and $3.0 million in 2000 and 1999, respectively, and reduce the ending balance in retained earnings by $16.4 million and $14.0 million in 2000 and 1999, respectively.

     On March 26, 2002, the independent committee met to discuss the proposed NGP-AGC reorganization agreement and the status of negotiations with the lenders under the BankOne credit facility. In addition, members of the management of National Golf reviewed with the independent committee the accounting matters that PricewaterhouseCoopers LLP had discussed with National Golf on March 21, including the going concern qualification in PricewaterhouseCoopers' audit opinion letter and the prospective restatement of American Golf's financial statements. Representatives of Lazard reviewed with the independent committee the status of the process of raising private debt and/or equity financing for the combined company following consummation of the proposed business combination with the AGC Companies. The independent committee agreed to reconvene on March 29.

     At the March 29 meeting, the independent committee approved the NGP-AGC reorganization agreement and recommended that the board of directors of National Golf approve and adopt the NGP-AGC reorganization agreement. In addition, the independent committee recommended that the board of directors approve an amendment and extension of the February 8 Forbearance Agreement (referred to in this document as the "MARCH 29 FORBEARANCE AGREEMENT"), which extended the term of the February 8 forbearance agreement until April 30, 2002 and extended the maturity of the revolver portion of the BankOne credit facility from March 29, 2002 until April 30, 2002.


     Immediately after the conclusion of the independent committee meeting, the board of directors of National Golf convened. By the unanimous vote of the directors present (other than Mr. Stanich, who abstained from voting on all matters), the board approved the NGP-AGC reorganization agreement and the March 29 forbearance agreement. Immediately after the meeting, the NGP-AGC reorganization agreement was executed. Later that day, the March 29 forbearance agreement was executed.

     On the morning of April 1, National Golf and American Golf issued a joint press release announcing the execution of the NGP-AGC reorganization agreement. On April 5, Lazard received a proposal from a potential investor with respect to the recapitalization of National Golf. The proposal did not include any financial terms.

     On April 30, National Golf and the lenders under the BankOne credit facility entered into an amendment and extension of the March 29 forbearance agreement (referred to in this document as the "APRIL 30 FORBEARANCE AGREEMENT"), which extended the term of the March 29 forbearance agreement until May 15, 2002 and extended the maturity of the revolver portion of the BankOne credit facility from April 30, 2002 until May 15, 2002. On May 15, National Golf and the lenders entered into an amendment and extension of the April 30 forbearance agreement (referred to in this document as the "MAY 15 FORBEARANCE AGREEMENT"), which extended the term of the April 30 forbearance agreement until May 30, 2002 and extended the maturity of the revolver portion of the BankOne credit facility from May 15, 2002 until May 30, 2002.

     Throughout April and into May, Lazard continued discussions with potential investors of debt and/or equity financing in "Newco," the company to be formed pursuant to the NGP-AGC reorganization agreement, and management of National Golf and American Golf participated in meetings with several potential investors. Lazard continued to provide interested parties additional diligence materials. On May 3, Lazard sent to interested investors a request for initial, non-binding expressions of interest regarding an investment in the combined company. On May 21, Lazard received expressions of interest from 12 potential investors and investor groups. By this time, Lazard had been in contact with more than 50 potential sources of debt and/or equity financing regarding a potential transaction with Newco.

     All of the expressions of interest proposed an equity investment in Newco and certain of the expressions of interest proposed a purchase of all of the equity interests in National Golf and American Golf. Lazard conducted discussions with the potential investors, during and after which additional potential investors expressed an interest in purchasing all of the equity interests of National Golf and American Golf. Each of the GS Funds and the Starwood Funds separately expressed interest in a cash acquisition of National Golf and American Golf.

     On May 29, the independent committee met with representatives of Lazard and Wachtell, Lipton to discuss the expressions of interest submitted by potential investors. The independent committee discussed with Lazard and Wachtell, Lipton the alternative of continuing to pursue an equity investment in Newco as compared to an acquisition of National Golf and the AGC Companies. The directors authorized Lazard to continue discussions with the four potential investors who expressed an interest in acquiring all of the outstanding common stock of National Golf, including the GS Funds and the Starwood Funds. Through the date of execution of the merger agreement, Mr. Paul updated the other independent directors periodically with respect to the status of the discussions with the potential acquirors.

     Also at the May 29 meeting, representatives of Wachtell, Lipton reviewed with the independent committee the status of negotiations with National Golf's lenders and outlined the proposed terms of a long-term forbearance agreement with these lenders.


     Following the meeting, representatives of Lazard contacted all of the investors who had submitted expressions of interest and conveyed to them the independent committee's decision. The four potential investors that expressed an interest in acquiring all of the outstanding equity interests of National Golf and American Golf began further legal, financial and accounting due diligence. During the week of June 27, the management of National Golf and American Golf made presentations to each of the four potential acquirors. Following these meetings, Lazard circulated additional confidential information to these potential acquirors. The due diligence process continued throughout June and July.



     The board of directors of National Golf met on June 3. At this meeting, the board approved the proposed amendment and extension of credit agreement (referred to in this document as the "EXTENSION AGREEMENT") with certain of the lenders under the BankOne credit facility. Pursuant to the extension agreement, the maturity of the credit facility would be extended to March 31, 2003 and the lenders would waive the existing defaults and all potential future events of default other than specified "major defaults." Also at this meeting, the board approved the proposed note purchase override agreement (referred to in this document as the "OVERRIDE AGREEMENT") with the holders of its private placement notes. Pursuant to the override agreement, the maturity of the notes would be changed to March 31, 2003 and the holders of the private placement notes would waive all potential future events of default other than specified "major defaults." Under both the extension agreement and the override agreement, NGOP agreed to grant the lenders and noteholders mortgages on its owned properties.


     On July 12, Lazard requested that each of the four potential acquirors submit a final and definitive offer to acquire National Golf and the AGC Companies. Between July 12 and July 24, representatives of Lazard and Wachtell, Lipton had discussions with representatives of the potential acquirors regarding the proposed structure and terms of the transactions. The potential acquirors continued their legal, financial and accounting due diligence throughout this period. Before July 24, the GS Funds and the Starwood Funds informed Lazard that they intended to make a joint bid.

     On July 22, American Golf entered into a restructuring agreement with Bank of America and the holders of its private placement notes, which, among other things, changed the maturity of this debt to March 30, 2003. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING."

     During the week of July 24, one of the potential acquirors indicated to Lazard that it was prepared to bid, but at a price that was at the low end of a range previously indicated to Lazard. Also during the week of July 24, a potential acquiror called Lazard to indicate that it was prepared to submit a bid, but preferred to wait until its bidding partner was prepared to submit a bid, which could possibly be at a higher price.


     On July 24, Lazard received an offer letter from the GS Funds and the Starwood Funds, along with comments to the proposed merger agreement and to the proposed AGC purchase agreement that had been previously distributed to the potential acquirors. This offer contemplated that National Golf and the AGC Companies would be acquired in separate transactions. The offer also contemplated that the preferred limited partnership interests in NGOP (referred to in this document as the "NGOP PREFERRED UNITS") would remain outstanding following the acquisition of National Golf. In connection with the offer, the GS Funds and the Starwood Funds requested that National Golf enter into an exclusivity agreement pursuant to which it would not engage in discussions with any potential investors other than the GS Funds and the Starwood Funds regarding an acquisition of or equity investment in National Golf or American Golf. National Golf declined to enter into such an agreement at that time. National Golf, Lazard and Wachtell, Lipton communicated to the representatives of the GS Funds and the Starwood Funds that given National Golf's financial position, certainty of closing was a top priority of the independent committee, and that the offer from the GS Funds and the Starwood Funds was too conditional. The parties negotiated to reduce the conditionality of the offer over the next several weeks.


     During the last week of July, representatives of National Golf, Lazard and Wachtell, Lipton met in person and telephonically with representatives of the GS Funds and the Starwood Funds on a number of occasions to discuss their offer.

     On July 31, Lazard received an offer from another potential acquiror that was not fully financed. The potential acquiror informed Lazard that it was working with its partner to develop a fully financed bid.

     Discussions with the GS Funds and the Starwood Funds continued for the rest of the week of July 29 and August 5 and both legal and financial due diligence continued throughout this period. On several occasions, the GS Funds and the Starwood Funds requested that National Golf enter into an exclusivity agreement, and National Golf continued to decline to do so. On August 2, the GS Funds and the Starwood Funds sent to Lazard and Wachtell, Lipton a term sheet outlining their proposal to the holders of preferred units of NGOP (which the GS Funds and the Starwood Funds proposed remain outstanding after the completion of the NGP and NGOP mergers), as well as a term sheet outlining their proposal to stockholders of American Golf with respect to the consideration they were to receive in the acquisition of American Golf. On August 5, representatives of Lazard met with the holders of the NGOP preferred units to discuss the term sheet proposed by the GS Funds and the Starwood Funds. Discussions with these holders continued over the next two weeks.

     On August 6, representatives of Lazard discussed with the other potential acquiror that had submitted the July 31 offer the potential acquiror's continued interest in acquiring National Golf and American Golf. The potential acquiror indicated that it believed it could obtain the necessary financing and wanted to proceed with its bid. The other potential acquiror and its advisors and the independent committee and its advisors continued discussions throughout the week and weekend of August 10 regarding a fully financed offer.


     Representatives of National Golf, Lazard, Wachtell, Lipton and the other potential acquiror met telephonically on August 11 to discuss the potential acquiror's pending due diligence requirements, which the potential acquiror estimated would require approximately four weeks to complete. Lazard and Wachtell, Lipton indicated to the potential acquiror that a four week due diligence period could put the potential acquiror at a substantial timing disadvantage relative to the bid of the GS Funds and the Starwood Funds (without identifying the GS Funds and the Starwood Funds by name).


     On August 14, representatives of the GS Funds, the Starwood Funds, National Golf, Wachtell, Lipton and Lazard met with David G. Price and Latham & Watkins, counsel to David G. Price and American Golf, to discuss the proposed terms of the AGC purchase agreement. The parties continued their discussions over the next several days.

     On August 15, the other potential acquiror expressed an interest in completing its remaining due diligence on an accelerated basis. Over the next several days, representatives of National Golf, Lazard and Wachtell, Lipton worked with the potential acquiror and its advisors to address the due diligence items. The potential acquiror continued its due diligence through August 20. The potential acquiror indicated that its financing source would meet on August 21 and it would be in a position thereafter to indicate whether its bid was fully financed. Lazard invited the potential acquiror to submit a non-conditional bid on an expedited basis.

     On August 20, representatives of the GS Funds, the Starwood Funds, National Golf and their legal and financial advisors met telephonically to discuss outstanding issues on the merger agreement and the GS Funds' and the Starwood Funds' demand that National Golf enter into an exclusivity agreement. National Golf stated that it would only consider entering into an exclusivity agreement that permitted it to terminate exclusive discussions after August 26 upon one business day's notice (and upon one calendar day's notice in the event that the GS Funds and the Starwood Funds failed to confirm, after receiving a request from National Golf to do so, that they were continuing to pursue in good faith the acquisition of National Golf and American Golf on the proposed terms). They also discussed the term sheet that the GS Funds and the Starwood Funds planned to give to the holder of the preferred units of NGOP, with respect to terms on which the preferred units of NGOP would remain outstanding following the acquisition of National Golf by the GS Funds and the Starwood Funds, and the proposed terms of the AGC purchase agreement.

     On August 21, because the exclusivity agreement agreed to by the GS Funds and the Starwood Funds permitted National Golf to terminate exclusive discussions on short notice (as described in the previous paragraph), and because the other potential acquiror had yet to submit a non-conditional bid, in order to retain the interest of the GS Funds and the Starwood Funds, National Golf entered into an exclusivity agreement that set forth the price and other terms proposed by the GS Funds and the Starwood Funds. Pursuant to the agreement, National Golf could not engage in discussions with any potential investors other than the GS Funds and the Starwood Funds regarding an acquisition of or equity investment in National Golf or American Golf.

     Over the next several weeks, the GS Funds and the Starwood Funds continued discussions with the holder of the NGOP preferred units. Representatives of the GS Funds, the Starwood Funds, National Golf and American Golf continued to negotiate the terms of the NGP merger agreement, the AGC purchase agreement and related documents. Representatives of National Golf and American Golf also negotiated the terms of the amended NGP-AGC reorganization agreement.

     On September 11, 2002, the independent committee met to discuss the proposed merger agreement, the AGC purchase agreement and the amended NGP-AGC reorganization agreement that the parties had negotiated. At this meeting, Mr. Paul updated the independent committee on the status of the negotiations with the GS Funds and the Starwood Funds. Representatives of Lazard then reviewed with the independent committee the events leading up to the proposed merger agreement. Management of National Golf and Lazard also reviewed with the independent committee historical and projected financial information of National Golf and the AGC Companies. Representatives of Wachtell, Lipton reviewed with the independent committee the proposed terms of the merger agreement, the amended NGP-AGC reorganization agreement and the related agreements, and also reviewed with the directors their legal duties in considering the agreements. The independent committee agreed to meet again on September 13, 2002 to continue this discussion.



     At the September 13 meeting, Mr. Paul updated the other members of the independent committee with respect to the status of the discussions with the GS Funds and the Starwood Funds. Lazard reviewed with the independent committee its financial analysis of the NGP merger, which is described under "-- OPINION OF LAZARD" below. Lazard delivered to the independent committee its oral opinion, subsequently confirmed in writing, that based on and subject to the matters, assumptions and limitations stated in that opinion, the consideration to be received by holders of National Golf common stock (other than David G. Price, Dallas P. Price and their respective affiliates) in the NGP merger pursuant to the merger agreement was fair from a financial point of view to such holders. At the conclusion of the meeting, the independent committee approved the merger agreement and the amended NGP-AGC reorganization agreement and recommended that the board of directors of National Golf approve and adopt the merger agreement and the amended NGP-AGC reorganization agreement.



     Immediately after the conclusion of the independent committee meeting, the board of directors of National Golf convened. By the unanimous vote of the directors present (other than Mr. Stanich, who abstained from voting on all matters), the board approved the merger agreement and the amended NGP-AGC reorganization agreement.



     The parties executed the merger agreement, the amended NGP-AGC reorganization agreement and the AGC purchase agreement as of September 14. On September 16, National Golf, American Golf, the GS Funds and the Starwood Funds issued a press release announcing the transactions.


NATIONAL GOLF'S REASONS FOR THE MERGER -- RECOMMENDATION OF THE NATIONAL GOLF BOARD


     At a special independent committee meeting on September 13, 2002, the independent committee unanimously recommended that the National Golf board of directors approve and declare advisable the merger agreement and the NGP merger on the terms set forth in the merger agreement. At a special board of directors meeting immediately following the independent committee meeting, all of the directors voted in favor of a resolution approving and declaring advisable the merger agreement and the NGP merger on the terms set forth in the merger agreement with the exception of James M. Stanich, who abstained.



  ACCORDINGLY, THE NATIONAL GOLF BOARD OF DIRECTORS RECOMMENDS THAT NATIONAL GOLF SHAREHOLDERS VOTE FOR APPROVAL OF THE NGP MERGER AND THE MERGER AGREEMENT AT THE ANNUAL MEETING.



     In connection with their evaluation of the NGP merger and the merger agreement, the National Golf board of directors and the independent committee considered the following material factors:



     - the National Golf board's familiarity with, and presentations by National Golf's management and the independent committee's financial advisor regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of National Golf and the AGC Companies (as well as the risks involved in achieving those prospects), and the current environment for the golf industry and current industry, economic and market conditions, both on a historical and on a prospective basis;


     - Mr. Price's controlling interest in American Golf, National Golf's primary tenant, and position as a director and shareholder of National Golf and a unitholder of NGOP, as well as agreements entered into by David G. Price in connection with the NGP and NGOP mergers;

     - the relationship between National Golf and American Golf, including the fact that NGOP leases golf courses to American Golf pursuant to several different leases instead of one master lease;

     - the competitive bidding process managed by Lazard on behalf of National Golf and the price and terms agreed with the GS Funds and the Starwood Funds relative to those offered by other bidders (see "-- BACKGROUND OF THE MERGER");

     - the maturity of approximately $340 million of National Golf's debt on March 31, 2003;


     - the maturity of approximately $69 million of American Golf's debt on March 30, 2003;


     - the fact that the $12.00 per share price represented an approximate 13% premium over the closing price of National Golf common stock on the last trading day prior to the September 13, 2002 board of directors meeting and an approximate 45% premium over the closing price of National Golf common stock on June 13, 2002;

     - the presentations by Lazard on September 11, 2002 and September 13, 2002, and its oral opinion of September 13, 2002, which was confirmed in a written opinion dated September 14, 2002, that, as of the date of such opinion, and based on and subject to the matters, assumptions and limitations set forth in that opinion, the consideration to be received by holders of National Golf common stock (other than David G. Price, Dallas P. Price and their respective affiliates) in the NGP merger pursuant to the merger agreement was fair from a financial point of view to such holders (see "--OPINION OF LAZARD");

     - the fact that the merger consideration to common equity holders is all cash, which provides certainty of value to National Golf shareholders;


     - the original NGP-AGC reorganization agreement and the prospects for the combined entity going forward, in addition to National Golf's rights and obligations under the agreement;


     - the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under "THE MERGER AGREEMENT -- NO SOLICITATION,"
       "-- TERMINATION OF THE MERGER AGREEMENT," and "-- TERMINATION FEES AND EXPENSES IF THE MERGER IS NOT COMPLETED," National Golf can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of National Golf and can terminate the merger agreement for a superior proposal prior to shareholder approval of the merger agreement (see "THE MERGER AGREEMENT"); and

     - the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on New NGP and New NGOP obtaining financing.


     The National Golf board of directors and the independent committee also considered potential facts and risks relating to the merger, including the following material facts and risks:


     - the fact that gains arising from an all-cash transaction would be taxable to National Golf shareholders for United States federal income tax purposes;

     - the possibility that, notwithstanding the provisions of the merger agreement, allowing National Golf, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement, prior to shareholder approval of the merger agreement, in connection with a superior proposal for a business combination or acquisition of National Golf, the termination fee payable upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, National Golf (see "THE MERGER AGREEMENT");

     - the fact that David G. Price, Dallas P. Price and their respective trusts entered into a voting agreement with New NGP pursuant to which they have agreed to vote their shares of National Golf common stock and NGOP common units against any competing transaction (other than the transactions contemplated by the amended NGP-AGC reorganization agreement) for a period of one year; and

     - the possibility that National Golf and the AGC Companies may not satisfy the closing conditions, including obtaining the requisite third-party consents.

     In addition, the National Golf board of directors and the independent committee were aware of the interests of executive officers and directors of National Golf described under "-- INTERESTS OF CERTAIN PERSONS IN THE NGP MERGER", and the board was aware of the recommendation of the independent committee.



     The foregoing discussion addresses certain material information and factors considered by the National Golf board of directors and the independent committee in their respective consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the National Golf board of directors and the independent committee did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the National Golf board of directors and the independent committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their respective ultimate determinations. The determination to approve the merger was made after consideration of all of the factors in the aggregate. In addition, individual members of the National Golf board of directors and the independent committee may have given different weights to different factors.


UNAUDITED FINANCIAL PROJECTIONS

     National Golf does not as a matter of course make public projections as to future performance or earnings. However, in connection with the discussions concerning the proposed NGP merger, National Golf furnished to Lazard certain financial forecasts for National Golf and the AGC Companies prepared by its management.

     The projections, which are set forth below, included forecasts of revenues, net operating income and EBITDA of National Golf and the AGC Companies on a combined basis.

                                            2002       2003       2004       2005       2006
                                          --------   --------   --------   --------   --------
                                                            ($ IN THOUSANDS)
Revenues................................  $713,435   $723,740   $735,811   $750,852   $765,561
Net Operating Income....................   185,586    181,501    188,898    193,289    197,971
EBITDA..................................   110,696    105,741    112,474    117,854    123,265

 IMPORTANT INFORMATION ABOUT THE PROJECTIONS

     National Golf did not prepare these projections with a view to public disclosure and we include them in this proxy statement only because this information was made available to Lazard in connection with its role as investment banker to the independent committee, and Lazard used these projections in connection with its opinion regarding the fairness of the NGP merger described in "-- OPINION OF LAZARD". National Golf did not prepare the projections with a view to compliance with published guidelines of the Securities and Exchange Commission, or "SEC," or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither National Golf's independent auditors nor any other independent accountants have examined or performed any procedures with respect to the projections.


     At the time they were prepared, the projections represented management's best estimates as of September 2002; however, in general, internal financial forecasts, upon which the projections are based, are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of National Golf, with respect to industry performance, general business, weather, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond National Golf's and the AGC Companies' control. Accordingly, National Golf cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, National Golf does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "FORWARD-LOOKING STATEMENTS."

OPINION OF LAZARD

     Under letter agreements dated December 19, 2001 and March 6, 2002 the independent committee of National Golf retained Lazard Freres & Co. LLC to act as its sole investment banker. As part of this engagement, the independent committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of shares of National Golf common stock (other than David
G. Price, Dallas P. Price and their respective affiliates) (referred to in this document as the "PUBLIC SHAREHOLDERS") of the consideration to be received by such public shareholders pursuant to the NGP merger. Lazard has delivered to the independent committee a written opinion dated September 14, 2002 that, as of that date, the consideration to be received by the public shareholders in the NGP merger is fair from a financial point of view to the public shareholders.

     THE FULL TEXT OF THE LAZARD OPINION IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE LAZARD OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION SET FORTH IN APPENDIX C. NATIONAL GOLF SHAREHOLDERS ARE URGED TO READ THE LAZARD OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD IN CONNECTION THEREWITH. LAZARD'S WRITTEN OPINION IS DIRECTED TO THE INDEPENDENT COMMITTEE AND ONLY ADDRESSES THE FAIRNESS TO THE PUBLIC SHAREHOLDERS OF THE CONSIDERATION TO BE RECEIVED IN THE NGP MERGER FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE NGP MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NATIONAL GOLF SHAREHOLDER AS TO HOW THE SHAREHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE NGP MERGER. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION. SHAREHOLDERS ARE URGED TO READ THE ENTIRE OPINION.

     In the course of performing its review and analysis for rendering its opinion, Lazard, among other things:

     - reviewed the financial terms and conditions of the merger agreement;

     - reviewed the financial terms and conditions of the NGP-AGC reorganization agreement and the AGC purchase agreement;

     - analyzed certain historical business and financial information relating to National Golf and American Golf;

     - reviewed financial forecasts with respect to National Golf and American Golf taken as a whole that were provided to Lazard by management of National Golf;

     - held discussions with members of the senior management of National Golf with respect to the businesses and prospects of National Golf and the strategic objectives of National Golf and American Golf;

     - reviewed public information with respect to certain other companies in lines of business Lazard believed to be comparable in certain ways to the business of National Golf;

     - reviewed the historical stock prices and trading volumes of the National Golf common stock; and

     - conducted such other financial studies, analyses and investigations as were deemed appropriate by Lazard.

     Lazard noted in its opinion that it did not perform a comparative transaction analysis because in its view there were no precedent business combination transactions that it believed to be comparable to the NGP merger.

     Lazard relied upon the accuracy and completeness of all information publicly available, provided to, reviewed by or discussed with Lazard. Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of National Golf, NGOP or American Golf, or concerning the solvency of, or issues relating to solvency concerning, National Golf, NGOP, American Golf or any other person. With respect to financial forecasts, Lazard assumed that they were reasonably prepared based on the best currently available estimates and judgments of management of National Golf as to the future financial performance of National Golf and

American Golf taken as a whole. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

     Lazard also assumed, with the independent committee's consent, that the NGP merger would be consummated on the terms and subject to the conditions described in the merger agreement, without waiver by National Golf of any material term or condition contained in that agreement, and that National Golf will not pay any dividends or distributions between the signing of the merger agreement and the consummation of the NGP merger. In addition, Lazard assumed that obtaining the necessary regulatory and other approvals for the NGP merger would not have an adverse effect on National Golf.


     Lazard was not asked to consider, and Lazard's opinion did not address, the relative merits of the NGP merger, any alternative potential transactions or National Golf's underlying decision to effect the NGP merger. Lazard also noted that its opinion was necessarily based upon information available, and economic, monetary, market and other conditions existing and disclosed, to Lazard as of the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard noted in its opinion that it expressed no view as to the amount of consideration that is being paid to the sellers pursuant to the AGC purchase agreement.


     The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

     COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Lazard performed a comparable publicly traded companies analysis based on financial multiples of selected comparable companies in order to derive a range of implied per share values for the National Golf common stock. In performing this analysis, Lazard reviewed certain financial information for National Golf and American Golf taken as a whole and compared such information to corresponding financial information, ratios and public market multiples for ten (10) other companies Lazard deemed to be comparable to National Golf and American Golf taken together based on certain characteristics, including one or more of the following: a real estate intensive operating business, a business that utilizes an operating lease structure, or a business in the entertainment, resort or lodging industries. The companies included in this analysis were:

     - ARV Assisted Living Inc.

     - American Retirement Corporation

     - Emeritus Corporation

     - Intrawest Corporation

     - Vail Resorts Inc.

     - Six Flags Inc.

     - Wyndham International, Inc.

     - Starwood Hotels & Resorts Worldwide, Inc.

     - Prime Hospitality Corp.

     - Extended Stay America, Inc.

     Using publicly available information, for the comparable companies Lazard calculated the enterprise value as a multiple of earnings before interest, income taxes, depreciation and amortization (EBITDA):

                                                              LOW   HIGH
                                                              ---   ----
Enterprise value as a multiple of 2003E EBITDA..............  6.2x  9.0x

     Using the multiples calculated in the comparable publicly traded companies analysis and based on the financial forecasts of 2003 estimated EBITDA for National Golf and American Golf taken as a whole prepared by management of National Golf, Lazard derived a range of implied per share values of $5.89 to $19.79 for the National Golf common stock.

     LEVERAGED BUYOUT PREMIUMS PAID ANALYSIS. Lazard performed a leveraged buyout premiums paid analysis in order to derive a range of implied per share values for the National Golf common stock based on premiums paid in sixty (60) leveraged buyouts (not withdrawn) since January 1999 that had equity values that were above $100 million and in which the only consideration paid to shareholders was cash.

     Using publicly available information, Lazard calculated the following premium percentages paid in the leveraged buyout transactions it analyzed:

PREMIUM TO STOCK PRICE 90 DAYS BEFORE TRANSACTION ANNOUNCEMENT DATE
     (BASED ON THE 30-DAY TRADING AVERAGE ENDING ON SUCH DATE)
-------------------------------------------------------------------
      LOW             MEDIAN           AVERAGE            HIGH
---------------   --------------   ---------------   --------------
    (24.5)%            39.6%            41.5%            145.2%

     Using the range of premiums paid in the leveraged buyout transactions it analyzed and applying the range to the 30 day trading average of National Golf's common stock as of June 13, 2002, Lazard derived a range of implied per share values of $6.07 to $19.71 for the National Golf common stock, with a median implied per share value of $11.23 and an average implied per share value of $11.38 for the National Golf common stock.

     REIT TRANSACTIONS PREMIUMS PAID ANALYSIS. Lazard performed a premiums paid analysis in order to derive a range of implied per share values for the National Golf common stock based on premiums paid in twenty-two (22) transactions involving real estate investment trusts (REITs) (not withdrawn) since January 1999 that had equity values that were above $100 million. Using publicly available information, Lazard calculated the following premiums paid in the REIT transactions it analyzed:

PREMIUM TO STOCK PRICE 90 DAYS BEFORE TRANSACTION ANNOUNCEMENT DATE
     (BASED ON THE 30-DAY TRADING AVERAGE ENDING ON SUCH DATE)
-------------------------------------------------------------------
      LOW             MEDIAN           AVERAGE            HIGH
---------------   --------------   ---------------   --------------
    (11.4)%            19.3%            26.6%            153.1%

     Using the range of premiums paid in the REIT transactions it analyzed and applying the range to the 30 day trading average of National Golf's common stock as of June 13, 2002, Lazard derived a range of implied per share values of $7.12 to $20.35 for the National Golf common stock, with a median implied per share value of $9.59 and an average implied per share value of $10.18 for the National Golf common stock.

     DISCOUNTED CASH FLOW ANALYSIS. Lazard performed a discounted cash flow analysis at December 31, 2002 in order to derive a range of implied per share values for the National Golf common stock based on the present value of the projected unlevered free cash flow of National Golf and American Golf taken as a whole for the years 2003 to 2006 and the present value of the terminal value of the projected 2006 EBITDA for National Golf and American Golf taken as a whole based on exit EBITDA multiples of 7.0x to 9.0x. The discounted cash flow analysis was based on financial forecasts for National Golf and American Golf taken as a whole provided by the management of National Golf. This analysis was based on a range of discount rates from 10% to 13%. Using this analysis, Lazard derived a range of implied per share values of $5.63 to $17.09 for the National Golf common stock.

     LEVERAGED BUYOUT ANALYSIS. Lazard performed a leveraged buyout analysis in order to derive a range of implied per share values for the National Golf common stock. Using financial forecasts for National Golf and American Golf taken as a whole provided by management of National Golf, Lazard analyzed the equity internal rate of return on a leveraged buyout of National Golf and American Golf from a purchaser's perspective, assuming that the purchaser exits its position in the companies at year four at a multiple of 7.0x to 9.0x EBITDA in that year. Using the leveraged buyout analysis, Lazard derived a range of implied per share values of $10.00 to $13.00 for the National Golf common stock.

     Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the independent committee that the consideration to be offered in the NGP merger is fair to the public shareholders from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion.

     In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of National Golf. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

     No company or transaction used in any of the analyses is identical to National Golf, National Golf and American Golf taken as a whole, or the NGP merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of National Golf, National Golf taken together with American Golf and other factors that could affect the public trading values or the announced transaction values, as the case may be, of the companies to which the comparison is being made. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Lazard's opinion and financial analyses were not the only factors considered by the independent committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent committee or National Golf's management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.


     Under the terms of Lazard's engagement, National Golf has agreed to pay Lazard a fee of $5 million, none of which will be paid unless and until the NGP merger is completed (other than monthly fees of $250,000 received by Lazard). In addition, under the terms of Lazard's engagement, National Golf may pay Lazard an additional fee of up to $3 million in the sole discretion of the independent committee. As of the date of this proxy statement, the independent committee has not made any determination as to whether to pay Lazard an additional fee or the amount of such fee, if paid. Any monthly fees previously paid to Lazard will be credited against such fee. National Golf has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, National Golf agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement. In the past Lazard provided investment banking services to certain affiliates of New NGP, for which it received customary fees. In addition, Lazard noted in its opinion that a Managing Director of Lazard serves as a member of the board of directors of an affiliate of New NGP.


     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may actively trade shares of National Golf common stock for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard was selected to act as investment banker to the independent committee because of its expertise and its reputation in investment banking and mergers and acquisitions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the NGP merger generally relevant to holders of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, and current administrative interpretations and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to the NGP merger. We do not plan to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the NGP merger. Thus, no assurance can be provided that the statements set forth in this proxy statement will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     The discussion below does not address all U.S. federal income tax consequences of the NGP merger. The tax treatment of a holder of our common stock may vary based on the individual circumstances of a particular stockholder in light of his or her personal investment or tax circumstances. In addition, shareholders subject to special treatment under the U.S. federal income tax laws may be subject to special rules not discussed below. These shareholders include:

     - dealers in securities,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - tax-exempt entities,

     - insurance companies and other financial institutions,

     - persons subject to alternative minimum tax,

     - persons who hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction,

     - persons that have a functional currency other than the U.S. dollar,

     - persons who acquired our common stock through the exercise of an employee stock option or right or otherwise as compensation, and

     - non-U.S. Stockholders, other than as set forth below.

     Generally, when we use the term "U.S. Stockholder," we mean a holder of our common stock who is, for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or that has validly elected to be treated a U.S. person.

In addition, if an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of each partner of such a partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership which holds our common stock, you should consult your tax advisor.

     The following description is general in nature and is not exhaustive of all possible tax considerations. Holders of our common stock are urged to consult their own tax advisors with specific reference to their own tax situation and potential changes in the applicable law. This discussion does not include any description of any state, local or foreign tax laws that may be applicable to holders of our common stock or of any federal tax laws other than the federal income tax. The discussion set forth below is based upon the assumption that our common stock is held as a capital asset. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM OF THE NGP MERGER.

     GENERAL

     The receipt of cash by our shareholders as a result of the exchange of our common stock in the NGP merger will be a taxable transaction.

     CONSEQUENCES TO U.S. STOCKHOLDERS

     If you are a U.S. Stockholder who holds our common stock, you will recognize gain or loss in the NGP merger equal to the difference between the cash consideration you receive and your adjusted tax basis in your shares of our common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held your shares of our common stock for more than one year. In general, if you recognize loss in the transaction and you have held your shares of our common stock for six months or less, after applying special holding period rules, the loss you recognize will be treated as long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gain, or to the extent of your share of any designated retained capital gains.

     In the case of shareholders who hold multiple blocks of our common stock, in other words, stock acquired separately at different times or prices, gain or loss must be calculated and accounted for separately for each block of our stock.

     CONSEQUENCES TO NON-U.S. STOCKHOLDERS

     For U.S. federal income tax purposes, the NGP merger will be treated as if we sold all of our assets and redeemed your common stock in exchange for the cash consideration you receive. Under the Foreign Investment in Real Property Tax Act of 1980, also referred to as "FIRPTA", if you are a non-U.S. Stockholder you will be subject to U.S. federal income tax at regular graduated rates on the amount of the cash consideration that you receive that is attributable to gain on the disposition of our United States real property interests, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, a non-U.S. Stockholder that is a corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We are required to withhold 35% of the amount of the cash consideration that a non-U.S. Stockholder would otherwise receive that is attributable to gain on the disposition of our assets. The amount we withhold will be creditable against a non-U.S. Stockholder's U.S. federal income tax liability.

     If our common stock is treated as a United States real property interest, then under FIRPTA a non-U.S. Stockholder will be subject to U.S. federal income tax at regular graduated rates on the gain recognized in the NGP merger, subject to a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the branch profits tax described above in the case of foreign corporations. In addition, in this case withholding at a rate of 10% will apply to the difference between (i) the cash consideration you receive in the NGP merger and (ii) the amount, if any, subject to 35% withholding as described above. In general, the gain recognized in the NGP merger would not be subject to this tax if we are a domestically controlled REIT within the meaning of the Internal Revenue Code. We will be a domestically controlled REIT if non-U.S. Stockholders hold less than 50% of the value of our stock at all times during the five-year period ending with the closing of the NGP merger. In addition, gain recognized on the disposition of our common stock would not be subject to this tax if our common stock is stock regularly traded on an established securities market within the meaning of the Internal Revenue Code and you do not own, actually or constructively under attribution rules provided in the Internal Revenue Code, more than 5% of the fair market value of our common stock at any time during the shorter of the five-year period preceding the NGP merger or your holding period of such stock. We believe that our common stock is regularly traded on an established securities market with the meaning of the Internal Revenue Code. However, we cannot assure you whether, if it is so traded, it will continue to be so traded; nor can we assure you that we are a domestically controlled REIT or will be a domestically controlled REIT as of the closing of the NGP merger. Non-U.S. Stockholders are urged to consult their tax advisors concerning the potential applicability of these provisions discussed in the two preceding paragraphs and the consequences of a sale or other disposition of their common stock in advance of the NGP merger.

     WITHHOLDING

     To avoid FIRPTA withholding, U.S. Stockholders must certify under penalties of perjury their non-foreign status by completing the certification form that will be included with the letter of transmittal.

     The exchange of our common stock for the cash consideration will be reported to the Internal Revenue Service. Back-up withholding at a rate of 30% will apply to payments made to a U.S. Stockholder, other than a corporation or other exempt recipient, unless the U.S. Stockholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct and that it is a U.S. person, certifies as to no loss of exemption from back-up withholding and meets certain other requirements. Non-U.S. Stockholders generally will be exempt from backup withholding provided that certain certification requirements are satisfied. If backup withholding applies, the amount withheld is not an additional tax, but is allowed as a refund or credit against that stockholder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

GOVERNMENTAL AND REGULATORY CLEARANCES

     No filing with the United States Department of Justice or the United States Federal Trade Commission under applicable antitrust laws is required to be made with respect to the transactions contemplated by the merger agreement. Completion of the NGP and NGOP mergers requires that the conditions to the closing of the AGC purchase agreement be satisfied or waived, which includes the condition that liquor licenses held by the AGC Companies and their affiliates at golf courses representing at least 80% of the budgeted 2002 beverage sales of the AGC Companies remain in place after the closing, which may require the approval of local and/or state regulatory agencies.

MERGER FINANCING; SOURCE AND AMOUNTS OF FINANCING

     The total amount of financing required to complete the acquisition of National Golf, NGOP and the AGC Companies, including amounts required to:

     - purchase all of the outstanding shares of National Golf's common stock, including restricted shares (all of which will become distributable and payable upon the NGP merger);

     - pay out all outstanding options to acquire shares of National Golf common stock with an exercise price in excess of $12.00 per share pursuant to the merger agreement;

     - purchase all of the NGOP common units not owned by National Golf;

     - refinance the series A and series B preferred units of NGOP;

     - pay the $10,000 cash portion of the consideration for the equity interests in the AGC Companies;


     - refinance National Golf's and the AGC Companies' existing indebtedness (including prepayment penalties and make-whole payments) and provide working capital and other funding requirements to their ongoing business; and


     - pay fees and expenses relating to these transactions


is approximately $1 billion. New NGP has advised National Golf that approximately $178 million of the financing will be obtained from equity contributions, loans and capital commitments by the GS Funds, the Starwood Funds and the holders of the series A and series B preferred units of NGOP. It is expected that the contributions and loans of the series A and series B preferred unit holders will be made through the exchange of, and/or the reinvestment of proceeds payable upon redemption of, a portion of their units. The remaining $822 million is expected to be obtained (a) under an anticipated $650 million loan facility being negotiated by New NGP, (b) in the form of $97 million of series A and series B preferred units of NGOP, which will be rolled-over on revised terms and (c) from cash that National Golf, NGOP and the AGC Companies are expected to have on hand at and subsequent to the closing of the NGP merger and the AGC purchase agreement. The NGP and NGOP mergers are not conditioned on the obtaining of financing.


INTERESTS OF CERTAIN PERSONS IN THE NGP MERGER

  GENERAL


     Some members of National Golf's management and the National Golf board of directors and independent committee have certain interests in the merger that are or may be considered different from or in addition to the interests of National Golf shareholders generally. These additional interests, to the extent material, are described below. The National Golf board of directors and independent committee were aware of these interests and considered them in approving and adopting the merger agreement and the NGP merger. In addition to the following, the information relating to compensation plans and executive compensation as described in "EXECUTIVE COMPENSATION".


  INTERESTS OF DAVID G. PRICE

     In connection with New NGP and New NGOP entering into the merger agreement with National Golf and NGOP, New AGC, a company affiliated with the GS Funds and the Starwood Funds, entered into the AGC purchase agreement with American Golf, David G. Price, James M. Stanich, a director of National Golf, Edward R. Sause, a former director of National Golf, and certain affiliates of David G. Price pursuant to which New AGC will acquire all of the outstanding equity interests in the AGC Companies. Completion of the transactions contemplated by the AGC purchase agreement is conditioned on the satisfaction or waiver of the conditions to the NGP and NGOP mergers and on the parties to the merger agreement being prepared to complete those mergers simultaneously with the completion of the AGC purchase agreement. In consideration for the equity interests in the AGC Companies, David G. Price, James M. Stanich, a director of National Golf, and Edward R. Sause, a former director of National Golf and the other holders of equity interests in the AGC Companies will receive in the aggregate $10,000 plus equity interests representing 2% of the equity of New NGP after the closing of the NGP merger and an option to acquire 2% of the equity of New AGC with an exercise price of 120% of the fair market value of such equity interest in New AGC after the closing of the acquisition of the AGC Companies. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS".


     Additionally, David G. Price, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI entered into a collateral substitution agreement, pursuant to which GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to assist David G. Price in providing substitute collateral to American Golf's lenders, as he was required to do under American Golf's restructuring agreement with its lenders. As part of the collateral substitution agreement, David G. Price agreed to pay GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI certain fees and Mountaingate Land Company, L.P., an entity controlled by David G. Price, has agreed to extend its lease with American Golf for Mountaingate Country Club for an additional thirty-four years and eleven months, upon the closing of the AGC purchase agreement. On September 30, 2002, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to extend the collateral substitution agreement with Mr. Price until October 31, 2002. On October 31, 2002, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to further extend the collateral substitution agreement with Mr. Price until November 7, 2002. As part of the October 31 extension agreement, the parties agreed that GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI would only be obligated to provide substituted collateral in the form of cash up to a maximum aggregate amount of approximately $9.5 million and (a) Mr. Price would cause the loans to be secured by a pledge of 2,743,004 common limited partnership units of NGOP, (b) Mr. Price would have personal liability for approximately $2.5 million with respect to the loan and (c) the loan would not be secured by a second mortgage on the golf course owned by Mountaingate Land Company, L.P. Pursuant to the collateral substitution agreement, Mr. Price subsequently entered into a credit support agreement, dated as of November 8, 2002, with GS Capital Partners 2000, Whitehall 2001, Starwood Opportunity Fund VI and Masters Funding LLC, an affiliate of these entities, pursuant to which Masters Funding LLC loaned Mr. Price and his trust approximately $9.5 million, which Mr. Price used to satisfy his collateral substitution obligations to American Golf's lenders, and an additional amount representing a fee to be paid to Masters Funding LLC by Mr. Price. The interest-bearing loan is secured by a pledge of 2,148,074 NGOP common units owned by Mr. Price's trust and 594,930 NGOP common units owned by Dallas
P. Price's trust. Dallas P. Price is the former wife of Mr. Price. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS" for a more complete description of these agreements.



     In addition, it is currently expected that upon the closing of the AGC purchase agreement, approximately $64 million of American Golf indebtedness for which David G. Price and his affiliates have provided limited guarantees will be repaid. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING". In addition, loans made by David G. Price and his related entities to the AGC Companies, and loans made by the AGC Companies to David G. Price and his related entities, will be cancelled without payment upon the closing of the AGC purchase agreement. The aggregate amount of these loans owed to David G. Price and his related entities exceeds the aggregate amount of these loans owed by David G. Price and his related entities to the AGC Companies by approximately $6 million.


     In connection with the merger agreement, on September 14, 2002 National Golf, NGOP, American Golf, New NGP and New NGOP entered into the ancillary NGOP agreement with David G. Price and Dallas P. Price. See "THE MERGER
AGREEMENT -- ANCILLARY NGOP AGREEMENT". In the ancillary NGOP agreement, NGP, NGOP, New NGP and New NGOP agreed not to waive certain provisions of the merger agreement without the consent of David G. Price and Dallas P. Price and National Golf and NGOP have agreed not to take certain actions with respect to property sales by NGOP. In addition, the parties agreed to treat the NGOP merger in a certain manner for tax purposes and agreed to a consistent approach to the tax treatment of rent owed to National Golf by American Golf.


     David G. Price will receive exactly the same per share consideration in the NGP merger in exchange for his shares of National Golf and the same per unit consideration for common units of NGOP in the NGOP Merger as will all other shareholders of National Golf and common unit holders of NGOP, respectively.


  STOCK-BASED RIGHTS

     At the completion of the NGP merger, each outstanding option to purchase shares of National Golf common stock, including those held by officers and directors, will become fully vested and exercisable, and each option will be canceled in exchange for a cash payment equal to the "spread" on the option multiplied by the number of shares subject to the option. The "spread" equals the merger consideration minus the exercise price of the option.

     Also at completion of the NGP merger, each restricted stock award will become immediately and fully payable or distributable and any restrictions will lapse and any performance targets will be deemed satisfied in full. In addition, all shares of restricted stock held by employees and directors of National Golf will be canceled at the time of the merger in exchange for a cash payment equal to the merger consideration times the number of shares.


  BONUS PAYMENT TO INTERIM CHIEF EXECUTIVE OFFICER



     At a meeting on October 23, 2002, John C. Cushman III and Bruce Karatz, two of the members of the independent committee, determined to award Charles S. Paul, the Interim Chief Executive Officer and the third member of the independent committee, a bonus of $3.5 million in respect to his service as Interim Chief Executive Officer, to be paid by National Golf upon the consummation of the NGP merger and the NGOP merger. This determination was confirmed in a letter delivered to Mr. Paul on October 24, 2002. In December 2001, when the National Golf board of directors elected Mr. Paul as Interim Chief Executive Officer, the board granted the authority to Messrs. Cushman and Karatz to award Mr. Paul a bonus in light of the success to National Golf resulting from his efforts as Interim Chief Executive Officer. In reaching their determination, Messrs. Cushman and Karatz retained an executive compensation consulting firm, which prepared an evaluation of relevant market compensation benchmarks and Mr. Paul's activities as Interim Chief Executive

Officer, and the awarded bonus was supported by, and within the recommended range of, the report prepared by the executive compensation consulting firm.


  EMPLOYMENT AGREEMENTS

     On June 20, 2002, NGOP entered into employment agreements with each of Paul Major and Neil Miller for a term of three years. During the term, Mr. Major will serve as Executive Vice President of National Golf and receive an annual base salary of $325,000, and Mr. Miller will serve as Chief Financial Officer of National Golf and receive an annual base salary of $300,000. The agreements provided for a one-time signing bonus of $50,000 to be paid to each of the executives. Pursuant to the agreements, subject to the completion of certain specified transactions involving National Golf (the NGP merger will constitute one of these transactions), each executive becomes entitled to receive a retention payment in the aggregate amount of $400,000, with the first installment of such payment equal to $150,000 becoming vested and payable on the completion of the transaction and the final installment of such payment equal to $250,000 becoming vested and payable one year thereafter, subject to accelerated vesting upon a termination of employment other than for cause, for good reason or due to death or disability following the completion of the transaction. In addition, the agreements provide for the accelerated vesting of outstanding stock options and the lapse of restrictions on restricted stock as if all performance goals were achieved in full, upon the completion of certain transactions involving National Golf (the NGP merger will constitute one of these transactions). The agreements further provide that, upon the termination of an executive's employment by NGOP other than for cause, death or disability, or if the executive terminates employment for good reason, each executive will be paid an amount equal to one and one-half times the executive's base salary and will be provided with continued medical and dental benefits for eighteen months following such termination. If any amounts payable to an executive under the agreements or otherwise would subject such executive to the excise tax under section 4999 of the Code, NGOP will make a payment to the executive such that after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax under section 4999 had been imposed, provided that, if such payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments will be made with respect to the excise tax, and the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax. Each employment agreement contains restrictive covenants that prohibit the executive from disclosing confidential information and soliciting clients and employees while employed and for specified periods thereafter.

  BENEFIT PLANS

     In connection with the NGP merger, National Golf may terminate its deferred compensation plan and the related trust prior to or as of the completion of the NGP merger. Pursuant to the terms of the deferred compensation plan, upon a termination of the plan the account balances thereunder are distributed in accordance with the plan's terms, subject to applicable tax withholding; however, in connection with any such termination of the plan, pursuant to the merger agreement the account balance of an active employee as of the completion of the merger will not be distributed prior to the earlier of (1) a termination of employment for any reason after the completion of the merger and (2) sixty days after the completion of the NGP merger. In the absence of a termination of the plan, the account balances under the plan are payable in full upon a termination of employment or cessation of service with National Golf for any reason.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     In the merger agreement, New NGP has agreed that it will maintain in effect for six years after the effective time of the NGP merger all of National Golf's obligations to indemnify (to the extent of such obligations as of the date of the merger agreement) each present and former director, executive officer, employee, fiduciary or agent of National Golf as set forth in the Articles of Incorporation and the By-Laws of National Golf. In addition, for six years after the effective time of the NGP merger, New NGP will not amend or otherwise adversely change the indemnification agreements existing as of the date of the merger agreement between National Golf and the directors of National Golf. Furthermore, New NGP will, from the effective time of the NGP merger, indemnify each present and former director and officer of National Golf against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whenever asserted, to the fullest extent that National Golf would have been permitted under Maryland law, under National Golf's charter documents (in effect on the date of the merger agreement) and under the indemnification agreements to indemnify such individuals. New NGP will also advance expenses as incurred to the fullest extent permitted by law, but only if the indemnified party to whom expenses are advanced agrees to repay the advances if it is ultimately determined that such individual is not entitled to indemnification.

     In the merger agreement, New NGP has further agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect policies of directors' and officers' liability insurance with coverage at least as favorable in amount and scope as the policies maintained by National Golf and its subsidiaries on the date of the merger agreement with respect to matters arising on or before the effective time of the merger. However, New NGP is not obligated to make such annual premium payments to the extent that the premiums exceed 250% of the annual premiums paid as of the date of the merger agreement.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

STRUCTURE AND EFFECTIVE TIME


     The merger agreement provides for the merger of National Golf with and into New NGP upon the terms and subject to the conditions of the merger agreement. As the surviving entity, New NGP will survive the merger and National Golf will cease to exist. The NGP merger will become effective at the time the articles of merger are filed with the Maryland Secretary of State and the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time if agreed by the parties and specified in the articles of merger and the certificate of merger). We intend to complete the NGP merger as promptly as practicable subject to receipt of the National Golf shareholder approval and receipt of the necessary third party consents to satisfy the conditions in the merger agreement. See "THE NGP MERGER -- GOVERNMENTAL AND REGULATORY CLEARANCES", "-- AGREEMENT TO USE REASONABLE BEST EFFORTS" and "-- CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION."


MERGER CONSIDERATION

     The merger agreement provides that each share of National Golf common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $12.00 in cash from New NGP (less any dividends paid on such share between September 14, 2002 and the date of the closing of the NGP merger), without interest. Under Maryland law, holders of shares of National Golf common stock are not entitled to dissenters' appraisal rights in connection with the NGP merger.

     In addition, at the effective time of the merger, the shares will be canceled, and each holder of a certificate representing shares of National Golf common stock will have no further rights with respect to such shares, other than the right to receive the $12.00 per share merger consideration (less any dividends paid on such share between September 14, 2002 and the date of the closing of the NGP merger), without interest, applicable to those shares. All shares of National Golf common stock owned by National Golf, New NGP, or a wholly owned subsidiary of National Golf or New NGP will be canceled at the effective time of the merger, and no payment will be made for those shares.

THE NGOP MERGER


     The merger agreement also provides for the merger of New NGOP into NGOP, with NGOP the surviving entity. NGOP will continue to exist as a Delaware limited partnership. In the NGOP merger, each holder of an NGOP common unit (other than National Golf, New NGP, New AGC and the AGC Companies) will receive $12.00 in cash (less any distributions paid on such common unit between September 14, 2002 and the date of the NGOP merger), without interest. Distributions of approximately $0.40 per NGOP common unit (which related to property sales by NGOP and were required to be made pursuant to the NGOP partnership agreement) were made to the holders of common units (other than NGP) on October 31, 2002, and the per-unit consideration to be paid with respect to each common unit in the NGOP merger will be reduced by the amount of the distribution. Each NGOP common unit held by National Golf (and owned by New NGP after the NGP merger) and the AGC Companies (and owned by New AGC after completion of the AGC purchase agreement) will remain outstanding after the NGOP merger and will continue to represent a common equity interest in the surviving NGOP partnership. Likewise, each 8% series A preferred unit and each 9.30% series B preferred unit of NGOP will remain outstanding after the NGOP merger and will continue to represent a preferred equity interest in the surviving NGOP partnership, on new terms that have been negotiated between the holder of the preferred units and New NGP.


PAYMENT PROCEDURES

     New NGP will select a bank that is reasonably acceptable to National Golf to act as paying agent. The paying agent will make payment of the merger consideration in exchange for certificates representing shares of National Golf common stock. New NGP will provide the paying agent on a timely basis with the cash necessary to pay the merger consideration as and when needed after the merger. As soon as practicable after the merger, the paying agent will send each National Golf shareholder of record a letter of transmittal and instructions explaining how to send his or her stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to National Golf shareholders promptly following the paying agent's receipt and processing of the National Golf stock certificates and properly completed transmittal documents.

TREATMENT OF NATIONAL GOLF STOCK-BASED RIGHTS


     The merger agreement provides that as soon as practicable following the execution of the merger agreement, the National Golf board of directors will take actions so that, at the effective time of the merger, each National Golf director and employee stock option outstanding at the effective time will be canceled in return for the right to receive an amount of cash equal to the excess, if any, of the merger consideration over the exercise price of the National Golf stock option, multiplied by the number of shares of National Golf common stock subject to the outstanding portion of the canceled National Golf stock option. In addition, each outstanding share of National Golf restricted stock will be canceled at the effective time in return for the right to receive an amount of cash equal to the merger consideration, minus any income or employment tax withholding required by law. New NGP will promptly pay the foregoing amounts after the effective time of the NGP merger.


DIRECTORS AND OFFICERS

     The merger agreement provides that the manager and officers of New NGP immediately before the effective time of the merger will be the manager and officers, respectively, of the surviving corporation after the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by National Golf to New NGP, including representations and warranties relating to:

     - due organization, power and standing, and other corporate matters;

     - significant subsidiaries and equity interests;

     - capital structure;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

     - reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

     - absence of certain events since December 31, 2001 including, among other things, any undisclosed event that would have a material adverse effect on National Golf or would reasonably be expected to prevent or delay the performance of National Golf's obligations under the merger agreement; any declarations of dividends, amendment of charter documents, grant of compensation increase, split, combination or reclassification of stock, or change in accounting method;

     - matters relating to the Employee Retirement Income Security Act of 1974, as amended (which we sometimes refer to as "ERISA"), and other compliance and compensation matters (including retirement and other employee benefit plans), and labor matters;

     - litigation;

     - environmental matters;

     - material contracts and compliance with agreements and debt instruments;

     - real property owned and leased by National Golf;

     - intellectual property;

     - tax matters;

     - the recommendation by the National Golf board of directors to the National Golf shareholders;

     - insurance maintained by National Golf and its subsidiaries;

     - brokers' and finders' fees in connection with the merger;

     - transaction costs incurred in connection with the NGP merger and National Golf's debt restructuring;

     - the opinion of Lazard;

     - affiliate transactions;

     - indemnification and other claims against National Golf, any of its subsidiaries or AGC;

     - the applicability of any anti-takeover provisions; and

     - absence of restrictions on National Golf's ability to cause its subsidiaries to pay dividends on capital stock, pay debt or make intracompany loans or transfer properties or assets on a pro rata basis to National Golf or another subsidiary.

     The merger agreement also contains representations and warranties made by New NGP to National Golf, including representations and warranties relating to:

     - due organization, power and standing, and other corporate matters;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

     - absence of litigation that would delay or prevent the NGP merger;

     - absence of other activities undertaken by New NGP and New NGOP;

     - brokers' and finders' fees with respect to the merger; and

     - the financing of the NGP merger, the NGOP merger and the refinancing of certain debt of National Golf and its affiliates.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE BUSINESS OF NATIONAL GOLF PRIOR TO THE MERGER

     From the date of the merger agreement through the effective time of the merger, National Golf and its subsidiaries are required to comply with certain restrictions on their conduct and operations.

     National Golf has agreed that, prior to the effective time of the merger, except as otherwise contemplated by the merger agreement (including National Golf's disclosure schedules which were delivered at the execution of the merger agreement) or with the prior written consent of New NGP (which cannot be unreasonably withheld), National Golf will and will cause its subsidiaries to:

     - conduct their businesses in the ordinary and usual course of business, consistent with past practice;

     - use all reasonable efforts to preserve intact their business organizations and goodwill, keep available the services of their respective present officers and employees, and preserve the business relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them;

     - not amend their articles of incorporation, bylaws or equivalent organizational documents;

     - not issue, sell, grant or transfer any equity interests in National Golf or a subsidiary or any rights to acquire any equity interests in the same, with limited exceptions;

     - not authorize, declare, set aside, make or pay any dividend or other distribution payable in cash, stock property or otherwise, with respect to any of National Golf's stock, except in certain limited situations;

     - not reclassify, combine, split, or redeem, repurchase or otherwise acquire any of their capital stock or other equity interests;

     - not make acquisitions or incur indebtedness at a specified level, terminate or cancel any material contract, or enter into or amend any contract that provides for a prohibited action to be taken;

     - not increase the compensation of any employee, grant any rights to severance or termination pay to, or establish or amend any employee benefit plan, except as required by applicable law or existing contractual obligations or as consistent with past practice;

     - not make any change in accounting policies or methods other than changes required by or advisable under law or generally accepted accounting principles;

     - not settle any claims or litigation for damages in excess of certain thresholds, or as otherwise agreed;

     - not make or revoke any material tax election or settle any tax liability in excess of a certain threshold, do anything to disqualify National Golf as a real estate investment trust or incur any material amount of federal taxes in National Golf;

     - not, except as consistent with past practice, lease, license, mortgage or otherwise encumber any material asset;

     - not amend or modify any material lease or assign, transfer or otherwise encumber any interest in real property except as may be immaterial or as otherwise agreed;

     - not amend or modify the AGC purchase agreement or the amended and restated AGC reorganization agreement; and

     - not enter into any agreement or make any commitment to do any of the above.

     In addition, National Golf has agreed that it will, and will cause its subsidiaries to:

     - not, without prior written consent of New NGP (which may be withheld only if the decision to do so is reasonable) incur any capital expenditures other than as required by existing agreements and in amounts disclosed previously to New NGP;

     - not, without prior consent of New NGP (which may not be unreasonably withheld or delayed), dispose of any asset with a value greater than $100,000, except as otherwise agreed; and

     - give prompt notice to New NGP of any allegation from a third party that its consent is required in connection with the NGP or NGOP merger, any notice from a governmental entity in connection with the NGP or NGOP merger, or any actions, claims or proceedings commenced or threatened in writing against New NGP, National Golf or a subsidiary that relates to the NGP or NGOP mergers. New NGP has agreed to give equivalent notice to National Golf in the same circumstances.

LEASE CONSENTS

     The lease consent closing condition to both the merger agreement and the AGC purchase agreement requires that National Golf and the AGC Companies receive required consents to the NGP and NGOP mergers and the closing of the transactions contemplated by the AGC purchase agreement from landlords such that the amount of 2002 budgeted EBITDA represented by such leases for which consents have not been obtained does not exceed in the aggregate an amount of 2002 budgeted EBITDA determined pursuant to a formula (this formula is referred to in this document as the "LEASE CONSENT FORMULA"). The lease consent formula is affected by incremental fees, expenses, capital expenditures and increases in annual lease rental amounts paid or committed to be paid by National Golf and the AGC Companies in connection with satisfying the lease consent closing condition, as described in a lease consent letter entered into between National Golf, NGP, New NGP and New NGOP. The parties to the AGC purchase agreement entered into a lease consent letter that included substantially similar provisions regarding the lease consent closing condition and the lease consent formula.

NO SOLICITATION

     The merger agreement provides that National Golf will not, and will not authorize or permit any of its subsidiaries, executive officers, directors or employees, investment bankers, attorneys or other advisors or representatives to:

     - directly or indirectly initiate, solicit or intentionally encourage any inquiries or the making of any proposal or offer regarding a competing transaction (as defined below);

     - directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, or otherwise intentionally facilitate any effort or attempt to implement a competing transaction; or

     - enter into any agreement or understanding relating to a competing transaction or requiring National Golf to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

     However, prior to the receipt of National Golf shareholder approval of the merger agreement, National Golf may engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited written competing transaction or recommending an unsolicited written competing transaction to the National Golf shareholders, if:


     - the National Golf board of directors determines, in good faith, after consultation with outside counsel, that the failure to do so may constitute a breach of the fiduciary duties of the National Golf board of directors under applicable law;

     - the National Golf board of directors determines, in good faith, after consultation with financial advisors, that the competing transaction would, if consummated, lead to a superior proposal (as defined below);


          - prior to providing any information regarding National Golf or a subsidiary to any person in connection with a superior proposal, National Golf receives a signed confidentiality agreement on terms no less favorable to National Golf than the terms contained in the confidentiality agreement between National Golf and the GS Funds and the Starwood Funds; and

          - prior to providing any information regarding National Golf or a subsidiary to any person in connection with a superior proposal, National Golf informs New NGP promptly of the receipt of the superior proposal indicating the name of the person making the proposal and the material terms of the proposal.

     In addition, the merger agreement provides that:

          - National Golf will promptly (and not later than 24 hours after receipt) notify New NGP of any requests for information with respect to or the receipt of a proposal or offer of a competing transaction, including the identity of the person making the request or proposal or offer, and the material terms and conditions of the competing transaction (including any material changes thereto);

          - National Golf will notify New NGP prior to entering into any discussions or negotiations with, or providing any information to, any third party with respect to a competing transaction; and


          - the National Golf board of directors will not, other than as described above, withdraw, modify, or fail to make its recommendation that the National Golf shareholders approve the merger agreement; approve or recommend, or propose to approve or recommend, any competing transaction; take any action to render the provisions of any anti-takeover statute, rule or regulation inapplicable to anyone (other than New NGP and its affiliates) or to any competing transaction; or cause National Golf to accept a competing transaction or enter into a letter of intent, agreement in principle or any other agreement relating to any competing transaction.


     For purposes of the no solicitation provision, a "COMPETING TRANSACTION" means:

     - any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving National Golf;

     - any proposal for the issuance of 20% or more of the equity securities of National Golf as consideration for the assets or securities of another person; or

     - any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities of National Golf or assets (including equity securities of any of National Golf's subsidiaries) that represent 20% or more of the consolidated total assets of National Golf, in each case other than the transactions contemplated by the merger agreement.

     A competing transaction does not include the Newco transaction contemplated by the restated NGP-AGC reorganization agreement.


     In addition, for purposes of the no solicitation provision, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all or substantially all of the outstanding equity securities or interests of National Golf and all or a substantial portion of the outstanding equity securities or interests of its subsidiaries (other than those held by National Golf) then outstanding or all or substantially all of the assets of National Golf and its subsidiaries, which proposal the National Golf board of directors determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the National Golf shareholders from a financial point of view (taking into account any changes to the terms of the merger agreement that have been proposed by New NGP in response to such proposal and all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the NGP merger and the NGOP merger.

EMPLOYEE BENEFITS MATTERS

     New NGP has agreed to provide to the employees of National Golf and its subsidiaries who are employed as of the effective time of the NGP merger and who remain employed compensation and benefit plans that are no less favorable in the aggregate to such employees than those provided to such employees immediately prior to the effective time of the merger (but not including any phantom stock, stock units or any other plan under which the amount potentially payable to any National Golf employee is determined by reference to the value of employer stock, and not including a deferred compensation plan if the current National Golf deferred compensation plan is terminated by National Golf prior to or as of the effective time of the merger. After the NGP merger becomes effective, New NGP will honor all of National Golf's employment and severance agreements and severance plans, in accordance with their terms, that apply to current or former employees or directors of National Golf or its subsidiaries.

     New NGP has agreed that for purposes of determining eligibility to participate and vesting (but not accrual of benefits for purposes of defined benefit pension benefits) under the compensation and employee benefit plans of New NGP and its affiliates providing benefits to any National Golf employee after the effective time of the merger, service with National Golf or any of its subsidiaries (and any predecessor companies) will be treated as service with New NGP or any of its subsidiaries with respect to such employee. However, such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

     In addition, each National Golf employee will be immediately eligible to participate, without any waiting time, in any and all new employee benefit plans of New NGP to the extent that the new plans replace coverage under a comparable National Golf benefit plan in which the employee participated prior to the effective time of the NGP merger. For each new employee benefit plan of New NGP providing medical, dental, disability, pharmaceutical or vision benefits to any National Golf employee, New NGP will waive all pre-existing condition exclusions and actively-at-work requirements of the new plan for the employee and his or her covered dependents. In addition, New NGP will take into account any eligible expenses incurred by the employee and his or her dependents for the plan year-to-date for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the employee and his or her dependents.

INDEMNIFICATION AND INSURANCE

     In the merger agreement, New NGP has agreed that it will maintain in effect for six years after the effective time of the NGP merger all of National Golf's obligations to indemnify (to the extent of such obligations as of the date of the merger agreement) each present and former director, executive officer, employee, fiduciary or agent of National Golf as set forth in the Articles of Incorporation and the Bylaws of National Golf. In addition, for six years after the effective time of the NGP merger, New NGP will not amend or otherwise adversely change the indemnification agreements existing as of the date of the merger agreement between National Golf and the directors of National Golf. Furthermore, New NGP will, from the effective time of the NGP merger, indemnify each present and former director and officer of National Golf against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whenever asserted, to the fullest extent that National Golf would have been permitted under Maryland law, under National Golf's charter documents (in effect on the date of the merger agreement) and under the indemnification agreements to indemnify such individuals. New NGP will also advance expenses as incurred to the fullest extent permitted by law, but only if the indemnified party to whom expenses are advanced agrees to repay the advances if it is ultimately determined that such individual is not entitled to indemnification.

     In the merger agreement, New NGP has further agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect policies of directors' and officers' liability insurance with coverage at least as favorable in amount and scope as the policies maintained by National Golf and its subsidiaries on the date of the merger agreement with respect to matters arising on or before the effective time of the NGP merger. However, New NGP is not obligated to make such annual premium payments to the extent that the premiums exceed 250% of the annual premiums paid as of the date of the merger agreement.

AGREEMENT TO USE REASONABLE BEST EFFORTS

     Subject to the terms and conditions of the merger agreement, National Golf and New NGP have agreed to use their respective reasonable best efforts to take all appropriate action and do all things necessary, proper or advisable to consummate and make effective the NGP merger and the NGOP merger. Among other things, each party has committed to use such efforts to cooperate and consult with each other to obtain all necessary consents, approvals and authorizations from governmental entities and to make all necessary filings and submissions under applicable laws.

     Each party to the merger agreement has agreed not to voluntarily extend any statutory deadline or waiting period or to any voluntary delay of the consummation of the NGP merger or the NGOP merger at the behest of any governmental entity without with the consent of the other parties (which will not be unreasonably withheld).

     New NGP has agreed to use its reasonable best efforts to cooperate with NGP in satisfying the conditions relating to environmental reports and lease consents (see "THE MERGER AGREEMENT -- ENVIRONMENTAL INVESTIGATIONS," "-- LEASE CONSENTS" and "-- CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION"), including promptly providing all information (including information relating to net worth and golf industry and real estate experience) reasonably requested by landlords in connection with obtaining any consents from landlords with respect to certain leases and causing its representatives to meet with the landlords under such leases to the extent reasonably requested by National Golf.

     If any permanent or preliminary injunction or other order is entered or seems likely to be entered in any proceeding that would prevent or delay the completion of the NGP merger, each of the parties will use their reasonable best efforts to promptly take any and all steps necessary to vacate, modify or suspend such injunction or order in order to permit completion of the NGP merger prior to March 30, 2003.

     In addition, National Golf has agreed to take all reasonable action to ensure that no anti-takeover or business combination statute or similar regulation will apply to the NGP merger or the merger agreement. If any state takeover statute or similar regulation becomes applicable, National Golf will take all reasonable action to ensure that the NGP merger and the transactions contemplated by the merger agreement will be completed as promptly as practicable and to minimize the effect of any such statute or regulation on the NGP merger or the transactions contemplated by the merger agreement.

FINANCING

     The parties have agreed to use their reasonable best efforts to cooperate in completing and delivering all documentation reasonably necessary for the financing of the transactions contemplated by the merger agreement. New NGP has agreed that, unless an event occurs that makes the conditions to its obligation to complete the NGP merger and the NGOP merger incapable of being satisfied, it will take all action necessary to obtain the necessary funds to pay the NGP and NGOP merger consideration.

ENVIRONMENTAL INVESTIGATIONS

     National Golf has agreed to engage environmental consultants which have been agreed upon by National Golf and New NGP to conduct phase I environmental assessments on all properties that are owned or leased by National Golf or NGOP (other than non-golf course leased properties that are not adjacent to or used in the operation of a golf course). Environmental consultants engaged by National Golf will also conduct any further investigations and prepare further reports as reasonably necessary to investigate any potential violations of environmental law or any potentially adverse environmental conditions identified in the phase I reports. All phase I assessments and further investigations of leased properties will be conducted in accordance with the terms of the leases, and National Golf will use its commercially reasonable efforts to obtain permission from landlords where necessary to perform such assessments or further investigation.

THE GS CAPITAL PARTNERS 2000, WHITEHALL 2001 AND STARWOOD OPPORTUNITY FUND VI GUARANTEE

     In connection with the merger agreement, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI have entered into a guarantee agreement pursuant to which they have guaranteed the obligations of New NGP for money damages up to an aggregate amount of $25 million in the event that the closing of the merger does not occur because of a material breach of the merger agreement by New NGP or New NGOP or because of a material breach of the AGC purchase agreement by New AGC LLC (see "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS"). However, under the terms of the guarantee, National Golf may not seek money damages in excess of an aggregate amount of $25 million from New NGP, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI for breach of the merger agreement, and GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI and New NGP have not waived or limited their ability to assert any claims, defenses or other rights that any of them may have under the merger agreement. The full text of the guarantee is attached to this proxy statement as APPENDIX B.

NATIONAL GOLF BOARD RECOMMENDATION

     National Golf agreed, through its board of directors, to recommend to its shareholders that they approve the NGP merger and the merger agreement. However, the National Golf board of directors may withdraw or modify its recommendation if it determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary obligations. See "-- NO SOLICITATION."

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

  MUTUAL CLOSING CONDITIONS

     The merger agreement provides for a number of conditions which must be satisfied or waived on or prior to the closing date of the transaction. The following is a list of these closing conditions:

     - National Golf must obtain approval of the NGP merger, the merger agreement and the transactions contemplated by the merger agreement from the holders of at least two-thirds of the outstanding shares of National Golf common stock.

     - The holders of NGOP common and preferred units must approve the NGOP merger, the merger agreement and the transactions contemplated by the merger agreement (see "THE VOTING AGREEMENT" and "THE SUPPORT AGREEMENTS").

     - There must be no order, injunction, decree or other legal restraint issued by any governmental entity or agency of competent jurisdiction preventing the consummation of the NGP or NGOP merger and no statute, rule, regulation, order or decree entered or enforced by any governmental authority which would prohibit or make illegal the completion of the NGP or NGOP merger. Each of the parties has agreed to use its reasonable best efforts to have any such prohibition lifted.


     - All of the conditions to closing of the AGC purchase agreement must be satisfied or waived, and the parties to the AGC purchase agreement must be prepared to close the transactions contemplated by the AGC purchase agreement simultaneously with the closing of the NGP and NGOP mergers. The conditions to closing of the AGC Purchase Agreement are described in "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS."


     - Any antitrust waiting period must have terminated or expired.

     - All consents, approvals, waivers and authorizations required from any governmental entity to effect the NGP and NGOP mergers or to maintain certain permits in effect after the closing of the mergers must be obtained, except where the failure to obtain them could not reasonably be expected to have a material adverse effect on National Golf.

  NATIONAL GOLF CLOSING CONDITIONS

     The obligations of National Golf and NGOP to effect the NGP and NGOP mergers are further subject to the satisfaction or waiver of the following conditions:

     - The representations and warranties of New NGP and New NGOP in the merger agreement must be true and correct in all material respects (reading the representations and warranties as if they are not qualified by material adverse effect or materiality), as of the execution of the merger agreement and as of the closing date of the NGP and NGOP mergers, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the ability of New NGP or New NGOP to perform its obligations under the merger agreement. To the extent such representations and warranties expressly relate to an earlier date, such representations and warranties must be true and correct on and as of such earlier date.

     - New NGP and New NGOP must have performed in all material respects all obligations required to be performed by each of them under the merger agreement at or prior to the closing of the merger.

  NEW NGP AND NEW NGOP CLOSING CONDITIONS

     The obligations of New NGP and New NGOP to effect the NGP and NGOP mergers are further subject to the satisfaction or waiver of the following conditions:

     - The representations and warranties of National Golf and NGOP must be true and correct in all material respects (reading the representations and warranties as if they are not qualified by material adverse effect or materiality) as of the execution of the merger agreement and as of the closing date of the merger except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on National Golf. To the extent such representations and warranties expressly relate to an earlier date, such representations and warranties must be true and correct on and as of such earlier date.

     - The representation and warranty of National Golf and NGOP relating to the provision of true and correct copies of certain leases and other agreements to New NGP must be true and correct as of the date to which it relates, except where the failure to be true would not reasonably be expected to have a material adverse effect on National Golf or would not cause the lease consent closing condition not to be satisfied.

     - National Golf and NGOP must perform in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger.

     - The representations and warranties of National Golf and NGOP relating to capital structure and anti-takeover provisions must be true and correct in all material respects as of the execution of the merger agreement and as of the closing date of the merger (except where such representations and warranties expressly relate to an earlier date, in which case they must be true and correct on and as of such earlier date); and the aggregate amount of the transaction fees owed by National Golf to certain advisors and other entities must not exceed in any material respect the aggregate amount previously disclosed to New NGP.

     - National Golf must have received and furnished to New NGP evidence of any approvals or consents from all non-governmental third parties (other than landlords) necessary to complete the NGP and NGOP mergers and to maintain National Golf's material contracts in effect following the closing of the mergers on substantially the same terms as on the date of the merger agreement, other than any approvals or consents the absence of which would not reasonably be expected to have a material adverse effect on National Golf.

     - New NGP must have received one or more opinions from outside counsel or an accounting firm, dated as of the closing date of the NGP merger, to the effect that National Golf has been organized and operated consistent with the requirements for tax qualification as a real estate investment trust, as well as a related party tenant analysis of National Golf and NGOP and the AGC Companies.

     - The lenders who are to provide financing for the transactions contemplated by the merger agreement must not decline to provide financing or renew their commitment to do so as a result of:

        - Any suspension in trading in securities on the NYSE for three or more consecutive business days, including any changes in trading conditions resulting from actual or threatened terrorist attacks;

        - The declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days;

        - The commencement or material escalation of a war, armed hostilities or other international or national crisis or security event involving the United States, or a national or international economic or financial crisis or other significant event, the result of which there has occurred any material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

        - Any limitation by any governmental, regulatory or administrative authority prohibiting the extension of credit by banks or other lending institutions in the United States or New York for three or more consecutive business days that prevents the lenders from providing the financing.

     - Environmental reports for National Golf's owned and leased properties must be prepared in accordance with the merger agreement, and the aggregate reasonably estimated cost of all investigations, cleanup, remediation, disposal and corrective action identified in the reports that is either required by environmental law or required by the lenders who are providing financing for the transactions contemplated by the merger agreement must not exceed $15 million (and, when combined with the costs under an equivalent provision of the AGC purchase agreement relating to properties owned or leased by the AGC Companies, must not exceed $25 million).

     - The lease consent closing condition has been satisfied.

IMPORTANT DEFINITION

     In the merger agreement, the phrase "material adverse effect on National Golf" means a change, effect, circumstance or event that is materially adverse to the business, assets, liabilities, financial condition or results of operations of National Golf and its subsidiaries, taken as a whole, excluding the effects of changes relating to:

     - conditions in the United States or global economy or financial or capital markets generally;

     - general changes in conditions that affect the industries in which National Golf and its subsidiaries operate (including legal, regulatory, business and weather changes), excluding any changes that materially disproportionately affect National Golf and its subsidiaries relative to the industries in which they operate; and

     - the merger agreement, the AGC purchase agreement, the announcement or performance of such agreements and the transactions contemplated thereby.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the NGP merger, whether before or after National Golf shareholders have approved it:


     - by mutual written consent authorized by the National Golf board of directors and by New NGP;

     - by National Golf or New NGP if the NGP merger is not consummated by March 30, 2003, unless the failure of the closing to occur is the due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements;

     - by National Golf or New NGP if there is a breach of any of the covenants or agreements or representations or warranties in the merger agreement by the other party (as long as the terminating party is not then in material breach of any representation or warranty, considering each representation and warranty without any qualifications as to materiality) that would make the conditions to closing impossible to fulfill and, if curable, is not cured within 30 days' written notice to the breaching party or cannot be cured prior to the closing of the NGP and NGOP mergers;

     - by National Golf or New NGP if any governmental entity fails to grant a regulatory approval or consent, and that decision is final, or issues a final and non-appealable order, decree or ruling or takes any action permanently enjoining or restraining the NGP or NGOP mergers (unless the failure of this condition to be satisfied is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements);


     - by New NGP if the National Golf board of directors has withdrawn, modified or changed its recommendation of the adoption of the merger agreement in a manner adverse to New NGP or if the National Golf board of directors has recommended a competing transaction to the National Golf shareholders;


     - by National Golf or New NGP if the holders of at least two-thirds of the outstanding shares of National Golf common stock do not approve the NGP merger, the merger agreement and the transactions contemplated by the merger agreement; or

     - by National Golf or New NGP if the AGC purchase agreement has been terminated (in the case of New NGP, unless the termination of the AGC purchase agreement was due to the failure of any affiliate of New NGP to perform its covenants under that agreement).

TERMINATION FEES AND EXPENSES IF THE MERGER IS NOT COMPLETED

     National Golf must pay New NGP a termination fee of $15 million, plus expense reimbursements up to a maximum of $10 million, if:


     - New NGP terminates the merger agreement because the National Golf board of directors has withdrawn, modified or changed its recommendation of the adoption of the merger agreement in a manner adverse to New NGP or because the National Golf board of directors has recommended a competing transaction to the National Golf shareholders; or


     - (a) New NGP terminates the merger agreement because National Golf has breached any of its covenants or agreements or representations or warranties in the merger agreement (as long as New NGP is not then in material breach of any representation or warranty, considering each representation and warranty without any qualifications as to materiality) that would make the conditions to closing impossible to fulfill and, if curable, is not cured within 30 days' written notice to the breaching party or cannot be cured prior to the closing of the NGP and NGOP mergers; or (b) New NGP or National Golf terminates the merger agreement because the holders of at least two-thirds of the outstanding shares of National Golf common stock have not approved the NGP merger, the merger agreement and the transactions contemplated by the merger agreement; AND
       IF:

           (i) any person acquires more than 50% of the outstanding stock of National Golf prior to the shareholder meeting, OR

           (ii) (A) any NGP business combination (as defined below) is publicly proposed or announced or (if the merger agreement is terminated for the reason described in 2(a) above) made to National Golf and (if the merger agreement is terminated for the reason described in 2(b) above) such announcement is prior to the National Golf shareholder meeting and such NGP business combination or public announcement is not publicly withdrawn at least five days prior to the shareholder meeting, AND (B) the NGP business combination or any other NGP business combination that results in the National Golf shareholders receiving consideration equal or greater to the consideration they will receive in the NGP merger is consummated by National Golf within twelve months of the termination of the merger agreement.

     In addition, National Golf must reimburse New NGP for all reasonable out-of-pocket expenses actually incurred by New NGP and its representatives or on its behalf in connection with the NGP and NGOP mergers and the proposed financing thereof, up to a maximum of $10 million, if the merger agreement is terminated and National Golf consummates an NGP business combination within twelve months of the termination. However, National Golf does not owe reimbursement of expenses if National Golf terminates the merger agreement because:

     - the merger is not consummated by March 30, 2003 and the failure of the closing to occur is due to the failure of New NGP to perform its covenants and agreements;

     - New NGP has breached any of its covenants or agreements or representations or warranties in the merger agreement (as long as National Golf is not then in material breach of any representation or warranty, considering each representation and warranty without any qualifications as to materiality) that would make the conditions to closing impossible to fulfill and, if curable, is not cured within 30 days' written notice to the breaching party or cannot be cured prior to the closing of the mergers; or

     - the AGC purchase agreement has been terminated due to the failure of any affiliate of New NGP to perform its covenants under that agreement.

     The term "NGP BUSINESS COMBINATION" as used in this document means:

     - any merger, consolidation or other business combination or transaction (including the acquisition of voting securities but excluding any exchange of NGOP common units for shares of National Golf common stock) as a result of which the National Golf shareholders immediately prior to such transaction would hold less than 50% of the voting power of all voting securities outstanding immediately following such transaction (other than the Newco transaction contemplated by the amended NGP-AGC reorganization agreement). However, if the merger, consolidation, other business combination or transaction involves an exchange of NGOP common units for shares of National Golf common stock, the voting power of the NGP shareholders both before and after such merger, consolidation, other business combination or transaction will be calculated after giving effect to such exchange;

     - the acquisition of 50% or more of the assets of National Golf or its subsidiaries taken as a whole (including capital stock or equity interests of any National Golf subsidiary) by a person who is not a controlled affiliate of National Golf (other than the transactions contemplated by the amended and restated AGC reorganization agreement); or

     - for purposes only of determining whether National Golf must pay New NGP a termination fee, (A) any merger, consolidation or other business combination or transaction (including the acquisition of voting securities but excluding any exchange of NGOP common units for shares of National Golf common stock) as a result of which the National Golf shareholders immediately prior to such transaction would hold voting securities representing less than 80% of the voting power of all voting securities outstanding immediately following such transaction (other than the Newco transaction contemplated by the amended NGP-AGC reorganization agreement) (however, if the merger, consolidation, other business combination or transaction involves an exchange of NGOP common units for shares of National Golf common stock, the voting power of the National Golf shareholders both before and after such merger, consolidation, other business combination or transaction will be calculated after giving effect to such exchange), or (B) any refinancing of at least 66% of the aggregate existing indebtedness on the date hereof, which has a remaining average life to maturity of at least three years, of National Golf and its subsidiaries.

ANCILLARY NGOP AGREEMENT

     In connection with the merger agreement, on September 14, 2002, National Golf, NGOP, New NGP and New NGOP entered into the ancillary NGOP agreement with David G. Price and Dallas P. Price. Pursuant to the ancillary NGOP agreement, National Golf, NGOP, New NGP and New NGOP agreed that they would not waive or amend the following provisions of the merger agreement without the prior written consent of David G. Price and Dallas P. Price (referred to in this document as the "PRICES"):

     - the consideration to be paid to the holders of the NGOP common units;

     - the provision that allows National Golf to make distributions pursuant to section 7.1.A.3 of the NGOP partnership agreement, which would reduce the consideration payable to NGOP common unit holders; and

     - the prohibition against National Golf and NGOP taking, or failing to take, any action that would disqualify National Golf as a real estate investment trust.

     In addition, these parties agreed not to consent to an alternative transaction structure, as permitted by the merger agreement, in a manner that adversely affects the tax consequences to the holders of common units of NGOP, without the prior consent of the Prices. The Prices may withhold their consent in their discretion as long as they use reasonable efforts to mitigate the adverse tax consequences so as to permit the proposed change in transaction structure. The parties also agreed that NGOP would not sell any real property owned or contributed to it at the time of the closing of the initial public offering of common stock of National Golf (other than Arrowhead Golf Course in Florida) prior to January 1, 2003. National Golf and American Golf also agreed to a consistent approach to the tax treatment of rent owed to National Golf by American Golf. NGOP, New NGP and New NGOP also agreed to treat the NGOP merger as a sale by each limited partner holding NGOP common units pursuant to Section 741 of the Internal Revenue Code, except to the extent that the consideration is paid with cash from NGOP, which shall be treated as a purchase of those units by NGOP.

                           AMERICAN GOLF TRANSACTIONS

AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS

     In connection with New NGP and New NGOP entering into the merger agreement with National Golf and NGOP, New AGC LLC, a company affiliated with the GS Funds and the Starwood Funds, entered into a purchase agreement with holders of equity interests in the AGC Companies, pursuant to which New AGC LLC will acquire all of the outstanding equity interests in the AGC Companies. The AGC Companies are controlled by David G. Price, a director and significant shareholder of National Golf. In exchange, David G. Price, James M. Stanich, a director of National Golf, Edward R. Sause, a former director of National Golf, and the other holders of equity interests in the AGC Companies will receive in the aggregate $10,000 plus equity interests representing 2% of the equity of New NGP after the closing of the NGP merger and an option to acquire 2% of the equity of New AGC with an exercise price of 120% of the fair market value of such equity interest after the closing of the acquisition of the AGC Companies.

     Completion of the transactions contemplated by the AGC purchase agreement is conditioned on the satisfaction or waiver of the conditions to the NGP and NGOP mergers and on the parties to the merger agreement being prepared to complete those mergers simultaneously with the completion of the AGC purchase agreement. In addition, the AGC purchase agreement contains a number of other conditions to closing, which must be satisfied or waived in order for the NGP merger to be completed (see "THE MERGER AGREEMENT -- CONDITIONS TO CONSUMMATION OF THE TRANSACTION"). These include:

     - all representations and warranties of the parties to the agreement must be true and correct except as would not have a material adverse effect on the party making the representations and warranties;

     - the parties to the agreement must have performed in all material respects all obligations required to be performed by them under the AGC purchase agreement;

     - liquor licenses representing at least 80% of the 2002 budgeted beverage sales of golf courses of the AGC Companies must be in place, and be reasonably expected to remain in place, after the closing of the transactions and all statutory waiting periods in respect thereof shall have expired;


     - all third-party and governmental approvals (other than with respect to leases of golf courses and liquor licenses) must be obtained, except as would not have a material adverse effect on the AGC Companies; and

     - specified environmental reports for the AGC Companies' owned and leased properties must be prepared in accordance with the AGC purchase agreement, and the aggregate reasonably estimated cost of all investigations, cleanup, remediation, disposal and corrective action identified in the reports that is either required by environmental law or required by the lenders who are providing financing for the transactions contemplated by the merger agreement, when combined with the costs under an equivalent provision of the merger agreement relating to properties owned or leased by National Golf, must not exceed $25 million.

     In connection with the AGC purchase agreement, New NGP has entered into a four-year consulting agreement with David G. Price, effective upon the completion of the acquisition of the AGC Companies, providing for compensation of $500,000 per year, and David G. Price has entered into a non-competition agreement with New AGC.


     Additionally, David G. Price, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI entered into a collateral substitution agreement, pursuant to which GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to assist David G. Price in providing substitute collateral to American Golf's lenders, as he was required to do under American Golf's restructuring agreement with its lenders. Under the terms of the collateral substitution agreement, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed, upon request of David G. Price, to offer a guaranty to the AGC lenders to satisfy Mr. Price's collateral substitution requirements or, if the guaranty was not acceptable to the AGC lenders, to offer a letter of credit or cash collateral in an amount up to $26 million, on the terms set forth in the collateral substitution agreement. As part of the collateral substitution agreement, Mountaingate Land Company, L.P., an entity controlled by David G. Price, has agreed to extend its lease with American Golf for Mountaingate Country Club for an additional thirty-four years and eleven months, upon the closing of the AGC purchase agreement. The collateral substitution agreement is filed as an exhibit to the Schedule 13D/A for each of David G. Price and Dallas P. Price filed on October 8, 2002.



     On September 30, 2002, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to extend the collateral substitution agreement with Mr. Price until October 31, 2002. On October 31, 2002, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to further extend the collateral substitution agreement with Mr. Price until November 7, 2002. As part of the October 31 extension agreement, the parties agreed that GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI would only be obligated to provide substituted collateral in the form of cash up to a maximum aggregate amount of approximately $9.5 million and (a) Mr. Price would cause the loans to be secured by a pledge of 2,743,004 common limited partnership units of NGOP, (b) Mr. Price would have personal liability for approximately $2.5 million with respect to the loan and (c) the loan would not be secured by a second mortgage on the golf course owned by Mountaingate Land Company, L.P. Pursuant to the collateral substitution agreement, Mr. Price subsequently entered into a credit support agreement, dated as of November 8, 2002, with GS Capital Partners 2000, Whitehall 2001, Starwood Opportunity Fund VI and Masters Funding LLC, an affiliate of these entities, pursuant to which Masters Funding LLC loaned Mr. Price and his trust approximately $9.5 million, all of which Mr. Price used to satisfy his collateral substitution obligations to American Golf's lenders, and an additional amount representing a fee to be paid to Masters Funding LLC by Mr. Price. The interest-bearing loan is secured by a pledge of 2,148,074 NGOP common units owned by Mr. Price's trust and 594,930 NGOP common units owned by Dallas P. Price's trust. Dallas P. Price is the former wife of Mr. Price. GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI have no further obligation to assist Mr. Price in providing substitute collateral to the American Golf lenders under the collateral substitution agreement. The credit support agreement and related pledge agreements are filed as exhibits to National Golf's Form 8-K filed on November 18, 2002.



     It is currently expected that upon the closing of the AGC purchase agreement, approximately $64 million of American Golf indebtedness for which David G. Price and his affiliates have provided limited guarantees will be repaid. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING." In addition, loans made by David G. Price and his related entities to the AGC Companies, and loans made by the AGC Companies to David G. Price and his related entities, will be cancelled without payment upon the closing of the AGC purchase agreement. The aggregate amount of these loans owed to David G. Price and his related entities exceeds the aggregate amount of these loans owed by David G. Price and his related entities to the AGC Companies by approximately $6 million.


AGREEMENT WITH NATIONAL GOLF AND NGOP

     On March 29, 2002, National Golf, NGOP and an affiliated entity entered into the AGC reorganization agreement with American Golf, David G. Price and certain affiliates. The AGC reorganization agreement provided for the formation of a newly formed corporation, "NEWCO," and the acquisition by Newco of National Golf, NGOP and the AGC Companies (these transactions are referred to in this document as the "NEWCO TRANSACTION"). In connection with National Golf and American Golf entering into the merger agreement and the AGC purchase agreement, respectively, with affiliates of the GS Funds and the Starwood Funds, National Golf, American Golf and their affiliates amended and restated the NGP-AGC reorganization agreement. The amended NGP-AGC reorganization agreement provides that the Newco transaction will not occur unless the merger agreement and the AGC purchase agreement are terminated and the conditions to the closing of the Newco transaction are satisfied or waived. The amended NGP-AGC reorganization agreement will terminate upon the completion of the NGP and NGOP mergers and the transactions contemplated by the AGC purchase agreement and, in such an event, the Newco transaction will not occur. You are not now being asked to vote on the Newco transaction. If the merger agreement and the AGC purchase agreement are terminated, National Golf will call a special meeting at which shareholders will be asked to vote on approval of the Newco transaction and the amended NGP-AGC reorganization agreement.

                              THE VOTING AGREEMENT


     David G. Price, Dallas P. Price and their respective trusts have entered into a voting agreement with New NGP pursuant to which they agree to vote their shares of National Golf common stock and NGOP common units in favor of the transactions contemplated by the merger agreement and against any competing transaction for a period of one year (other than the Newco transaction contemplated by the amended NGP-AGC reorganization agreement). As of November 15, 2002, David G. Price, Dallas P. Price and their respective trusts owned 709,675 shares of National Golf common stock (representing approximately 5.4% of the outstanding shares) and approximately 81% of the outstanding common units of NGOP (other than those held by NGP). As of November 15, 2002, there were 20,534,039 NGOP common units outstanding, of which 13,120,648 common units were held by National Golf. The voting agreement is filed as an exhibit to the
Schedule 13D/A for each of David G. Price and Dallas P. Price filed on October 8, 2002.



     354,938 shares of National Golf common stock and 1,107,620 NGOP common units owned by Mr. Price and his trust, and 336,737 shares of National Golf common stock and 68,333 NGOP common units owned by Dallas P. Price and her trust are pledged to certain of American Golf's lenders (referred to in this document as the "AGC LENDERS"). See "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS -- AMERICAN GOLF DEBT RESTRUCTURING." In the event of foreclosure, those shares and units will no longer be subject to the voting agreement; however, the AGC lenders have agreed to vote any foreclosed shares and units in favor of the transactions contemplated by the merger agreement (including the NGP merger and the NGOP merger). 2,743,004 NGOP common units, of which 2,148,074 NGOP common units are owned by Mr. Price's trust and 594,930 NGOP common units are owned by Dallas P. Price's trust, are pledged to Masters Funding LLC, an affiliate of GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS." In the event of foreclosure, those units will no longer be subject to the voting agreement; however, Masters Funding LLC has agreed to vote any foreclosed units in favor of the transactions contemplated by the merger agreement (including the NGOP merger).



     319,800 of the common units of National Golf held by Dallas P. Price's trust have been pledged to a third-party lender to one of her affiliates. In connection with the pledge, the lender received a proxy to vote those pledged units in Ms. Price's place in the event of a default under the pledge agreement. In the event of foreclosure on those shares, those pledged units will no longer be subject to the voting agreement.


                             THE SUPPORT AGREEMENTS


     In connection with the merger agreement, certain holders of NGOP common units (representing approximately 19% of the outstanding common units of NGOP on November 15, 2002 (other than those held by NGP)) entered into support agreements in which they consented to the NGOP merger and agreed to take all actions reasonably necessary or desirable to consummate the transactions contemplated by the merger agreement, including agreeing not to sell or transfer their common units or grant any proxy with respect to their common units that would be inconsistent with the support agreements.



     In addition, the holders of series A and series B preferred units of NGOP signed a consent agreement in which they consented to the NGP and NGOP mergers and agreed to take all actions reasonably necessary to consummate the transactions contemplated by the merger agreement. The holders of these preferred units have agreed that the preferred units will remain outstanding on revised terms after the completion of the NGP and NGOP mergers. At the closing of the NGP and NGOP mergers, the holders of these preferred units will receive a number of membership interests of new NGP and New AGC and will provide a loan to New AGC LLC, on new terms negotiated between these holders and New NGP. It is expected that the contributions and loans of the unit holders will be made through the exchange of, and/or reinvestment of proceeds payable upon redemption of, a portion of their preferred units.


                             SHAREHOLDER LITIGATION

     On February 13, 2002, National Golf announced that it had executed a letter of intent to enter into a business combination with the AGC Companies (such transaction is referred to in this document as the "NEWCO TRANSACTION"). Shortly after that announcement, a total of thirteen class action and derivative lawsuits were filed in state and federal courts against, among others, National Golf, American Golf and certain of their directors. The thirteen lawsuits, which are described in the following paragraphs, have since been consolidated into a smaller number of lawsuits.

     Two derivative lawsuits were filed in California Superior Court in Los Angeles, purportedly asserting claims on behalf of National Golf against its directors for breach of fiduciary duty in connection with the proposed Newco transaction as announced on February 13, 2002, on the ground that the proposed transaction improperly favored the interests of David G. Price at the expense of the interests of National Golf and its public shareholders.

     Three derivative lawsuits were filed in California Superior Court in Los Angeles, purportedly asserting claims on behalf of National Golf against its directors for breach of fiduciary duty in connection with alleged mismanagement of, and improper public disclosures by, National Golf in the two-year period preceding the announcement of the proposed business combination with the AGC Companies on February 13, 2002, and for alleged insider trading by David G. Price and an entity associated with him. Two derivative lawsuits were filed in United States District Court in Los Angeles, purportedly asserting claims similar to those asserted in the state court derivative cases described in the preceding sentence.

     Three purported class actions were filed in California Superior Court in Los Angeles on behalf of National Golf shareholders, asserting claims against National Golf's directors and American Golf for breach of fiduciary duty in connection with the proposed Newco transaction as announced on February 13, 2002, on the ground that the transaction improperly favored the interests of David Price at the expense of the interests of National Golf and its public shareholders. On November 5, 2002, plaintiffs filed a consolidated amended complaint, omitting all derivative claims and asserting, on behalf of a purported class of holders of National Golf's common stock, claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty. On November 7, 2002, plaintiffs' counsel informed the court that the plaintiffs intended to file a motion for preliminary injunction with respect to their claims, seeking to enjoin National Golf and other defendants from consummating the NGP merger and the NGOP merger. The court set a hearing date of December 12, 2002 on the motion, and ordered plaintiffs to file the motion no later than November 25, 2002.


     Three purported class actions were filed in United States District Court in Los Angeles on behalf of National Golf shareholders, asserting claims against National Golf and two of its directors for violation of federal securities laws in connection with alleged misleading disclosures between April 1999 and May 2001 relating to the financial condition of American Golf and National Golf.

     National Golf intends to vigorously defend these lawsuits.

                             ELECTION OF DIRECTORS


     The board of directors of National Golf currently is comprised of five members divided into three classes serving staggered terms of three years each. Pursuant to National Golf's Articles of Incorporation and Bylaws, the term of office of one class of directors expires each year and, at each annual meeting of shareholders, the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are duly elected and qualified. The current terms of two directors expire at the Annual Meeting, the term of one director expires at the 2003 annual meeting of shareholders and the terms of two directors expire at the 2004 annual meeting of shareholders. If the NGP and NGOP mergers are completed, the terms of service of all directors will end upon such completion.


     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two nominees designated below, each of whom is currently a director of National Golf, to serve until the 2005 annual meeting of shareholders and until their respective successors shall have been elected and qualified. The two nominees for director receiving the highest number of votes will be elected to the board of directors. National Golf expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, the shares of common stock represented by the proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be designated by the board of directors.

     Under National Golf's Bylaws, nominations of persons for election to National Golf's board of directors, other than those made by or at the direction of National Golf's board of directors, may be made at the annual meeting only if pursuant to a timely notice delivered or mailed to the Secretary of National Golf. To be timely, a shareholder's notice must be delivered to or mailed and received at National Golf's principal executive offices not more than 75 nor less than 50 days prior to the annual meeting or, if less than 65 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first. A notice of nomination must set forth certain information as required under National Golf's Bylaws.

     The board of directors of National Golf recommends a vote FOR the election of Charles S. Paul and John C. Cushman, III to serve until the annual meeting of shareholders to be held in the year 2005 and until their respective successors are duly elected and qualified. If the NGP and NGOP mergers are completed, the terms of service of all directors will end upon such completion.

NOMINEES FOR DIRECTOR

     Information concerning the nominees for directors of National Golf's board of directors whose terms expire at the annual meeting is set forth below.

NAME                                     AGE   PRESENT POSITION WITH THE COMPANY   DIRECTOR SINCE
----                                     ---   ---------------------------------   --------------
John C. Cushman, III..................   61    Director                                 1994
Charles S. Paul.......................   53    Director and Interim Chief               1993
                                                Executive Officer

     JOHN C. CUSHMAN, III has served as a director of National Golf since July 20, 1994. Mr. Cushman has been the Chairman of the Board at Cushman & Wakefield, Inc. since July 1, 2001. Previously Mr. Cushman had been the President and Chief Executive Officer of Cushman Realty Corporation since 1978. He is a director of Culinary Holdings, Inc., Cushman Winery Corporation, D.A., Cushman Realty Corporation, Digital Gene Technologies, Inc., Inglewood Park Cemetery, La Quinta Corporation, La Quinta Properties, Inc. and Los Angeles Turf Club, Inc.

     CHARLES S. PAUL has served as a director of National Golf since August 31, 1993, and as Interim Chief Executive Officer of National Golf since December 13, 2001. Mr. Paul has been Chairman of the Board of Directors of IFILM Corp. since 1999 prior to which Mr. Paul was Chairman and Co-Founder of Sega GameWorks L.L.C. Prior to joining Sega GameWorks L.L.C. in 1996, Mr. Paul was an Executive Vice President and director of MCA, Inc. from 1989 until March of 1996, and served as President of MCA Enterprises, Inc. from 1986 until March of 1996. Mr. Paul is also a director of AMC Entertainment.

DIRECTORS CONTINUING IN OFFICE

     Information concerning the other directors of the Company whose terms do not expire at the annual meeting is set forth below.

NAME                   AGE   PRESENT POSITION WITH THE COMPANY    DIRECTOR SINCE   TERM EXPIRES
----                   ---   ----------------------------------   --------------   ------------
Bruce Karatz.........  57    Director                                  1993            2004
David G. Price.......  70    Chairman of the Board of Directors        1993            2003
James M. Stanich.....  44    Director                                  1998            2004

     BRUCE KARATZ has served as a director of National Golf since August 31, 1993. Mr. Karatz has been President, Chief Executive Officer and a director of KB Home since 1986 and Chairman of the Board of Directors of KB Home since July 1993. Mr. Karatz is also a director of Honeywell International, Inc., Avery Dennison, The Kroger Co. and Edison International.

     DAVID G. PRICE has served as the Chairman of the Board of Directors of National Golf since its formation in April 1993. Mr. Price also serves as the Chairman of the Board of Directors of American Golf and has served in such capacity since he founded American Golf in 1973. Mr. Price served as Chief Executive Officer of American Golf from 1973 until June of 2000. Mr. Price is also a Trustee and the President of the Museum of Flying in Santa Monica, California.

     JAMES M. STANICH has served as a director of National Golf since January 30, 1998. He served as the President of National Golf from January 30, 1998 until his resignation on April 23, 2002. Prior to joining National Golf in 1998, Mr. Stanich was a director, Executive Vice President of Corporate Operations and Secretary of American Golf since 1993. Mr. Stanich resigned as a director of American Golf in November 2001. Mr. Stanich is a son-in-law of David G. Price.

BOARD OF DIRECTORS MEETINGS, COMMITTEES AND COMPENSATION

     National Golf's board of directors held seven meetings during the year ended December 31, 2001 and also took action with respect to various matters by unanimous written consent. During that period, all of the directors attended all of the meetings, except for Messrs. Archer and Paul, each of whom missed one meeting.

     National Golf's Bylaws provide that the majority of its five member board of directors must consist of directors who are unaffiliated with David G. Price (these directors are referred to in this document as the "INDEPENDENT DIRECTORS"). Messrs. Karatz and Paul were elected as independent directors National Golf's board of directors on August 31, 1993. Mr. Cushman was elected as an independent director on July 20, 1994.

     In accordance with National Golf's Bylaws, transactions involving National Golf and affiliates of David G. Price require the approval of a committee of National Golf's board of directors consisting solely of the independent directors (referred to in this document as the "INDEPENDENT COMMITTEE"). Such transactions with affiliates of David G. Price include, without limitation, (i) lease negotiation with respect to owned golf courses and the enforcement and amendment of such leases, (ii) the selection of operators for acquired golf courses, and (iii) consideration of National Golf's right of first refusal to acquire common units in NGOP through which National Golf owns all of the golf courses and conducts its operations, upon transfer of common units in NGOP as provided in NGOP's agreement of limited partnership (referred to in this document as the "NGOP PARTNERSHIP AGREEMENT"). Certain matters relating to NGOP require the approval of holders of a majority of the common units of NGOP.

     Prior to December 13, 2001, National Golf paid each of its independent directors a fee of $12,000 per year for services as a director plus $1,000 for attendance at each meeting of National Golf's board of directors. Effective December 13, 2001, National Golf ceased payments for meeting attendance and increased the annual director fee to each of its independent members from $12,000 to $84,000 in connection with the evaluation and implementation of restructuring alternatives. In addition, National Golf reimburses all directors for reasonable travel expenses incurred in connection with their duties as directors of National Golf. During his service as Interim Chief Executive Officer, Mr. Paul does not receive a director fee, but does receive executive compensation, which includes a salary from National Golf. Pursuant to National Golf's 1995 Independent Director Equity Participation Plan, each of National Golf's independent directors also receives an annual grant of 500 shares of restricted stock and an option to purchase 2,000 shares of National Golf common stock. The shares of restricted stock received by such independent directors may not be sold until the earlier of (i) the fifth anniversary of the date on which such shares are granted, provided that the recipient of such grant has not terminated his directorship during such period, and (ii) the recipient's normal retirement at or after age 65. As of December 31, 2001, Messrs. Cushman, Karatz and Paul each held 2,500 shares of restricted stock, of which no shares of restricted stock currently may be sold. In addition, as of December 31, 2001, Messrs. Cushman, Karatz and Paul each held options to purchase 16,000 shares of National Golf common stock at a range of exercise prices of $10.94 through $31.50, of which options to purchase 14,000 shares of common stock currently are exercisable. In addition to the options he received as a director, Mr. Paul in 2001 received options to purchase 30,000 shares.

     The board of directors has an Independent Committee, an Executive Committee, an Audit Committee and a Compensation Committee, each established on August 10, 1993 under National Golf's Bylaws. In addition, National Golf established a Financial Committee in April 1997. The Company does not have a Nominating Committee.

     INDEPENDENT COMMITTEE. As provided in National Golf's Bylaws, the Independent Committee includes only independent directors. The Independent Committee was established to oversee the selection of operators for golf courses acquired in the future and to approve transactions between National Golf and affiliates of David G. Price that it considers from time to time. Messrs. Cushman, Karatz and Paul are the current Independent Committee members. Mr. Paul serves as the chair of the Independent Committee. The Independent Committee held three meetings during 2001 and took action with respect to certain matters by unanimous written consent. All committee members attended all of the meetings held in 2001, except for Mr. Cushman, who missed one meeting.

     EXECUTIVE COMMITTEE. The Executive Committee has such authority as may be granted by National Golf's board of directors, including the power to acquire and dispose of real property and the power to authorize, on behalf of the full board of directors, the execution of certain contracts and agreements. The Executive Committee consists of the Chairman of the board of directors, the Chairman of the independent committee and an executive officer of National Golf. Messrs. Price, Paul and Stanich are the current members of the Executive Committee. Mr. Price serves as the chair of the Executive Committee. The Executive Committee held no meetings during 2001.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for the administration of National Golf's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of National Golf's executive officers and determines the general compensation policy for National Golf. Messrs. Cushman and Paul are the current members of the Compensation Committee. The Compensation Committee held no meetings during 2001, but took action with respect to certain matters by unanimous written consent.

     FINANCIAL COMMITTEE. The Financial Committee is responsible for the oversight of National Golf's significant financial matters, including capitalization, budgeting and financial reporting. Messrs. Karatz and Stanich are the current members of the Financial Committee. The Financial Committee held no meetings during 2001.


     AUDIT COMMITTEE. Messrs. Cushman and Karatz are members of the Audit Committee of National Golf's board of directors. Mr. Paul resigned from the Audit Committee effective November 4, 2002. The Audit Committee operates pursuant to a written charter adopted by the board of directors, which was filed as an exhibit to the proxy statement for National Golf's annual meeting held on May 29, 2001. The Audit Committee fails to satisfy the audit committee composition listing standards of the New York Stock Exchange because it consists of two members, instead of the three members required by the New York Stock Exchange's standards. Due to the employment relationship created by Mr. Paul's interim role as Chief Executive Officer of National Golf, a role Mr. Paul assumed on December 13, 2001, Mr. Paul is no longer qualified to serve as a member of the audit committee. None of the other directors of National Golf other than Messrs. Cushman and Karatz satisfy the New York Stock Exchange's standards for serving on the Audit Committee. The Audit Committee held four meetings during 2001. All committee members attended all of the meetings in 2001, except for Messrs. Paul and Cushman, each of whom missed one meeting.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Cushman and Paul. Mr. Cushman is not, and has not been an officer or employee of National Golf or any of its subsidiaries. Mr. Paul became the Interim Chief Executive Officer of National Golf in December 2001. Neither has had a direct or indirect interest in any transaction or series of transactions with National Golf or any of its subsidiaries where the amount involved exceeds $60,000 except for salary compensation paid to Mr. Paul in connection with his position as Interim Chief Executive Officer. Neither is or has been a director or member of the compensation committee of another entity, one of whose executive officers serves or has served on the Compensation Committee of National Golf. And, neither is or has been a member of the compensation committee of another entity, one of whose executive officers is or has been a director of National Golf. For a description of the background of each of these individuals, see "NOMINEES FOR DIRECTOR."

     Mr. Stanich, who served as President of National Golf from January 30, 1998 until his resignation on April 23, 2002, was a director of American Golf through November 21, 2001. Mr. Stanich was an executive officer of American Golf prior to joining National Golf. Mr. Stanich together with his wife owns approximately 3.2% of the outstanding common stock of American Golf. Mr. Sause, a director of National Golf from April 1993 until his resignation in December 2001, has been an executive officer and director of American Golf since April 1997. Mr. Sause owns approximately 1.3% of the outstanding common stock of American Golf.

REQUIRED VOTE FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The two nominees for director receiving the highest number of votes will be elected to our board of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE CANDIDATES NOMINATED BY THE BOARD OF DIRECTORS. A PROPERLY EXECUTED PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS YOU DESIGNATE OTHERWISE.

                             AUDIT COMMITTEE REPORT

     The following report of the Audit Committee of our Board of Directors shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and shall not otherwise be deemed filed under either act.

     The role of the Audit Committee is to oversee National Golf's financial reporting process on behalf of the Board of Directors. Management of National Golf has the primary responsibility for National Golf's financial statements as well as National Golf's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of National Golf's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of National Golf as of and for the year ended December 31, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from National Golf. The Audit Committee has also considered whether the independent auditor's provision of non-audit services to National Golf is compatible with maintaining the auditor's independence.

     In performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management and by the independent auditors. Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in National Golf's Annual Report on Form 10-K/A for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          Audit Committee

                                          John C. Cushman, III
                                          Bruce Karatz
                                          Charles S. Paul

Santa Monica, California
March 30, 2002

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     As of the close of business on November 15, 2002, National Golf had outstanding 13,120,648 shares of common stock. The following table sets forth information as to the number of shares of common stock beneficially owned as of November 15, 2002, by (i) each person known by National Golf to be the beneficial owner of more than 5% of any class of National Golf's voting securities, (ii) each director of National Golf, (iii) the Interim Chief Executive Officer and other executive officers and (iv) National Golf's directors and executive officers as a group.



                                             NUMBER OF SHARES OF
                                                COMMON STOCK          PERCENTAGE OF SHARES OF
NAME OF BENEFICIAL OWNER (1)                BENEFICIALLY OWNED(2)     OUTSTANDING COMMON STOCK
----------------------------                ---------------------     ------------------------
David G. Price............................        3,610,632(3)                  22.0%
Dallas P. Price...........................        3,104,550(4)                  19.6%
John C. Cushman, III......................           32,052(5)                     *
Bruce Karatz..............................           22,858(6)                     *
Paul W. Major.............................          102,113(7)                     *
Neil M. Miller............................          110,500(8)                     *
Charles S. Paul...........................           73,000(9)                     *
James M. Stanich..........................           76,627(10)                    *
Cliffwood Partners, LLC and affiliated
  entities................................        1,040,200(11)                  7.9%
James C. Gilstrap and affiliated
  entities................................          757,300(12)                  5.8%
All directors and executive officers as a
  group (7 persons).......................        4,027,782                     24.4%


---------------

  *  Less than 1% of outstanding shares of National Golf common stock.

 (1) Unless otherwise indicated, the address for each named person is c/o National Golf Properties, Inc., 2951 28th Street, Suite 3001, Santa Monica, California 90405.

 (2) For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, National Golf believes that the beneficial owners of shares of common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

 (3) Includes 354,938 shares of common stock owned of record by the David G. Price Trust, of which David G. Price is the sole trustee and 3,255,694 shares of common stock issuable upon exchange of 3,255,694 NGOP common units owned of record by the David G. Price Trust which Mr. Price may be deemed to beneficially own. Does not include 405,882 shares of common stock which Mr. Price may be deemed to beneficially own as a result of common units held by the Dallas P. Price Charitable Lead Trust #1 benefiting the Museum of Contemporary Art, Los Angeles for which he is the sole trustee. Does not include 75,000 shares of common stock as to which Mr. Price has shared voting and shared dispositive power which are owned directly by Oaks Christian High School, of which Mr. Price is a member of the Board of Trustees. Mr. Price disclaims beneficial ownership of such shares. Exchange of any of the NGOP common units beneficially owned by Mr. Price also is subject to the ownership limit contained in National Golf's Articles of Incorporation (the "Ownership Limit"), which prohibits the actual or constructive ownership of more than 9.8% of the outstanding shares of common stock by any person. Does not include 315,581 shares of common stock issuable upon exchange of an additional 315,581 common units of NGOP which Mr. Price may be deemed to beneficially own and which are presently not entitled to be exchanged pursuant to the terms of the NGOP partnership agreement. Mr. Price has shared voting and dispositive power with respect to these units, which are owned by American Golf (6,854 common units), Myreshan, Inc. (149,273 common units), RSJ Golf, Inc. (6,732 common units), Supermarine Aviation, Ltd. (152,498 common units) and David Price, A Professional Corporation (224 common units). Without regard to the Ownership Limit, the limitation on the exchange of all the NGOP common units contained in the NGOP partnership agreement and any other contractual limitations and assuming the exchange of all of the NGOP common units that may be deemed to be beneficially owned by David G. Price, the total amount and percentage of shares owned as of November 15, 2002 would be 3,926,213 and 23.5%, respectively. This does not include shares with respect to which Mr. Price disclaims beneficial ownership.



 (4) Includes 354,737 shares of common stock owned of record by the Dallas P. Price Trust, a revocable trust, of which Dallas P. Price is the sole trustee, 2,749,813 shares of common stock issuable upon exchange of 2,749,813 NGOP common units owned of record by the Dallas P. Price Trust which Dallas P. Price may be deemed to beneficially own. Does not include 75,000 shares of common stock as to which Ms. Price has shared voting and shared dispositive power which are owned directly by Oaks Christian High School, of which Ms. Price is a member of the Board of Trustees. Ms. Price disclaims beneficial ownership of such shares. Exchange of any of the NGOP common units beneficially owned by Dallas P. Price also is subject to the Ownership Limit contained in National Golf's Articles of Incorporation. Dallas P. Price is the former wife of David G. Price, Chairman of the board of directors of National Golf. Does not include 315,357 shares of common stock issuable upon exchange of an additional 315,357 common units of NGOP which Ms. Price may be deemed to beneficially own and which are presently not entitled to be exchanged pursuant to the terms of the NGOP partnership agreement. Ms. Price has shared voting and dispositive power with respect to these units, which are owned by American Golf (6,854 common units), Myreshan, Inc. (149,273 common units), RSJ Golf, Inc. (6,732 common units) and Supermarine Aviation, Ltd. (152,498 common units). Without regard to the Ownership Limit, the limitation on the exchange of all the NGOP common units contained in the NGOP partnership agreement and any other contractual limitations and assuming the exchange of all of the NGOP common units that may be deemed to be beneficially owned by Dallas P. Price, the total amount and percentage of shares owned as of November 15, 2002 would be 3,419,907 and 21.1%, respectively. This does not include shares with respect to which Ms. Price disclaims beneficial ownership.



 (5) Includes 2,500 shares of common stock which include voting rights but that are subject to forfeiture and various other restrictions and 16,000 shares of common stock issuable upon exercise of options that presently are exercisable and 3,552 shares of common stock that are held in National Golf's deferred compensation plan and excludes 2,000 shares of common stock subject to options that are not exercisable within 60 days.



 (6) Includes 2,500 shares of common stock which include voting rights but are subject to forfeiture and various other restrictions and 16,000 shares of common stock issuable upon exercise of options that are presently exercisable and 3,758 shares of common stock that are held in National Golf's deferred compensation plan and excludes 2,000 shares of common stock subject to options that are not exercisable within 60 days.


 (7) Includes 32,000 shares of common stock that Mr. Major is entitled to vote but that are subject to forfeiture upon termination of his employment and various other restrictions and 15,000 shares of common stock issuable upon the exercise of options that presently are exercisable and 47,000 shares of common stock that are held in National Golf's deferred compensation plan and excludes 30,000 shares of common stock subject to options that are not exercisable within 60 days.

 (8) Includes 26,000 shares of common stock that Mr. Miller is entitled to vote but that are subject to forfeiture upon termination of his employment and various other restrictions and 45,000 shares of common stock issuable upon exercise of options that presently are exercisable and 36,000 shares of common stock that are held in National Golf's deferred compensation plan and excludes 25,000 shares of common stock subject to options that are not exercisable within 60 days.


 (9) Includes 2,500 shares of common stock which include voting rights but are subject to forfeiture and various other restrictions and 46,000 shares of common stock issuable upon exercise of options that are presently exercisable and excludes 2,000 shares of common stock subject to options that are not exercisable within 60 days.

(10) Includes 50,627 shares of common stock that are held in National Golf's deferred compensation plan.



(11) This information is based on a schedule 13D Amendment filed with the SEC on November 19, 2002, reporting the shares of National Golf's common stock that may be deemed to be beneficially owned by various Cliffwood-affiliated persons and entities, as follows. As the general partner of each of the Cliffwood partnerships listed below, CBT Advisory Group, Tash Partners, L.P., Cliffwood Partners, L.P. and Cliffwood Partners, L.L.C., were reported to have shared voting and dispositive power with respect to the aggregate 1,040,200 shares owned by: Cliffwood Select Equity Fund, L.P. (171,200 shares), Cliffwood Select Equity Fund, Ltd. (114,500 shares), Cliffwood Value Equity Fund, L.P. (397,000 shares), Cliffwood Equity Fund, L.P. (41,400 shares) and Cliffwood Real Estate Equity Fund, Ltd. (68,300 shares). The address for the Cliffwood-affiliated persons and entities is 11726 San Vicente Boulevard Suite 600, Los Angeles, CA 90049.


(12) This information is based on a Schedule 13G filed with the SEC on August 8, 2002, reporting shares of National Golf's common stock that may be deemed to be beneficially owned by James C. Gilstrap or various affiliated persons or entities as follows. On July 29, 2002, James C. Gilstrap became the beneficial owner of an aggregate of 757,300 shares of the common stock of National Golf, representing 5.8% of such class of securities, as a result of the following aggregate holdings: 20,000 aggregate shares held by Melody Sue Gilstrap, Trustee for Melissa Gilstrap Eastman Trust DTD 02/08/99; 20,000 aggregate shares held by Melody Sue Gilstrap, Trustee for Christina Ashley Gilstrap Trust DTD 02/08/99; 20,000 aggregate shares held by Melody Sue Gilstrap, Trustee for Deborah Ann Gilstrap Trust DTD 02/08/99; 200,000 aggregate shares held by James C. Gilstrap, Trustee for James C. Gilstrap Trust DTD 01/16/95; 477,300 aggregate shares held by Stephens, Inc. as Custodian for James C. Gilstrap, IRA; 20,000 aggregate shares held by Abbott Investment Company, LLC. James C. Gilstrap is a member and manager of Abbott Investment Company, LLC. James C. Gilstrap is the spouse of Melody Sue Gilstrap and the father of Melissa Gilstrap Eastman, Christina Ashley Gilstrap and Deborah Ann Gilstrap. The address for James C. Gilstrap is 5067 Shore Drive, Carlsbad, California 92008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires National Golf's directors and executive officers, and persons who own more than ten percent of a registered class of National Golf's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of National Golf. Officers, directors and greater than ten percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish National Golf with copies of all Section 16(a) forms they file.


     To National Golf's knowledge, based solely on review of the copies of such reports furnished to National Golf and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all of National Golf's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, however, Mr. Paul was required to file a Form 5 amendment with respect to grants of 500 shares of restricted stock and 2,000 options to purchase common stock of National Golf at a price of $10.94 granted on November 14, 2001 and 30,000 options to purchase common stock of National Golf at a price of $9.24 granted on December 13, 2001. In addition, Mr. Stanich purchased 6,328 shares of National Golf common stock during the fiscal year ended December 31, 2001 through a dividend reinvestment election through National Golf's deferred compensation plan, for which Form 4s were not filed by Mr. Stanich.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each of National Golf's executive officers.


NAME                                    AGE                     POSITION
----                                    ---                     --------
Charles S. Paul.......................  53    Interim Chief Executive Officer and Director
Paul W. Major.........................  39    Executive Vice President
Neil M. Miller........................  38    Chief Financial Officer, Secretary and
                                              Acting General Counsel


     CHARLES S. PAUL has served as a director of National Golf since August 31, 1993, and as Interim Chief Executive Officer of National Golf since December 13, 2001. Mr. Paul has been Chairman of the Board of Directors of IFILM Corp. since 1999 prior to which Mr. Paul was Chairman and Co-Founder of Sega GameWorks L.L.C. Prior to joining Sega GameWorks L.L.C. in 1996, Mr. Paul was an Executive Vice President and director of MCA, Inc. from 1989 until March of 1996, and served as President of MCA Enterprises, Inc. from 1986 until March of 1996. Mr. Paul is also a director of AMC Entertainment.

     PAUL W. MAJOR was appointed in 1998 to serve as National Golf's Executive Vice President. Prior to such appointment, Mr. Major served as National Golf's Senior Vice President -- Acquisitions from April 1997 to January 1998. Mr. Major served as Vice President of Acquisitions of National Golf from October 1993 to April 1997. Prior to joining National Golf, Mr. Major was a corporate lawyer at Latham & Watkins in Los Angeles where he worked extensively on the formation and initial public offering of National Golf.

     NEIL M. MILLER was appointed in 2000 to serve as National Golf's Chief Financial Officer and was appointed to serve as National Golf's Acting General Counsel in December 2001 and Secretary in January 2002. Prior to such appointment, Mr. Miller served as the Vice President -- Finance for National Golf from April 1997 through 1999 and as Associate General Counsel for National Golf from March 1995 to April 1997. Mr. Miller also served as National Golf's Director of Acquisitions and Director of Investor Relations from March 1994 to March 1995. Prior to joining National Golf in March 1994, Mr. Miller was an attorney with the law firm of Armstrong, Teasdale, Schlafly & Davis in St. Louis, Missouri.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of National Golf's executive officers (the "NAMED EXECUTIVE OFFICERS") for the fiscal years ended December 31, 2001, 2000 and 1999:

                                                                    LONG-TERM COMPENSATION
                                                          -------------------------------------------
                                                                   AWARDS                 PAYOUTS
                                                          -------------------------   ---------------
                                          ANNUAL                        SECURITIES
                                       COMPENSATION       RESTRICTED    UNDERLYING
                                    -------------------     STOCK      OPTIONS/SARS        LTIP            ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     AWARDS(1)        (#)          PAYOUTS(2)      COMPENSATION(3)
---------------------------  ----   --------   --------   ----------   ------------   ---------------   ---------------
Charles S. Paul(4)........   2001   $ 30,000   $     --       (5)            --          $     --           $   --
  Interim Chief Executive
  Officer and Director
James M. Stanich(7).......   2001   $269,734   $     --       (5)            --          $238,400           $2,550
  President and Director     2000   $260,858   $100,000       (5)            --          $221,150           $2,400
                             1999   $254,000   $100,000       (5)            --          $231,660           $2,400
Paul W. Major.............   2001   $195,000   $103,000       (5)            --          $156,118           $2,550
  Executive Vice President   2000   $137,025   $ 50,000       (5)            --          $149,992           $2,400
                             1999   $133,420   $ 75,000       (5)            --          $193,743           $2,400
Neil M. Miller............   2001   $180,950   $ 72,380       (5)            --          $283,584           $2,550
  Chief Financial Officer,   2000   $175,000   $ 70,000       (5)            --          $153,956           $2,400
  Secretary and Acting       1999   $120,000   $ 58,000       (5)            --          $ 96,871           $2,400
  General Counsel
Scott S. Thompson(6)......   2001   $159,866   $ 30,000       (5)            --          $209,358           $2,550
                             2000   $179,725   $ 53,918       (5)            --          $143,242           $2,400
                             1999   $175,000   $ 77,500       (5)            --          $ 83,033           $2,400

---------------

(1) The aggregate number and value of shares of restricted stock of National Golf, all of which shares are designated as long-term incentive awards, held by each Named Executive Officer as of December 31, 2001 were as follows: Mr. Stanich, 20,000 shares valued at $175,400; Mr. Major, 45,000 shares valued at $399,150; Mr. Miller, 37,500 shares valued at $332,625; Mr. Thompson, no shares; and Mr. Paul, no shares. Such shares represent the unvested portion of restricted stock awarded to Messrs. Stanich, Major and Miller. All such shares vest on a pro-rata basis over a five-year period upon National Golf's satisfaction of certain financial performance targets, and unvested shares are subject to continued employment. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.

(2) Represents the market value of the shares of restricted stock of National Golf that vested in 2001, 2000 and 1999 as of the vesting date.

(3) Represents matching contributions made by National Golf to its 401(k) Retirement Plan.

(4) Charles S. Paul has served as a director since August 31, 1993 and as Interim Chief Executive Officer of National Golf since December 13, 2001. Compensation does not include director's fees in the amount of $16,000 or the market value of 500 shares of restricted stock which were issued to Mr. Paul under the 1995 Director's Equity Participation Plan and vested in 2001 with a market value of $5,470 earned prior to his appointment as Interim Chief Executive Officer.

(5) Restricted stock awards are subject to performance requirements and are designated as long-term incentive awards.

(6) Scott S. Thompson, formerly General Counsel, Chief Leasing Officer, Vice President and Secretary, resigned November 9, 2001, at which time National Golf repurchased from him 8,000 shares of previously unvested restricted stock for consideration of $80. Mr. Thompson received a partial bonus payment of $30,000 for 2001. In addition, 6,000 shares of restricted National Golf stock with a market value of $60,240 which would have vested in January 2002 were vested upon Mr. Thompson's termination of employment. Unvested options held by Mr. Thompson were forfeited and all vested options expired 90 days after Mr. Thompson's resignation. National Golf has no further obligation to Mr. Thompson.

(7) James M. Stanich resigned as President of National Golf on April 23, 2002. Mr. Stanich will receive salary and benefit continuation for 24 months and a payment of approximately $70,000. In addition, 10,000 shares of restricted Company stock with a market value of $71,900 which would have vested in January 2003 were vested upon Mr. Stanich's termination of employment. Mr. Stanich held no unvested options. All vested options expired 90 days after Mr. Stanich's resignation. National Golf has no further obligation to Mr. Stanich.

OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 2001

     The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 2001:

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------
                                          % OF TOTAL
                                           OPTIONS                               POTENTIAL REALIZABLE VALUE
                                          GRANTED TO                               AT ASSUMED ANNUAL RATES
                            NUMBER OF    EMPLOYEES IN                                  OF STOCK PRICE
                              SHARES     FISCAL YEAR                               APPRECIATION FOR OPTION
                            UNDERLYING      ENDED       EXERCISE                           TERM(1)
                             OPTIONS     DECEMBER 31,     PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED(#)       2001       PER SHARE      DATE         5%($)         10%($)
----                        ----------   ------------   ---------   ----------   -----------   -------------
Charles S. Paul(2)........    30,000          43%        $ 9.240     12-13-11     $174,330      $  441,785
Paul W. Major(3)..........    40,000          57%        $25.527     06-15-11     $689,259      $1,702,350

---------------

(1) Potential realizable values are based on assumed annual rates of return and are included pursuant to the rules of the Securities and Exchange Commission and do not represent a prediction of future stock price.

    Actual stock prices will vary from time to time based upon market factors and National Golf's financial performance. No assurance can be given that these appreciation rates will be achieved.

(2) Options granted in 2001 became exercisable in 2001. The options have a term of ten years with an option exercise price equal to the fair market value of the common stock on the date of the grant, which was $9.240. Not included are 2,000 options granted to Mr. Paul in 2001 under the 1995 Director's Equity Participation Plan before Mr. Paul was appointed Interim Chief Executive Officer on December 13, 2001.

(3) Options granted in 2001 become exercisable in four equal installments beginning on January 1, 2002. The options have a term of ten years with an option exercise price equal to $25.527. The fair market value of the Common Stock on the date of the grant was $26.25.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information related to the 2001 fiscal year-end value of unexercised options.

                                                                         NUMBER OF           VALUE OF
                                                                        SECURITIES         UNEXERCISED
                                                                        UNDERLYING         IN-THE-MONEY
                                                                        UNEXERCISED         OPTIONS AT
                                        SHARES                       OPTIONS AT FY-END        FY-END
                                      ACQUIRED ON                      EXERCISABLE/        EXERCISABLE/
NAME                                   EXERCISE     VALUE REALIZED     UNEXERCISABLE     UNEXERCISABLE(1)
----                                  -----------   --------------   -----------------   ----------------
Charles S. Paul(2)..................       --              --           30,000/--           $    --/--
James M. Stanich....................       --              --           57,500/12,500       $    --/--
Paul W. Major.......................       --              --            5,000/45,000       $    --/--
Neil M. Miller......................       --              --           30,000/40,000       $    --/--
Scott S. Thompson...................       --              --           25,000/--           $    --/--

---------------

(1) Calculated on the basis of the closing price per share of the common stock on the New York Stock Exchange of $8.87 on December 31, 2001, the last trading day in fiscal year 2001.

(2) Does not include 16,000 options (of which 14,000 were exercisable at December 31, 2001) granted to Mr. Paul under the 1995 Director's Equity Participation Plan prior to his becoming Interim Chief Executive Officer. These options have exercise prices of $10.94 through $31.50 per share.

LONG-TERM INCENTIVE PLANS -- AWARDS MADE IN LAST FISCAL YEAR

     The following table provides information related to grants of shares of restricted stock, all of which shares are designated as long-term incentive awards, to each of the Named Executive Officers during the year ended December 31, 2001.

                                                                               PERFORMANCE
                                                               NUMBER OF         OR OTHER
                                                           SHARES, UNITS OR    PERIOD UNTIL
NAME                                                       OTHER RIGHT(S)(1)    MATURATION
----                                                       -----------------   ------------
Charles S. Paul(2).......................................           --               --
Paul W. Major............................................       40,000                 (3)

---------------

(1) Represents shares of restricted stock of National Golf granted on June 15, 2001 pursuant to National Golf's 1997 Equity Participation Plan.

(2) Does not include 500 shares of restricted stock of National Golf granted to Mr. Paul in 2001 prior to his becoming Interim Chief Executive Officer pursuant to National Golf's 1995 Director's Equity Participation Plan.

(3) Twenty percent of such shares vest each January 1 beginning 2002 if National Golf's funds from operations for the preceding fiscal year exceed the funds from operations for the prior year by at least six percent. Vesting of restricted shares also is subject to the continued employment of the holder of such shares.

EMPLOYMENT ARRANGEMENTS


     On June 20, 2002, NGOP entered into employment agreements with each of Paul Major and Neil Miller for a term of three years. During the term, Mr. Major will serve as Executive Vice President of National Golf and receive an annual base salary of $325,000, and Mr. Miller will serve as Chief Financial Officer of National Golf and receive an annual base salary of $300,000. The agreements provided for a one-time signing bonus of $50,000 to be paid to each of the executives. Pursuant to the agreements, subject to the completion of certain specified transactions involving National Golf (the NGP merger will constitute one of these transactions), each executive becomes entitled to receive a retention payment in the aggregate amount of $400,000, with the first installment of such payment equal to $150,000 becoming vested and payable on the completion of the transaction and the final installment of such payment equal to $250,000 becoming vested and payable one year thereafter, subject to accelerated vesting upon a termination of employment other than for cause, for good reason or due to death or disability following the completion of the transaction. In addition, the agreements provide for the accelerated vesting of outstanding stock options and the lapse of restrictions on restricted stock as if all performance goals were achieved in full, upon the completion of certain transactions involving National Golf (the NGP merger will constitute one of these transactions). The agreements further provide that, upon the termination of an executive's employment by NGOP other than for cause, death or disability, or if the executive terminates employment for good reason, each executive will be paid an amount equal to one and one-half times the executive's base salary and will be provided with continued medical and dental benefits for eighteen months following such termination. If any amounts payable to an executive under the agreements or otherwise would subject such executive to the excise tax under section 4999 of the Code, NGOP will make a payment to the executive such that after the payment of all income and excise taxes, he will be in the same after-tax position as if no excise tax under section 4999 had been imposed, provided that, if such payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments will be made with respect to the excise tax, and the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax. Each employment agreement contains restrictive covenants that prohibit the executive from disclosing confidential information and soliciting clients and employees while employed and for specified periods thereafter.

     Mr. Thompson resigned November 9, 2001, at which time National Golf repurchased from him 8,000 shares of previously unvested restricted stock for consideration of $80. Mr. Thompson received a partial bonus payment of $30,000 for 2001. In addition, 6,000 shares of restricted stock with a market value of $60,240 which would have vested in January 2002 were vested upon Mr. Thompson's termination of employment. Unvested options held by Mr. Thompson were forfeited, and all vested options expired 90 days after Mr. Thompson's resignation. National Golf has no further obligation to Mr. Thompson.

     On January 30, 1998, National Golf entered into an employment agreement with James M. Stanich that provided for 18 months of salary and benefits continuation and the accelerated vesting of equity-based awards, upon certain terminations of employment. Mr. Stanich resigned as President of National Golf on April 23, 2002. In connection with his resignation, Mr. Stanich received and continues to receive the severance payments and benefits under his employment agreement and, in accordance with his employment agreement, 10,000 shares of restricted National Golf common stock held by Mr. Stanich with a market value of $71,900 which would have vested in January 2003 vested. Mr. Stanich also received a payment of approximately $70,000. Mr. Stanich held no unvested options, and all vested options expired 90 days after Mr. Stanich's resignation. In connection with his resignation, Mr. Stanich, National Golf and NGOP entered into an agreement pursuant to which Mr. Stanich agreed to cooperate with National Golf and NGOP, abide by certain restrictive covenants and waive all claims against National Golf and NGOP, in consideration for an additional six months and approximately three weeks of salary and benefits continuation. National Golf has no additional obligation to Mr. Stanich.

     The board of directors of National Golf approved a resolution that commencing on November 1, 1999, David G. Price shall be paid an annual salary of $350,000 by National Golf for the continued performance of his duties as Chairman of the board of directors. Mr. Price stopped receiving salary payments from National Golf effective December 1, 2001.

     Charles S. Paul was appointed Interim Chief Executive Officer on December 13, 2001. Mr. Paul is paid an annual salary of $360,000 by National Golf for the performance of his duties as Interim Chief Executive Officer. Upon his appointment, Mr. Paul also received 30,000 options to purchase shares of National Golf's common stock at a price of $9.24 per share. These options are immediately exercisable and expire December 13, 2011.


     At a meeting on October 23, 2002, John C. Cushman III and Bruce Karatz, two of the members of the independent committee, determined to award Charles S. Paul, the Interim Chief Executive Officer and the third member of the independent committee, a bonus of $3.5 million in respect to his service as Interim Chief Executive Officer, to be paid by National Golf upon the consummation of the NGP merger and the NGOP merger. This determination was confirmed in a letter delivered to Mr. Paul on October 24, 2002. In December 2001, when the National Golf board of directors elected Mr. Paul as Interim Chief Executive Officer, the board granted the authority to Messrs. Cushman and Karatz to award Mr. Paul a bonus in light of the success to National Golf resulting from his efforts as Interim Chief Executive Officer. In reaching their determination, Messrs. Cushman and Karatz retained an executive compensation consulting firm, which prepared an evaluation of relevant market compensation benchmarks and Mr. Paul's activities as Interim Chief Executive Officer, and the awarded bonus was supported by, and within the recommended range of, the report prepared by the executive compensation consulting firm.


BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report and the Stock Performance Graph shall be deemed not to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), except to the extent that National Golf specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

     Compensation and benefit practices of National Golf are established and governed by the Compensation Committee, which is made up of two independent directors (as defined in National Golf's Bylaws). The Compensation Committee is chartered to establish the general compensation policy of National Golf, to review and approve compensation of the executive officers of National Golf and to administer all of National Golf's employee benefit plans. The Compensation Committee reviews National Golf's overall compensation program to assure that it
(i) is reasonable and consistent with competitive practices, (ii) adequately recognizes performance, and (iii) meets National Golf's overall compensation and business objectives.

  COMPENSATION PHILOSOPHY

     The primary focus of National Golf's compensation program is to create value for stockholders. The Compensation Committee attempts to promote desired financial and operational results by attracting, motivating and assisting in the retention of key employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect National Golf's profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to pay for performance.

     National Golf is not allowed a deduction for certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation. The Compensation Committee considers its primary goal to design compensation strategies that further the best interests of National Golf and its shareholders. To the extent not inconsistent with that goal, the Compensation Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

 COMPENSATION MIX

     National Golf's executive compensation is based on three components designed in each case to accomplish National Golf's compensation philosophy.

     BASE SALARY. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased based upon an assessment of the individual's contributions to the asset and financial growth of National Golf as well as competitive pay levels. The Compensation Committee generally targets base salary levels at the market median of salaries paid by other publicly traded real estate investment trusts ("REIT"), with a desire to reward excellent results with incentive compensation consistent with National Golf's pay-for-performance philosophy.

     Base salary levels for National Golf's executive officers for 2001 approximated the market median. The Compensation Committee has reviewed the base salary for each of the executive officers for 2001 and believes that such compensation is reasonable in view of National Golf's performance and the contribution of those officers to that performance. The increase in base salary experienced by Messrs. Stanich, Thompson and Miller in 2001 represented a cost-of-living increase provided for in their employment agreements. Effective January 1, 2001, National Golf extended the initial term of the employment agreement with Mr. Major for three additional years until January 15, 2004. As part of Mr. Major's employment extension, his compensation was changed from a salary and commission structure to a salary and bonus structure. Mr. Major's base salary was increased to an annual rate of $195,000 and a bonus of 40% of his base salary.

     ANNUAL CASH INCENTIVE AWARDS. Annual cash bonus incentive awards generally are designed to protect stockholder interests by establishing a performance target (the "PERFORMANCE TARGET") which must be satisfied before any awards are paid to executive officers. The Performance Target is based on increases in funds from operations and, in the case of National Golf's President, the acquisitions made by National Golf. To establish the Performance Target, the Compensation Committee sets goals for such criteria at the beginning of each year at a level considered to provide stockholders with an acceptable rate of return. In addition to satisfying the Performance Target, bonus awards also are based on personal performance measured by the extent to which personal goals are achieved.

     A target award is established for each officer based on the level of his or her position and on competitive practices. The Compensation Committee approves each officer's target award. The target award is expressed as a percentage of salary and as a corresponding dollar amount. No award can exceed 50% of an officer's base salary. The Performance Target approved by the Compensation Committee was achieved in 2001. See "EXECUTIVE COMPENSATION -- SUMMARY COMPENSATION TABLE."

     STOCK OPTIONS AND RESTRICTED STOCK. The Compensation Committee may grant stock options, restricted common stock and performance awards to executives and other key employees of National Golf pursuant to the 1997 Equity Participation Plan. In determining the grants of stock options, restricted stock and performance awards, the Compensation Committee takes into account, among other things, the competitive practice in the REIT industry, the respective scope of responsibility and the anticipated performance requirements and contributions to National Golf of each proposed award recipient. Stock options, restricted stock and performance awards are designed to align the interest of executives with those of the stockholders. The Compensation Committee believes that significant equity interests in National Golf held by National Golf's management serve to retain and motivate management.

     PRESIDENT. James M. Stanich was appointed on January 30, 1998 as President of National Golf. National Golf entered into an employment agreement with Mr. Stanich pursuant to which National Golf granted Mr. Stanich an annual base salary of $250,000 and an annual bonus of 40% of his base salary. In addition, National Golf issued Mr. Stanich 50,000 shares of National Golf's restricted stock and 50,000 options to purchase shares of the common stock. The base salary amount was adjusted annually to reflect increases in the CPI. James M. Stanich resigned as President of National Golf on April 23, 2002. Mr. Stanich will receive salary and benefit continuation for 18 months and a payment of approximately $70,000. In addition, 10,000 shares of restricted Company stock with a market value of $71,900 which would have vested in January 2003 were vested upon Mr. Stanich's termination of employment. Mr. Stanich held no unvested options. All vested options expire 90 days after Mr. Stanich's resignation. National Golf has no further obligation to Mr. Stanich.

     INTERIM CHIEF EXECUTIVE OFFICER. Charles S. Paul was appointed on December 13, 2001. Mr. Paul will be paid an annual salary of $360,000 by National Golf for the performance of his duties as Interim Chief

Executive Officer. Mr. Paul also received 30,000 options to purchase shares of National Golf's common stock at a price of $9.24 per share. These options are immediately exercisable and expire December 13, 2011.

COMPENSATION COMMITTEE

John C. Cushman, III
Charles S. Paul

Santa Monica, California
April 24, 2002

STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total return of National Golf, the S&P 500 Index and the NAREIT Equity REIT Total Return Index from December 31, 1996 to December 31, 2001. The comparison assumes $100 was invested on December 31, 1996 in the common stock of each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.
(LINE GRAPH)

                                                NATIONAL GOLF PROPERTIES          S&P 500 INDEX               NAREIT EQUITY
                                                ------------------------          -------------               -------------
1996                                                     100.00                      100.00                      100.00
1997                                                     109.61                      133.36                      120.26
1998                                                     102.41                      171.48                       99.21
1999                                                      75.27                      207.56                       94.63
2000                                                      85.62                      188.66                      119.58
2001                                                      40.22                      166.24                      136.24

     The stock performance depicted in the above graph is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that National Golf specifically requests that such information be treated as soliciting material or specifically incorporates them by reference into a filing under the Securities Act or the Exchange Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AMERICAN GOLF/GOLF ENTERPRISES LEASES

     During 2001, NGOP entered into one lease with American Golf (an affiliate of David G. Price, the Chairman of the board of directors of National Golf) with respect to one golf course. The lease described above is in addition to the 91 existing leases at December 31, 2001, between NGOP and American Golf that were entered into in prior years. In 2001, the annual rent payable under the new lease (on an annualized basis) was approximately $1.3 million. The annual rent payable under all leases with American Golf was approximately $109.4 million excluding straight-line rent of approximately $2.5 million which is not currently payable. During 2001, NGOP terminated ten leases with American Golf in conjunction with the sale of the associated golf courses. The terms of all leases between NGOP and American Golf are substantially similar (other than the amount of rent payments thereunder), and pursuant to National Golf's Bylaws, the terms of all such leases and any terminations thereof were approved by the independent committee prior to entering into or terminating the leases. David G. Price and Dallas P. Price each own approximately 35.7% of the outstanding common stock of American Golf and James M. Stanich, a director of National Golf, together with his wife owns approximately 3.2% of the outstanding common stock of American Golf. American Golf is not in compliance with the terms of the leases due to its failure to be fully current in its rental payments to National Golf. For a more complete description of American Golf, the leases and rental payments, see "Tenant and Leases" in Item 1 of National Golf's Form 10K/A filed April 30, 2002. NGOP has one lease with Golf Enterprises, Inc. (an affiliate of David G. Price) (referred to in this document as "GOLF ENTERPRISES") with respect to two golf courses at one location. The lease described above between NGOP and Golf Enterprises was entered into prior to 2001. In 2001, the annual rent payable excluding straight-line rent of approximately $391,000 which is not currently payable under the lease with Golf Enterprises was approximately $4.6 million. The terms of the lease between NGOP and Golf Enterprises are substantially similar (other than the amount of rent payments thereunder) to leases between NGOP and American Golf, and pursuant to National Golf's Bylaws, the terms of such lease were approved by the independent committee prior to entering the lease. Golf Enterprises is not in compliance with the terms of the lease due to its failure to be current in its rental payments to National Golf. David G. Price and Dallas P. Price each own 50% of the outstanding common stock of Golf Enterprises. See "Tenant and Leases" in Item 1 of National Golf's Form 10K/A filed April 30, 2002 for a more complete discussion of Golf Enterprises, the lease and rental payments.


     During 2001, National Golf funded approximately $17.1 million of capital improvement projects. Of this amount, approximately $15.3 million was paid directly to American Golf in the form of cost reimbursements. The remaining $1.8 million in capital improvement expenditures incurred by American Golf was offset against other amounts owed by American Golf to National Golf. These amounts included percentage rent due of approximately $1.2 million and operational prorations related to properties sold of approximately $542,000. In addition, during 2001, American Golf reimbursed National Golf for approximately $449,000 of sales tax, and National Golf paid to American Golf approximately $255,000 as lease termination fees related to excess land sales.

     On January 10, 2002, National Golf entered into an agreement with American Golf whereby American Golf is obligated to pay to National Golf a fee of $8.5 million as consideration for terminating leases associated with ten golf courses sold in 2001. During 2001, National Golf had engaged an independent professional real estate advisor to assist National Golf to develop an appropriate methodology to be used to determine lease termination fees associated with asset sales. As of October 8, 2002, American Golf is obligated to pay to National Golf an additional $13 million in termination fees associated with 18 golf course facilities sold in 2002. Pursuant to the rent deferral agreement entered into with American Golf and Golf Enterprises on July 19, 2002, which is described below under "AMERICAN GOLF DEBT RESTRUCTURING," National Golf has deferred payment of these lease termination fees.

AMERICAN GOLF/NATIONAL GOLF REORGANIZATION AGREEMENT

     On March 29, 2002, National Golf entered into a merger and reorganization agreement with American Golf and certain of American Golf's affiliates, including Golf Enterprises. The merger and reorganization agreement is filed as an exhibit to National Golf's Form 8-K dated April 1, 2002. On September 14, 2002, National Golf and American Golf entered into an amendment and restatement of this merger and reorganization agreement. For a description of this agreement, see "AMERICAN GOLF TRANSACTIONS -- AGREEMENT WITH NATIONAL GOLF AND NGOP." The amended NGP-AGC reorganization agreement is filed as an exhibit to National Golf's Form 8-K filed September 18, 2002.

     Also on March 29, 2002, National Golf entered into a voting agreement with each of David G. Price and Dallas P. Price and their respective trusts in connection with the contemplated combination of National Golf and American Golf. The voting agreement was filed as an exhibit to Schedule 13D/A for each of David
G. Price and Dallas P. Price filed on April 14, 2002. On September 14, 2002, National Golf entered into an amendment and restatement of this voting agreement (referred to in this document and the "AMENDED NGP VOTING AGREEMENT"). The amended NGP voting agreement requires David G. Price and Dallas P. Price to vote their shares of National Golf common stock and common units of NGOP in favor of the Newco transaction and the amended NGP-AGC reorganization agreement in the event that the merger agreement and the AGC purchase agreement are terminated. The amended NGP voting agreement was filed as an exhibit to the Schedule 13D/A for each of David G. Price and Dallas P. Price filed on October 8, 2002.

EMPLOYMENT AND CONSULTING ARRANGEMENTS

     Edward R. Sause entered into a consulting agreement with National Golf on April 30, 1997 following his resignation as an officer of National Golf. Pursuant to such agreement, Mr. Sause agreed to provide consulting services on an as-needed basis to National Golf in connection with capital raising, budgeting, financial reporting, acquisitions, corporate governance and strategic planning. Mr. Sause is paid $200 per hour for the consulting services he provides pursuant to such agreement. Mr. Sause has not been paid any consideration under such agreement, but is owed approximately $29,500, $28,000, $50,000, $52,200 and $43,400 for consulting services rendered in 2001, 2000, 1999, 1998 and 1997, respectively. Upon resigning as an officer of National Golf in April 1997, Mr. Sause became an officer and director of American Golf. Mr. Sause served as a director of National Golf from April 1993 until his resignation in December 2001.

     On April 30, 1997, David G. Price and Paul W. Major entered into an agreement pursuant to which Mr. Price granted to Mr. Major an option to purchase shares of American Golf's common stock owned by Mr. Price which, subject to certain vesting requirements (including full vesting in the event of a sale or certain other corporate transactions involving American Golf), enables Mr. Major to receive shares of American Golf's common stock as compensation for services rendered by Mr. Major to NGOP. In January 1998, Mr. Price and Mr. Major agreed to cancel one-third of such options in exchange for a payment by Mr. Price to NGOP for the benefit of Mr. Major, a portion of which Mr. Major elected to defer pursuant to the terms of National Golf's Deferred Compensation Plan. This agreement expired in December 2001.


     James M. Stanich was employed and compensated by both NGOP and National Golf until his resignation on April 23, 2002. National Golf believes that the allocation of his compensation between National Golf and NGOP reflects the services provided by him with respect to each entity. For a description of the terms of Mr. Stanich's employment arrangements with National Golf, see "EXECUTIVE COMPENSATION -- EMPLOYMENT ARRANGEMENTS."


AMERICAN GOLF DEBT RESTRUCTURING

     On July 22, 2002, American Golf entered into a restructuring agreement with its lenders. Pursuant to the restructuring agreement between American Golf, Bank of America and the holders of American Golf's private placement notes Bank of America and these noteholders are (referred to in this document as the "AGC LENDERS"), American Golf has pledged certain securities and agreed to grant leasehold mortgages on certain of its leases to NGOP and the AGC lenders. In connection with the restructuring agreement, National Golf entered into a facilitation agreement with American Golf, David G. Price and certain affiliates. National Golf also entered into a rent deferral agreement providing for deferral of certain rent payable to NGOP by American Golf and Golf Enterprises, but only if necessary and to the extent necessary for American Golf to make principal amortization payments to the AGC lenders and specified other payments, up to a specified maximum amount, and deferral of lease termination fees payable by American Golf.

     In connection with the restructuring agreement, David G. Price and certain affiliates provided limited guaranties of American Golf's obligations to AGC lenders by pledging substantially all of the shares of National Golf's common stock and common units of NGOP owned by David G. Price and a trust controlled by him, granting a second deed of trust with respect to real property owned by one of these affiliates and granting leasehold mortgages with respect to certain lease agreements to which one of these affiliates is lessee. In connection with David G. Price's pledge of common stock of National Golf and common units of NGOP, National Golf entered into a unit exchange and registration rights agreement with the AGC lenders with respect to these shares and units. In connection with Mr. Price's provision of substitute collateral to the AGC lenders (described below), the unit exchange and registration rights agreement was amended. This amendment is filed as an exhibit to National Golf's Form 8-K filed on November 18, 2002.



     David G. Price and certain affiliates were required to substitute cash collateral for the pledged shares of National Golf's common stock and NGOP common units and the second deed of trust granted to the AGC lenders. In connection with this cash collateral requirement, National Golf entered into a unit exchange and registration rights agreement with David G. Price relating to his shares of National Golf's common stock and NGOP common units. David G. Price and National Golf signed a collateral assignment agreement, dated as of November 8, 2002, relating to this agreement in connection with Mr. Price's provision of substitute collateral. David G. Price, GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI entered into the collateral substitution agreement, pursuant to which GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI agreed to assist David G. Price in providing this substitute collateral to the AGC lenders in exchange for certain fees payable to GS Capital Partners 2000, Whitehall 2001 and Starwood Opportunity Fund VI. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS."



     David G. Price and certain affiliates entered into an extension and amendment relating to the delivery of alternate collateral, dated as of November 5, 2002, with the AGC lenders. Pursuant to this extension and amendment, Mr. Price and these affiliates satisfied the collateral substitution requirements by
(x) maintaining in place the grant of a second deed of trust to the AGC lenders with respect to real property owned by one of these affiliates, (y) supplying approximately $9.5 million of cash collateral to one of these lenders and (z) pledging 354,938 shares of National Golf common stock and 1,107,620 NGOP common units owned by Mr. Price and his trust, and 336,737 shares of National Golf common stock and 68,333 NGOP common units owned by Dallas P. Price and her trust, to the other lender. Mr. Price and these affiliates are required to deliver to the AGC Lenders additional substitute collateral consisting of cash collateral or a letter to credit in the aggregate amount of approximately $16.5 million, consisting of approximately $6.5 million to be provided on March 31, 2003 and $10 million to be provided no later than February 28, 2003.



     Pursuant to the collateral substitution agreement, Mr. Price entered into a credit support agreement, dated as of November 8, 2002, with GS Capital Partners 2000, Whitehall 2001, Starwood Opportunity Fund VI and Masters Funding LLC, an affiliate of these entities, pursuant to which Masters Funding LLC loaned Mr. Price and his trust approximately $9.5 million, all of which Mr. Price used to satisfy his collateral substitution obligations to one of the AGC lenders as described in the preceding paragraph, and an additional amount representing a fee to be paid by Mr. Price to Masters Funding LLC. The interest-bearing loan is secured by a pledge of 2,743,004 NGOP common units, of which 2,148,074 NGOP common units are owned by Mr. Price's trust and 594,930 NGOP common units are owned by Dallas P. Price's trust. Dallas P. Price is the former wife of Mr. Price. See "AMERICAN GOLF TRANSACTIONS -- AGREEMENTS WITH AFFILIATES OF THE GS FUNDS AND AFFILIATES OF THE STARWOOD FUNDS."



     The agreements relating to the July American Golf debt restructuring (other than the collateral substitution agreement) are filed as exhibits to National Golf's Form 8-K filed July 23, 2002. The collateral substitution agreement is filed as an exhibit to the Schedule 13D/A filed by David G. Price on October 8, 2002. The agreements relating to the November collateral substitution are filed as exhibits to National Golf's Form 8-K filed on November 18, 2002.


OTHER TRANSACTIONS AND RELATIONSHIPS

     National Golf leases approximately 5,100 square feet of commercial office space for use as its corporate headquarters. Prior to April 30, 2001, National Golf leased this office space from 2951 Company LLC, a California limited liability company of which David G. Price is a majority owner and James M. Stanich together with his wife owns one percent. On April 9, 2001, the lease was amended such that the lease term, which previously was to expire on November 30, 2008, expires on December 31, 2002 with an option to extend the lease for an additional two-year term. National Golf has elected not to exercise the option to extend the lease. On April 30, 2001, the building was sold to Spieker Properties, Inc., a non-affiliate, which assumed the lease from 2951 Company LLC. National Golf made rent payments to 2951 Company LLC of approximately $34,000 in 2001.

     National Golf and NGOP have entered into a services agreement pursuant to which NGOP provides National Golf with administrative, accounting and other services relating to the operations and administration of National Golf at a rate equal to the cost (including allocable overhead) to NGOP of providing such services plus 15% of such costs.


     In September, 2002, Cushman & Wakefield, Inc. entered into an agreement with Whitehall 2001 and certain of its related private equity funds, and two private individuals who will conduct business as Sienna Capital LLC, pursuant to which Sienna Capital LLC will pursue the acquisition of properties in central business districts. This agreement contemplates that Whitehall 2001, Sienna Capital LLC, and a fund including employees and independent contractors of Cushman & Wakefield, Inc. and its affiliates will acquire properties and, where specified conditions are met, will retain Cushman & Wakefield, Inc. for leasing, property management and sales brokerage services with respect to the acquired properties on an exclusive basis. Cushman & Wakefield, Inc. has agreed to provide these services at preferred market rates. Additionally, the agreement contemplates that a current Cushman & Wakefield, Inc. executive will leave Cushman & Wakefield, Inc. to act as Sienna Capital LLC's Senior Executive. In addition, Whitehall 2001 and certain of its affiliates and Starwood Capital Group Global, LLC and certain of its affiliates have other business relationships with Cushman & Wakefield, Inc. and its affiliates pursuant to which Cushman & Wakefield, Inc. and its affiliates provide leasing, property management, sales brokerage and other services to Whitehall 2001 and certain of its affiliates and Starwood Capital Group Global, LLC and certain of its affiliates. These services are provided at market rates. John C. Cushman III, a director and member of the independent committee of National Golf, is also Chairman of the Board of Cushman & Wakefield, Inc.


      MARKET PRICE OF NATIONAL GOLF COMMON STOCK AND DIVIDEND INFORMATION

     National Golf common stock is traded on the New York Stock Exchange, Inc. under the symbol "TEE." The table below sets forth by quarter, since the beginning of National Golf's fiscal year ended December 31, 2000, the high and low sale prices of National Golf common stock on the NYSE Composite Transactions Tape, as reported on Bloomberg, and the dividends paid per share.


                                                                 MARKET PRICES
                                                        -------------------------------
                                                                              DIVIDENDS
                                                          HIGH       LOW      PER SHARE
                                                        --------   --------   ---------
Fiscal Year 2000
  1st Quarter.........................................  $23.3125   $19.00       $ 0.45
  2nd Quarter.........................................   22.25      18.50         0.45
  3rd Quarter.........................................   22.625     20.0625       0.45
  4th Quarter.........................................   21.25      19.0625       0.46
Fiscal Year 2001
  1st Quarter.........................................  $24.95     $19.875      $ 0.46
  2nd Quarter.........................................   27.70      23.45         0.46
  3rd Quarter.........................................   27.00      15.83         0.46
  4th Quarter.........................................   17.30       7.96         0.46
Fiscal Year 2002
  1st Quarter.........................................  $11.90     $ 4.30          --
  2nd Quarter.........................................    8.70       4.71          --
  3rd Quarter.........................................   12.43       8.44          --
  4th Quarter through November 18, 2002...............   11.50      10.40          --

     On September 13, 2002, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of National Golf common stock as reported on the NYSE Composite Transactions Tape were $10.90 and $10.61, respectively, and a closing price of $10.71. On November 18, 2002, the last full trading day prior to the date of this proxy statement, the closing price of National Golf common stock as reported on the NYSE Composite Transactions Tape was $10.84.


     National Golf shareholders are encouraged to obtain current market quotations for National Golf common stock.

                   RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

     PricewaterhouseCoopers LLP has been National Golf's auditors since National Golf's formation in 1993. The Audit Committee and the National Golf Board believe that PricewaterhouseCoopers LLP has invaluable knowledge about National Golf. Representatives of PricewaterhouseCoopers LLP have direct access to the Audit Committee and regularly attend Audit Committee meetings. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so, and he is expected to be available to respond to appropriate questions.

     Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of National Golf's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in National Golf's Quarterly Reports on Form 10-Q for the 2001 fiscal year were $189,085.

     Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not render any professional services to National Golf of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2001 fiscal year.

     All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the 2001 fiscal year were $433,613, a substantial portion of which relates to tax consulting and preparation services.


     Auditor Independence. The Audit Committee of the board of directors believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining auditor's independence. None of the time devoted by PricewaterhouseCoopers LLP on its engagement to audit National Golf's financial statements for the year ended December 31, 2001 is attributable to work performed by persons other than PricewaterhouseCoopers LLP employees.


REQUIRED VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

     The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting is required to ratify PricewaterhouseCoopers LLP as independent accountants for 2002.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2002.


                           FORWARD-LOOKING STATEMENTS


     This proxy statement includes statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled "SUMMARY TERM SHEET FOR THE PROPOSED MERGER", "THE NGP MERGER -- UNAUDITED FINANCIAL PROJECTIONS" and "THE MERGER AGREEMENT" and other sections of this proxy statement, as well as in the documents incorporated by reference in this proxy statement. These forward-looking statements should be read in conjunction with the discussion of forward-looking statements in the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- OVERVIEW" in Item 7 of our Annual Report on Form 10-K/A for the year ended December 31, 2001, which describes many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K/A is on file with the Securities and Exchange Commission, and a copy is available without charge upon written request to:
Secretary, National Golf Properties, Inc., 2951 28th Street, Suite 3001, Santa Monica, California 90405. The Form 10-K/A is also available via the Internet at www.sec.gov. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors, such as the costs related to the proposed transaction and other economic, business, competitive and/or regulatory factors affecting National Golf's and American Golf's businesses generally, including those contained in National Golf's reports with the SEC, the completion and impact of the NGP merger on operating results and capital resources, the impact of economic and market conditions on profitability, and the impact of cash requirements and restricted liquidity on National Golf's businesses and prospects.

     Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

     All information contained in this proxy statement with respect to the GS Funds, the Starwood Funds, New NGP, New NGOP and their affiliates and the source and amounts of funds for the NGP merger and the NGOP merger has been supplied by the GS Funds and the Starwood Funds. Information regarding the ownership of National Golf common stock and common units of NGOP owned by David G. Price and Dallas P. Price is based on the Schedule 13D/A of each of David G. Price and Dallas P. Price filed on October 8, 2002.

       WHAT IS THE DEADLINE FOR SUBMITTING FUTURE SHAREHOLDER PROPOSALS?


     National Golf intends to hold an annual meeting in 2003 only if the NGP and NGOP mergers are not completed. Proposals of shareholders intended to be presented at the Annual Meeting to be held in 2003 must be received by National Golf at its principal executive offices for inclusion in the proxy statement and form of proxy relating to that meeting not more than 75 nor less than 50 days prior to the annual meeting, or if less than 65 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first. If National Golf does not receive notice by that date, of any other matter which a shareholder desires to bring before the 2003 Annual Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, then the proxies designated by the National Golf Board for that meeting may vote in their discretion on any such matter without mention of the matter in National Golf's proxy statement or proxy card for that annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

     National Golf is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. National Golf files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

     You may also read reports, proxy statements and other information relating to National Golf at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE NGP MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN

THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


     Shareholders who require assistance in changing or revoking a proxy should contact the solicitation agent National Golf has hired in connection with the annual meeting:


                                (MACKENZIE LOGO)

                               105 Madison Avenue


                            New York, New York 10016


                         (212) 929-5500 (Call Collect)


                        (800) 322-2885 (Call Toll-Free)


                      E-mail: proxy@mackenziepartners.com



                      CERTAIN PROXY STATEMENT INFORMATION



     In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more shareholders who share an address, unless National Golf has received contrary instructions from one or more of the shareholders. National Golf will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to National Golf Properties, Inc., 2951 28th Street, Santa Monica, California, 90405, telephone (310) 664-4100,
Attention: Secretary. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting National Golf at the address and phone number set forth in the prior sentence.

                                                                      APPENDIX A


                                                                  EXECUTION COPY

             ------------------------------------------------------
                          AGREEMENT AND PLAN OF MERGER
             ------------------------------------------------------



                                     AMONG



                                    NGP LLC,



                        NATIONAL GOLF PROPERTIES, INC.,



                   NATIONAL GOLF OPERATING PARTNERSHIP, L.P.



                                      AND



                                  NEW NGOP LLC



                         DATED AS OF SEPTEMBER 14, 2002

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                    ARTICLE I
                                  THE NGP MERGER
SECTION 1.01.   The NGP Merger..............................................   A-1
SECTION 1.02.   First Effective Time; Closing...............................   A-2
SECTION 1.03.   Effect of the NGP Merger....................................   A-2
SECTION 1.04.   Operating Agreement.........................................   A-2
SECTION 1.05.   Directors and Officers of the NGP Surviving Company.........   A-2
SECTION 1.06.   Conversion of Capital Stock.................................   A-2
SECTION 1.07.   Payment for Shares..........................................   A-3
SECTION 1.08.   Stock Options and Other Equity Awards.......................   A-4
SECTION 1.09.   Appraisal Rights............................................   A-5

                                    ARTICLE II
                                 THE NGOP MERGER
SECTION 2.01.   The NGOP Merger.............................................   A-5
SECTION 2.02.   Second Effective Time.......................................   A-5
SECTION 2.03.   Effect of the NGOP Merger...................................   A-5
SECTION 2.04.   Partnership Agreement.......................................   A-5
SECTION 2.05.   Conversion of Partnership Units.............................   A-5
SECTION 2.06.   Payment for Common Units....................................   A-6
SECTION 2.07.   Change in Merger Structure..................................   A-7

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF NGP AND NGOP
SECTION 3.01.   Organization and Qualification; Subsidiaries................   A-8
SECTION 3.02.   Articles of Incorporation and By-Laws.......................   A-8
SECTION 3.03.   Capitalization..............................................   A-8
SECTION 3.04.   Authority Relative to This Agreement........................   A-9
SECTION 3.05.   No Conflict; Required Filings and Consents..................  A-10
SECTION 3.06.   Permits; Compliance.........................................  A-10
SECTION 3.07.   SEC Filings; Financial Statements...........................  A-11
SECTION 3.08.   Absence of Certain Changes or Events........................  A-12
SECTION 3.09.   Employee Benefit Plans; Labor Matters.......................  A-12
SECTION 3.10.   Contracts...................................................  A-14
SECTION 3.11.   Litigation..................................................  A-15
SECTION 3.12.   Environmental Matters.......................................  A-15
SECTION 3.13.   Real Property...............................................  A-16
SECTION 3.14.   Trademarks, Patents and Copyrights..........................  A-17
SECTION 3.15.   Taxes.......................................................  A-17
SECTION 3.16.   Board Recommendation........................................  A-18
SECTION 3.17.   Insurance...................................................  A-18
SECTION 3.18.   Opinion of Financial Advisor................................  A-18
SECTION 3.19.   Brokers and Fees............................................  A-19
SECTION 3.20.   Affiliate Transactions......................................  A-20

                                                                              PAGE
                                                                              ----
SECTION 3.21.   Indemnification and Other Claims............................  A-20
SECTION 3.22.   Anti-takeover Provisions; Rights Agreement..................  A-20
SECTION 3.23.   Restricted Cash.............................................  A-20

                                    ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER,
                          NGP L.L.C. AND NGOP MERGER SUB
SECTION 4.01.   Organization and Qualification..............................  A-21
SECTION 4.02.   No Conflict; Required Filings and Consents..................  A-21
SECTION 4.03.   Absence of Litigation.......................................  A-21
SECTION 4.04.   No Activities...............................................  A-22
SECTION 4.05.   Brokers.....................................................  A-22
SECTION 4.06.   Financing...................................................  A-22

                                    ARTICLE V
                                    COVENANTS
SECTION 5.01.   Conduct of Business by NGP Pending the Closing..............  A-22
SECTION 5.02.   Capital Expenditures........................................  A-24
SECTION 5.03.   Asset Sales.................................................  A-24
SECTION 5.04.   Notices of Certain Events...................................  A-24

                                    ARTICLE VI
                              ADDITIONAL AGREEMENTS
SECTION 6.01.   Stockholders' Meeting.......................................  A-25
SECTION 6.02.   Access to Information; Confidentiality......................  A-26
SECTION 6.03.   No Solicitation of Transactions.............................  A-26
SECTION 6.04.   Employee Benefits Matters...................................  A-27
SECTION 6.05.   Directors' and Officers' Indemnification and Insurance......  A-28
SECTION 6.06.   Further Action; Consents; Filings...........................  A-29
SECTION 6.07.   Public Announcements........................................  A-30
SECTION 6.08.   Third Party Standstill Agreements...........................  A-30
SECTION 6.09.   Event Notices and Other Actions.............................  A-30
SECTION 6.10.   Title Insurance.............................................  A-31
SECTION 6.11.   Information Relating to Financing...........................  A-31
SECTION 6.12.   Financing...................................................  A-31
SECTION 6.13.   Subsequent Financial Statements.............................  A-31
SECTION 6.14.   Environmental Investigations................................  A-31
SECTION 6.15.   Guarantee...................................................  A-32

                                   ARTICLE VII
                             CONDITIONS TO THE MERGER
SECTION 7.01.   Conditions to the Obligations of Each Party to Consummate
                the Merger..................................................  A-33
SECTION 7.02.   Conditions to the Obligations of NGP and NGOP...............  A-33
SECTION 7.03.   Conditions to the Obligations of Buyer and NGOP Merger
                Sub.........................................................  A-34

                                                                              PAGE
                                                                              ----
                                   ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.   Termination.................................................  A-36
SECTION 8.02.   Effect of Termination.......................................  A-36
SECTION 8.03.   Termination Fee.............................................  A-37
SECTION 8.04.   Amendment...................................................  A-38
SECTION 8.05.   Waiver......................................................  A-38

                                    ARTICLE IX
                                GENERAL PROVISIONS
SECTION 9.01.   Non-Survival of Representations, Warranties and
                Agreements..................................................  A-38
SECTION 9.02.   Notices.....................................................  A-39
SECTION 9.03.   Certain Definitions.........................................  A-40
SECTION 9.04.   Expenses....................................................  A-41
SECTION 9.05.   Severability................................................  A-41
SECTION 9.06.   Assignment; Binding Effect; Benefit.........................  A-41
SECTION 9.07.   Incorporation of Exhibits...................................  A-41
SECTION 9.08.   Specific Performance........................................  A-41
SECTION 9.09.   Governing Law...............................................  A-42
SECTION 9.10.   Interpretation..............................................  A-42
SECTION 9.11.   Counterparts................................................  A-42
SECTION 9.12.   Entire Agreement............................................  A-42
SECTION 9.13.   Waiver of Jury Trial........................................  A-42

                           GLOSSARY OF DEFINED TERMS

Acquiror....................................................  9.03(a)
affiliate...................................................  9.03(b)
AGC.........................................................  Recitals
AGC Group Audited GAAP Financial Statements.................  3.07(d)
AGC Group Interim Financial Statements......................  3.07(d)
Agreement...................................................  Preamble
Alternative Transaction.....................................  2.07
Amended and Restated Reorganization Agreement...............  Recitals
Articles of Merger..........................................  1.02
B of A......................................................  3.19(b)
Blue Sky Laws...............................................  3.05(b)
business day................................................  9.03(c)
Buyer.......................................................  Preamble
Buyer Certificate of Merger.................................  1.02
Cap.........................................................  6.15(c)
Closing.....................................................  1.02
Closing Date................................................  1.02
Code........................................................  1.07(d)
Competing Transaction.......................................  6.03(a)
Confidentiality Agreement...................................  6.02(b)
Contracts...................................................  3.10
Covered Leases..............................................  7.03(i)
DLLCA.......................................................  Recitals
DRULPA......................................................  Recitals
Disclosure Letter...........................................  9.03(d)
Employee....................................................  3.08(g)
Environmental Claims........................................  3.12(b)
Environmental Consultant(s).................................  6.14(a)
Environmental Laws..........................................  3.12(b)
Environmental Permits.......................................  3.12(b)
Environmental Reports.......................................  6.14(b)
ERISA.......................................................  3.09(a)
ERISA Affiliate.............................................  3.09(c)
Exchange Act................................................  3.05(b)
Expense Reimbursement.......................................  8.03(d)
Financing...................................................  4.06
First Effective Time........................................  1.02
FMS Financial Data..........................................  3.07(e)
GEI.........................................................  2.05(a)
Governmental Entity.........................................  3.05(b)
Guarantors..................................................  6.15(a)
Guarantee...................................................  6.15(a)
Hazardous Materials.........................................  3.12(b)

HSR Act.....................................................  3.05(b)
Indebtedness................................................  3.10
Indemnification Agreements..................................  6.05(a)
Indemnified Parties.........................................  6.05(d)
Independent Committee.......................................  Recitals
Injunction..................................................  7.01(b)
Intellectual Property.......................................  3.14
knowledge...................................................  9.03(e)
Latham......................................................  3.19(b)
Law.........................................................  3.05(a)
Lazard......................................................  3.18
Lease.......................................................  3.13(b)
Lease Threshold Amount......................................  9.03(f)
Leased Properties...........................................  3.13(b)
Lien........................................................  3.13(b)
Litigation..................................................  3.11
Make-Whole Fees.............................................  3.19(d)
MGCL........................................................  Recitals
New Plans...................................................  6.04(b)
NGOP........................................................  Preamble
NGOP Certificate of Merger..................................  2.02
NGOP Certificates...........................................  2.06(a)
NGOP Common Units...........................................  Recitals
NGOP Merger.................................................  Recitals
NGOP Merger Consideration...................................  2.05(a)
NGOP Merger Sub.............................................  Preamble
NGOP Partnership Agreement..................................  2.04
NGOP Surviving Partnership..................................  2.01
NGOP Surviving Partnership Agreement........................  2.04
NGP.........................................................  Preamble
NGP Benefit Plans...........................................  3.09(a)
NGP Board...................................................  Recitals
NGP Business Combination....................................  8.03(e)
NGP Certificates............................................  1.07(a)
NGP Common Stock............................................  Recitals
NGP Disclosure Schedule.....................................  Article II
NGP Employees...............................................  6.04(a)
NGP Material Adverse Effect.................................  3.01
NGP Merger..................................................  Recitals
NGP Merger Consideration....................................  1.06(a)
NGP Merger Sub..............................................  Preamble
NGP Merger Sub Certificate of Merger........................  1.02
NGP Option..................................................  1.08(a)
NGP Permits.................................................  3.06
NGP SEC Reports.............................................  3.07(a)

NGP Stock Award.............................................  1.08(b)
NGP Stock Plans.............................................  1.08(a)
NGP Stock Unit..............................................  1.08(c)
NGP Stockholders' Meeting...................................  6.01(a)
NGP Subsidiaries............................................  3.01
NGP Surviving Company.......................................  1.01
NYSE........................................................  9.03(g)
Old Plans...................................................  6.04(b)
Other Bidders...............................................  3.19(b)
Owned Properties............................................  3.13(a)
Paying Agent................................................  1.07(a)
Permitted Liens.............................................  3.13(b)
person......................................................  9.03(h)
Phase I Reports.............................................  6.14(a)
Price Disclosure Schedule...................................  9.03(i)
Price Entity................................................  9.03(j)
Proxy Statement.............................................  6.01(a)
Purchase Agreement..........................................  Recitals
Purchase Price..............................................  4.06
PwC.........................................................  3.19(b)
Real Property...............................................  3.12(a)(ii)
Refinancing Amount..........................................  9.03(k)
Registration Rights Agreements..............................  9.03(l)
REIT........................................................  3.15(b)
Release.....................................................  3.12(b)
Rent Deferral Agreement.....................................  9.03(m)
Reorganization Agreement....................................  Recitals
Representatives.............................................  6.02(a)
Second Effective Time.......................................  2.02
Securities Act..............................................  3.05(b)
Series A Preferred Unit.....................................  2.05(e)
Series B Preferred Unit.....................................  2.05(e)
Stock Acquisition...........................................  8.03(a)(ii)
Stockholder Approval........................................  3.04
subsidiary(ies).............................................  9.03(n)
Superior Proposal...........................................  6.03(a)
Surviving Operating Agreement...............................  1.04
Taxes.......................................................  3.15
Tax Returns.................................................  3.15
Termination Fee.............................................  8.03(a)
Third-Party Fees............................................  3.19(c)
Third Party Provision.......................................  9.06
Title Company...............................................  6.10
Transaction Fees............................................  3.19(b)
Triggering Event............................................  8.03(a)

U.S. GAAP...................................................  3.07(b)
Voting Agreement............................................  Recitals
Wachtell....................................................  3.19(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2002 (as amended, this "AGREEMENT"), by and among NGP LLC, a Delaware limited liability company (the "BUYER"), NATIONAL GOLF PROPERTIES, INC., a corporation organized under the laws of Maryland ("NGP"), NATIONAL GOLF OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("NGOP"), and NEW NGOP LLC, a Delaware limited liability company, which is wholly-owned by Buyer ("NGOP MERGER SUB").

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer will acquire NGP pursuant to the merger (the "NGP MERGER") of NGP with and into Buyer in accordance with the General Corporation Law of the State of Maryland ("MGCL") and the Delaware Limited Liability Company Act (the "DLLCA") in which all the issued and outstanding shares of common stock, par value $.01 per share, of NGP (the "NGP COMMON STOCK") will be converted into the right to receive a price per share of $12.00 (subject to adjustment as set forth in Section 1.06(a)), to the seller in cash without interest;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer will acquire, pursuant to the merger (the "NGOP MERGER") of NGOP Merger Sub with and into NGOP in accordance with the Revised Limited Partnership Act of the State of Delaware ("DRULPA"), certain of the common units of NGOP (the "NGOP COMMON UNITS") at a price per unit of $12.00 (subject to adjustment as set forth in Section 2.05(a)), to the seller in cash without interest;

     WHEREAS, as a condition to entering into this Agreement, Buyer has required that (i) NGP and NGOP cause the Agreement and Plan of Merger and Reorganization, dated as of March 29, 2002, among NGP, NGOP, American Golf Corporation ("AGC") and certain affiliates (the "REORGANIZATION AGREEMENT") to be amended and restated (the "AMENDED AND RESTATED REORGANIZATION AGREEMENT") in the form set forth as Exhibit A and (ii) Buyer, AGC and certain affiliates to, simultaneously herewith, enter into the Purchase Agreement in the form set forth as Exhibit D hereto (the "PURCHASE AGREEMENT");

     WHEREAS, each of the Board of Directors of NGP (the "NGP BOARD") and the Independent Committee of the NGP Board (the "INDEPENDENT COMMITTEE") has declared advisable, the NGP Merger and resolved to recommend that the stockholders of NGP vote to approve the NGP Merger upon the terms and subject to the conditions contained herein;

     WHEREAS, this Agreement has been approved and adopted by the members of Buyer and NGP Merger Sub, and has been approved and adopted by Buyer as the general partner of NGOP Merger Sub; and

     WHEREAS, Buyer and NGOP Merger Sub have required, as a condition to their willingness to enter into this Agreement, that, simultaneously herewith, that certain Voting Agreement, dated as of the date hereof and attached hereto as Exhibit C (the "VOTING AGREEMENT"), shall be duly executed and delivered, and pursuant to that certain Voting Agreement, the parties thereto have agreed to, among other things, vote all of the equity interests in NGP and NGOP owned by them, as applicable, in favor of the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 THE NGP MERGER

     SECTION 1.01. The NGP Merger. Upon the terms and subject to the conditions hereof, in accordance with the MGCL at the First Effective Time, NGP shall merge with and into Buyer. Thereafter, Buyer shall be the surviving corporation in the NGP Merger (the "NGP SURVIVING COMPANY"), and shall continue its existence under the laws of the State of Delaware. Upon consummation of the NGP Merger, the separate corporate existence of NGP shall terminate.

     SECTION 1.02. First Effective Time; Closing. As promptly as practicable after the later to occur of (a) the 75th day after the execution of this Agreement and (b) the satisfaction or, if permissible and effected as provided in Section 8.05, waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by Buyer and NGP), the parties hereto shall cause the NGP Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the State Department of Assessments and Taxation of the State of Maryland, and filing a certificate of merger (the "BUYER CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, each in such form as required by, and executed in accordance with, the applicable provisions of the MGCL and the DLLCA, respectively (the date and time of such filing in Delaware, or such later date or time as set forth in the NGP L.L.C. Certificate of Merger, being the "FIRST EFFECTIVE TIME"). Immediately prior to the filing of the Articles of Merger, a closing (the "CLOSING") will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

     SECTION 1.03. Effect of the NGP Merger. At the First Effective Time, the effect of the NGP Merger shall be as provided in the DLLCA and MGCL and in the Buyer Certificate of Merger and Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of NGP and Buyer shall be vested in the NGP Surviving Company, and all debts, liabilities and duties of NGP and Buyer shall become the debts, liabilities and duties of the NGP Surviving Company.

     SECTION 1.04. Operating Agreement. At the First Effective Time, (a) subject to the provisions of Sections 6.05(a) and 1.05, the operating agreement of Buyer as in effect immediately prior to the First Effective Time shall continue to be the operating agreement of the NGP Surviving Company (the "SURVIVING OPERATING AGREEMENT"), and (b) the NGP Surviving Company shall change its name to National Golf Properties, L.L.C.

     SECTION 1.05. Directors and Officers of the NGP Surviving Company. (a) The manager of Buyer at the First Effective Time shall, from and after the First Effective Time, become the manager of the NGP Surviving Company until its successors shall have been elected or appointed or qualified or until its earlier resignation or removal in accordance with the Surviving Operating Agreement and (b) the officers of Buyer at the First Effective Time shall, from and after the First Effective Time, be the officers of the NGP Surviving Company until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Operating Agreement.

     SECTION 1.06. Conversion of Capital Stock. At the First Effective Time, by virtue of the NGP Merger and without any action on the part of Buyer or NGP or the holders of any shares of the NGP Common Stock:

     (a) each share of NGP Common Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of NGP Common Stock to be cancelled pursuant to Section 1.06(c) hereof) shall be converted into the right to receive $12.00 in cash, less any dividends or distributions paid on such share by NGP between the date hereof and the Closing Date (the "NGP MERGER CONSIDERATION"), payable without interest to the holder of such share of NGP Common Stock, upon surrender of the NGP Certificate that formerly evidenced such share of NGP Common Stock;

     (b) each share of NGP Common Stock converted into the NGP Merger Consideration pursuant to Section 1.06(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the First Effective Time, and the holders of certificates previously representing any such shares of NGP Common Stock shall cease to have any rights with respect to the shares formerly evidenced thereby, except as otherwise provided herein or by law;

     (c) shares of NGP Common Stock, if any, owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer or NGP shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

     (d) each unit of membership interest of Buyer outstanding immediately prior to the First Effective Time, and all rights in respect thereof shall remain outstanding and represent a unit of membership interest of the NGP Surviving Company, and each such unit of membership interest shall have the identical designation, preferences, limitations and relative rights immediately after the First Effective Time as such unit of membership interest had immediately prior to the First Effective Time; and

     (e) if between the date of this Agreement and the First Effective Time the outstanding shares of NGP Common Stock shall have been changed into a different number of shares by reason of any stock dividend, subdivision, split or combination of shares, the NGP Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, split or combination of shares.

     SECTION 1.07.  Payment for Shares.

     (a) Prior to the First Effective Time, for the benefit of holders of NGP Common Stock, Buyer shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Buyer and NGP), NGP's transfer agent or such other bank or trust company acceptable to NGP in its reasonable discretion to act as agent (the "PAYING AGENT") for the payment of the NGP Merger Consideration upon surrender of certificates that, prior to the First Effective Time, represented shares of NGP Common Stock (the "NGP CERTIFICATES"), from time to time after the First Effective Time. Prior to the First Effective Time, Buyer shall deposit, or cause NGP Merger Sub to deposit,
(i) with the Paying Agent cash in amounts sufficient for the payment of the NGP Merger Consideration pursuant to Section 1.06(a) upon surrender of NGP Certificates, and (ii) with NGP cash payable pursuant to Section 1.08 in respect of NGP Options.

     (b) Exchange Procedure. As soon as reasonably practicable after the First Effective Time but in no event later than the first business day following the Closing Date, the Paying Agent shall mail to each holder of record of a NGP Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the NGP Certificates held by such person shall pass, only upon proper delivery of the NGP Certificates to the Paying Agent and shall be in customary form and have such other provisions as Buyer and NGP may reasonably specify) and (ii) instructions for use in effecting the surrender of the NGP Certificates in exchange for the NGP Merger Consideration. Upon surrender of a NGP Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such NGP Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 1.06(a), and the NGP Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of NGP Common Stock that is not registered in the stock transfer books of NGP, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the NGP Certificate so surrendered is registered if such NGP Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such NGP Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any NGP Certificate.

     (c) Stock Transfer Books. At the close of business on the day on which the First Effective Time occurs, the stock transfer books of NGP shall be closed, and there shall be no further registration of transfers on the stock transfer books of the NGP Surviving Company of the shares of NGP Common Stock that were outstanding immediately prior to the Effective Time. If, after the First Effective Time, NGP Certificates are presented to the NGP Surviving Company or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

     (d) Withholding. The NGP Surviving Company and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NGP Common Stock or NGP Options (as defined below) such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the NGP Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of NGP Common Stock or NGP Options in respect of which such deduction and withholding was made by the NGP Surviving Company.

     (e) No Liability. None of Buyer, NGP, NGP Surviving Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered NGP Certificates and unclaimed at the end of six months after the First Effective Time shall be returned to Buyer, after which time any holder of unsurrendered NGP Certificates shall look as a general creditor only to Buyer for payment of such funds to which such holder may be due, subject to applicable law. If any NGP Certificates shall not have been surrendered prior to three years after the First Effective Time (or immediately prior to such earlier date on which any NGP Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such NGP Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Lost Certificates. If any NGP Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such NGP Certificate to be lost, stolen or destroyed and, if required by the NGP Surviving Company, the posting by such person of a bond in such reasonable amount as the NGP Surviving Company may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed NGP Certificate the NGP Merger Consideration.

     SECTION 1.08.  Stock Options and Other Equity Awards.

     (a) At the First Effective Time, each option to purchase shares of NGP Common Stock outstanding and unexercised as of the First Effective Time (a "NGP OPTION") granted pursuant to the NGP 1993 Stock Incentive Plan for Key Employees of NGP, NGOP and AGC, the 1997 Equity Participation Plan of NGP, NGOP and AGC, the 1995 Independent Director Equity Participation Plan of NGP, as amended from time to time, or otherwise granted by NGP pursuant to an individual agreement (collectively, the "NGP STOCK PLANS") shall become fully vested and immediately exercisable. At the First Effective Time, each NGP Option shall be cancelled and NGP shall pay the holder of such NGP Option in exchange for and in full satisfaction of such NGP Option a cash payment on the Closing Date in an amount in respect thereof equal to the product of (i) the excess, if any, of the NGP Merger Consideration over the exercise price of such NGP Option and (ii) the number of shares of NGP Common Stock subject to the NGP Option, less any income or employment tax withholding required under the Code or any provision of state or local law. NGP shall cause the NGP Board and the Committee under each NGP Stock Plan, as appropriate, to take all actions necessary to effect the foregoing and to ensure that the NGP Options cannot vest or be exercised after the First Effective Time and shall take all actions necessary to terminate the NGP Stock Plans as of the First Effective Time.

     (b) At the First Effective Time, each restricted stock award (a "NGP STOCK AWARD") granted pursuant to the NGP Stock Plans or otherwise granted by NGP pursuant to an individual agreement shall become immediately and fully payable or distributable and the restrictions thereon (including any transfer restrictions) shall lapse and any performance targets shall be deemed achieved in full. At the First Effective Time, NGP shall pay each holder of a NGP Stock Award in exchange for and in full satisfaction of such NGP Stock Award a cash payment in accordance with Section 1.07(b) in an amount in respect thereof equal to the product of (i) the NGP Merger Consideration and (ii) the number of shares of NGP Common Stock subject to such NGP Stock Award, less any income or employment tax withholding required under the Code or any provision of state or local law.

     (c) Subject to Schedule 3.08 of the NGP Disclosure Schedule, at the First Effective Time, all stock units, share units, stock equivalent units or other-equity based rights (other than NGP Options and NGP Stock Awards) held in the NGP Common Stock sub-accounts under the NGP Deferred Compensation Plan or awarded pursuant to any other plan, arrangement or individual agreement (each a "NGP STOCK UNIT") shall immediately vest to the extent not yet vested at the First Effective Time and shall be converted into an obligation to pay cash with a value equal to the product of (i) the NGP Merger Consideration and (ii) the number of shares of NGP Common Stock subject to such NGP Stock Unit. With respect to the obligation to pay cash in respect of the conversion of NGP Stock Units, the obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the NGP Stock Unit and any distribution election in respect thereof.

     SECTION 1.09. Appraisal Rights. In accordance with Section 3-202 of the MGCL, no appraisal rights shall be available to the holders of shares of NGP Common Stock in connection with the NGP Merger.

                                   ARTICLE II

                                THE NGOP MERGER

     SECTION 2.01. The NGOP Merger. Upon the terms and subject to the conditions hereof, in accordance with the DRULPA, at the Second Effective Time, NGOP Merger Sub shall merge with and into NGOP. Thereafter, NGOP shall be the surviving partnership in the NGOP Merger (the "NGOP SURVIVING PARTNERSHIP"), and shall continue its existence as a limited partnership under the laws of the State of Delaware. Upon consummation of the NGOP Merger, the separate limited partnership existence of NGOP Merger Sub shall terminate. The provisions of this
Article II shall constitute a Plan of Merger under the DRULPA.

     SECTION 2.02. Second Effective Time. As promptly as practicable after the First Effective Time, the parties hereto shall cause the NGOP Merger to be consummated by filing a certificate of merger (the "NGOP CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions the DRULPA (the date and time of such filing, or such later date or time as set forth therein, being the "SECOND EFFECTIVE TIME").

     SECTION 2.03. Effect of the NGOP Merger. At the Second Effective Time, the effect of the NGOP Merger shall be as provided in the DRULPA and the NGOP Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of NGOP and NGOP Merger Sub shall be vested in the NGOP Surviving Partnership, and all debts, liabilities and duties of NGOP and NGOP Merger Sub shall become the debts, liabilities and duties of the NGOP Surviving Partnership.

     SECTION 2.04. Partnership Agreement. At the Second Effective Time, the Third Amended and Restated Agreement of Limited Partnership of NGOP, dated as of July 28, 1999, as amended (the "NGOP PARTNERSHIP AGREEMENT") shall be amended and restated in its entirety to read substantially as set forth in Exhibit B hereto (the "NGOP SURVIVING PARTNERSHIP AGREEMENT").

     SECTION 2.05. Conversion of Partnership Units. At the Second Effective Time, by virtue of the NGOP Merger and without any action on the part of Buyer, NGOP Merger Sub or NGOP or the holders of any NGOP Common Units:

     (a) each NGOP Common Unit issued and outstanding immediately prior to the Second Effective Time (other than NGOP Common Units to remain outstanding pursuant to Section 2.05(c) or 2.05(f)) shall be converted into the right to receive $12.00 in cash less any distributions paid on such NGOP Common Unit between the date hereof and the Closing Date (the "NGOP MERGER CONSIDERATION"), payable without interest to the holder of such NGOP Common Unit, upon surrender of the NGOP Certificate that formerly evidenced such NGOP Common Unit;

     (b) each NGOP Common Unit converted into NGOP Merger Consideration pursuant to this Section 2.05 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time, and the holders of certificates previously representing any such NGOP Common Units shall cease to have any rights with respect to the units formerly evidenced thereby, except as otherwise provided by law;

     (c) each NGOP Common Unit, if any, owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer, NGOP or Acquiror (giving effect to the transactions contemplated by the Purchase

Agreement) shall remain outstanding and shall continue to evidence a common equity interest in the NGOP Surviving Partnership in accordance with the terms of the NGOP Surviving Partnership Agreement;

     (d) the issued and outstanding equity interests of NGOP Merger Sub will be converted into a number of validly issued, fully paid and non-assessable common units of the NGOP Surviving Partnership equal to the number of NGOP Common Units converted into cash pursuant to Section 2.05(a);

     (e) each 8% Series A Cumulative Redeemable Limited Partnership Unit (each, a "SERIES A PREFERRED UNIT") and 9.30% Series B Cumulative Redeemable Limited Partnership Unit (each, a "SERIES B PREFERRED UNIT") of NGOP issued and outstanding immediately prior to the Second Effective Time shall remain outstanding at and after the Second Effective Time and shall continue to evidence a preferred equity interest in the NGOP Surviving Partnership in accordance with the terms of the NGOP Surviving Partnership Agreement;

     (f) each NGOP Common Unit previously held by NGP (and owned by the NGP Surviving Company as a consequence of the NGP Merger), immediately prior to the Second Effective Time shall remain outstanding and shall continue to evidence a common equity interest in the NGOP Surviving Partnership in accordance with the terms of the NGOP Surviving Partnership Agreement; and

     (g) If between the date of this Agreement and the Second Effective Time the outstanding number of NGOP Common Units shall have been changed into a different number of units by reason of any distribution, subdivision, split or combination of NGP Common Units, the NGOP Merger Consideration shall be correspondingly adjusted to reflect such distribution, subdivision, split or combination of units.

     SECTION 2.06.  Payment for Common Units.

     (a) Prior to the First Effective Time, Buyer shall deposit with the Paying Agent cash in amounts sufficient for the payment of the NGOP Merger Consideration pursuant to Section 2.05(a) upon surrender of certificates that, prior to the Second Effective Time, represented shares of NGOP Common Unit (the "NGOP CERTIFICATES").

     (b) Exchange Procedure. As soon as reasonably practicable after the Second Effective Time but in no event later than the first business day following the Closing Date, the Paying Agent shall mail to each holder of record of a NGOP Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the NGOP Certificates held by such person shall pass, only upon proper delivery of the NGOP Certificates to the Paying Agent and shall be in customary form and have such other provisions as Buyer and NGOP may reasonably specify) and (ii) instructions for use in effecting the surrender of the NGOP Certificates in exchange for the NGOP Merger Consideration. Upon surrender of a NGOP Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such NGOP Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.05(a), and the NGOP Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of an NGOP Common Unit that is not registered in the partnership interest transfer books of NGOP, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the NGOP Certificate so surrendered is registered if such NGOP Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such NGOP Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any NGOP Certificate.

     (c) Partnership Interest Transfer Books. At the close of business on the day on which the Second Effective Time occurs, the partnership interest transfer books of NGOP shall be closed, and there shall be no further registration of transfers on the partnership interest transfer books of the NGOP Surviving Company of the NGOP Common Units that were outstanding immediately prior to the Second Effective Time. If, after the Second Effective Time, NGOP Certificates are presented to the NGOP Surviving Company or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Withholding. The NGOP Surviving Partnership and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NGOP Common Units such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the NGOP Surviving Partnership or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NGOP Common Units in respect of which such deduction and withholding was made by the NGOP Surviving Partnership.

     (e) No Liability. None of Buyer, NGOP Merger Sub, NGOP or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered NGOP Certificates and unclaimed at the end of six months after the Second Effective Time shall be returned to Buyer, after which time any holder of unsurrendered NGOP Certificates shall look as a general creditor only to Buyer for payment of such funds to which such holder may be due, subject to applicable law. If any NGOP Certificates shall not have been surrendered prior to three years after the Second Effective Time (or immediately prior to such earlier date on which any NGOP Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such NGOP Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Lost Certificates. If any NGOP Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such NGOP Certificate to be lost, stolen or destroyed and, if required by the NGOP Surviving Company, the posting by such person of a bond in such reasonable amount as the NGOP Surviving Company may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed NGOP Certificate the NGOP Merger Consideration.

     SECTION 2.07. Change in Merger Structure. By mutual agreement, NGP, NGOP and Buyer may at any time change the method and determine a new method of effectuating the acquisition of the NGP and NGOP (an "ALTERNATIVE TRANSACTION") (including changing the provisions of Article I and II) if and to the extent they determine the change would be desirable; provided that Alternative Transaction shall not (a) alter or change the amount or type of consideration to be issued to holders of NGP Common Stock or NGOP Common Units as provided herein, (b) materially delay the consummation of the transactions contemplated hereby or (c) adversely affect any party's ability to satisfy any of the closing conditions set forth in Article VII. The parties agree to use their reasonable best efforts to determine promptly after the date hereof whether any Alternative Transaction is desirable. Buyer and NGOP Merger Sub acknowledge and agree that any representation, warranty or covenant of NGP or any NGP Subsidiary which is breached or is not true and correct shall be deemed true and correct and not breached to the extent such breach or inaccuracy resulted from an Alternative Transaction.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF NGP AND NGOP

     Except as set forth in the applicable section of the disclosure schedule delivered to Buyer by NGP (the "NGP DISCLOSURE SCHEDULE") on or prior to the date hereof corresponding to the sections set forth below or the section of the Price Disclosure Schedule specified in the NGP Disclosure Schedule (it being agreed that a disclosure in any one section of such disclosure schedules shall be deemed disclosed in any other section of such disclosure schedules if the relevance of such disclosure to such other section is reasonably apparent) (it being agreed that the mere inclusion of an item in NGP Disclosure Schedule or the Price Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NGP or NGOP that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a NGP Material Adverse Effect), NGP and NGOP hereby represent and warrant to Buyer that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Each of NGP and each subsidiary of NGP (the "NGP SUBSIDIARIES") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a NGP Material Adverse Effect. Each of NGP and each of the NGP Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a NGP Material Adverse Effect. For purposes of this Agreement, "NGP MATERIAL ADVERSE EFFECT" means any change, effect, circumstance or event that is materially adverse to the business, assets, liabilities, financial condition or results of operation of NGP and the NGP Subsidiaries, taken as a whole, excluding the effects of changes to the extent related to (A) conditions in the United States or global economy or financial or capital markets generally, (B) general changes in conditions (including changes in legal, regulatory or business conditions or changes in U.S. GAAP or weather conditions) in or otherwise affecting the industries or businesses in which NGP and the NGP Subsidiaries operate (in the case of (A) or (B), except to the extent that such changes materially disproportionately affect NGP and the NGP Subsidiaries compared to the manner in which the changes affect the industries or businesses in which NGP and the NGP Subsidiaries operate) or (C) this Agreement or the Purchase Agreement, the announcement or performance hereof or thereof and the transactions and obligations contemplated hereby or thereby.

     SECTION 3.02. Articles of Incorporation and By-Laws. The copies of NGP's Articles of Incorporation and By-Laws that are set forth as exhibits to NGP's Form 10-Q for the six months ended June 30, 2002 have been made available to Buyer and are complete and correct copies thereof. Such Articles of Incorporation and By-Laws are in full force and effect. NGP is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 3.03.  Capitalization.

     (a) The authorized capital stock of NGP consists of (x) 40,000,000 shares of NGP Common Stock and (y) 5,000,000 shares of preferred stock, par value $.01 per share, 1,500,000 shares of which are designated as NGP 8% Series A Cumulative Redeemable Preferred Stock and 1,400,000 shares of which are designated NGP 9.30% Series B Cumulative Redeemable Preferred Stock. As of the date hereof, there were 13,119,148 shares of NGP Common Stock issued and outstanding, all of which were validly issued and fully paid and nonassessable and were not issued in violation of any preemptive right, and as of the date hereof, (i) 1,394,925 shares of NGP Common Stock were reserved for issuance pursuant to the NGP Stock Plans, (ii) 1,500,000 shares of 8% Series A Cumulative Redeemable Preferred Stock were issuable upon exchange of the Series A Preferred Units, (iii) 1,400,000 shares of 9.30% Series B Cumulative Redeemable Preferred Stock were issuable upon exchange of Series B Preferred Units and (iv) 7,413,391 shares of NGP Common Stock were issuable upon conversion of NGOP Common Units. From January 1, 2002 through the date hereof, NGP has not issued any additional shares of capital stock except pursuant to the exercise of outstanding options, restricted stock awards or the conversion or exchange of NGOP Common Units, Series A Preferred Units or Series B Preferred Units described above.

     (b) As of the date hereof, 20,532,539 NGOP Common Units, 1,500,000 Series A Preferred Units and 1,400,000 Series B Preferred Units were issued and outstanding, all of which were validly issued and fully paid and nonassessable.

     (c) As of the date hereof, NGP Options to purchase 357,025 shares of NGP Common Stock are issued and outstanding under the NGP Stock Plans. As of the date hereof, pursuant to the NGP Stock Awards, 83,500 shares of NGP Common Stock are issued and outstanding. As of the date hereof, NGOP Common Units relating to 13,119,148 shares of NGP Common Stock are issued and outstanding. The shares of NGP

Common Stock referred to in subsection (a) above that are reserved for issuance, consisting of the shares reserved under the NGP Stock Plans, and the 357,025 shares of NGP Common Stock reserved for issuance for outstanding NGP Options, have not been issued and will not be issued prior to the First Effective Time, and no commitment has been or will be made for their issuance, other than (in the case of both preceding clauses) pursuant to the exercise of the NGP Options described above that are issued and outstanding under the NGP Stock Plans and the NGP Stock Awards as of the date of this Agreement. Section 3.03(c) of the NGP Disclosure Schedule sets forth the exercise prices and number of shares of NGP Common Stock in respect of outstanding NGP Options under the NGP Stock Plans.

     (d) Except as issued pursuant to any of the NGP Stock Plans, the NGP Deferred Compensation Plan or pursuant to agreements or arrangements described in Section 3.03 of NGP Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which NGP or any NGP Subsidiary is a party or by which NGP or any NGP Subsidiary is bound relating to the issued or unissued capital stock of NGP or any NGP Subsidiary or obligating NGP or any NGP Subsidiary to issue, exchange, or sell any shares of capital stock of, or other equity interests in, NGP or any NGP Subsidiary. There are no outstanding contractual obligations of NGP or any NGP Subsidiary to repurchase, redeem or otherwise acquire any shares of NGP Common Stock or any equity interest of any NGP Subsidiary. Each outstanding equity interest of each NGP Subsidiary except for NGOP is duly authorized, validly issued, fully paid and nonassessable and each such equity interest owned by NGP or another NGP Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on NGP's or such other NGP Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except as would not reasonably be expected to have, individually or in the aggregate, a NGP Material Adverse Effect. Section 3.03 of the NGP Disclosure Schedule sets forth each subsidiary of NGP and the ownership interest therein of NGP. Each outstanding equity interest of NGOP is duly authorized, validly issued, fully paid and nonassessable and each such equity interest owned by NGP is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances of any nature whatsoever, except for such restrictions as are contained in the NGOP Partnership Agreement. Except for the capital stock of or other equity or ownership interests in the NGP Subsidiaries, NGP does not own, directly or indirectly, any capital stock or other equity or ownership interest in any other entity. There are no material outstanding contractual obligations of NGP or any NGP Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution, equity contribution or otherwise) in, any NGP Subsidiary or any other person, other than guarantees by NGP of any indebtedness of any NGP Subsidiary.

     (e) All dividends or distributions on NGP Common Stock and NGOP Common Units, Series A Preferred Units and Series B Preferred Units, which have been declared prior to the date of this Agreement, have been paid in full. Neither NGP nor NGOP is in arrears with respect to dividends or other distributions on any outstanding shares or units of NGP Common Stock, NGOP Common Units, Series A Preferred Units or Series B Preferred Units.

     SECTION 3.04. Authority Relative to This Agreement. Each of NGP and NGOP have all necessary corporate or partnership, respectively, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including the NGP Merger and the NGOP Merger) contemplated herein to be consummated by NGP or NGOP, respectively. The execution and delivery of this Agreement by NGP, both on its own behalf and in its capacity as general partner of NGOP, and the consummation by NGP and NGOP of such transactions have been duly and validly authorized by all necessary corporate or partnership action (including authorization by the Board and Independent Committee of NGP) and no other corporate or partnership proceedings on the part of NGP, either on its own behalf or in its capacity as general partner of NGOP, as the case may be, are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of NGP as required by the MGCL (the "STOCKHOLDER APPROVAL") and the consent to this Agreement by the holders of NGOP Common Units and the holders of the Series A Preferred Units and Series B Preferred Units). This Agreement has been duly and validly executed and delivered by NGP and NGOP and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of each of NGP and NGOP, enforceable against each of NGP and NGOP in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

     SECTION 3.05.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by NGP and NGOP does not, and the performance of this Agreement by NGP and NGOP will not, (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of NGP or any equivalent organizational documents of any NGP Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.05(b) have been obtained and all filings and obligations described in
Section 3.05(b) have been made, conflict with or violate any foreign or domestic law (including common law), statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to NGP or any NGP Subsidiary or by which any property or asset of NGP or any NGP Subsidiary is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any right or obligation, or result in the creation of a Lien, mortgage, pledge, charge, security interest or other encumbrance of any kind on any property or asset of NGP or any NGP Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have, either individually or in the aggregate, a NGP Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by NGP or NGOP.

     (b) The execution and delivery of this Agreement by NGP and NGOP does not, and the performance of this Agreement by NGP and NGOP will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, local, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY"), except (i) for compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), the NYSE, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") or similar antitrust filings or notifications in other jurisdictions, filing and recordation of the Articles of Merger as required by the MGCL, the NGP Merger Sub Certificate of Merger and the NGOP Certificate of Merger as required by the DLLCA and the DRULPA, and as set forth in Section 3.05(b) of NGP Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the NGP Merger or the NGOP Merger or (B) have, either individually or in the aggregate, a NGP Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of NGP and the NGP Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for NGP or any NGP Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "NGP PERMITS"), except where the failure to have, or the suspension or cancellation of, any of NGP Permits would not reasonably be expected to, either individually or in the aggregate, (A) have a NGP Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by NGP or NGOP, and, as of the date of this Agreement, no suspension or cancellation of any NGP Permits is pending or, to the knowledge of the executive officers of NGP, threatened, except where the failure to have, or the suspension or cancellation of, any of NGP Permits would not reasonably be expected to, either individually or in the aggregate, (A) have a NGP Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by NGP or NGOP. Neither NGP nor any NGP Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to NGP or any NGP Subsidiary or by which any property or asset of NGP or any NGP Subsidiary is bound or affected or (ii) any NGP Permits, except for any such conflicts, defaults or violations that would not reasonably be expected to, either individually or in the aggregate, (A) have a NGP Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by NGP or NGOP.

     SECTION 3.07.  SEC Filings; Financial Statements.

     (a) NGP has filed all forms, reports, schedules, statements and documents required to be filed by it under the Exchange Act since January 1, 1999 through the date of this Agreement (collectively, the "NGP SEC REPORTS"). The NGP SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the knowledge of NGP, as of the date hereof NGP has no outstanding and unresolved comments or inquiries from the SEC with respect to either (i) the NGP SEC Reports or (ii) any other matter relating to NGP.

     (b) The audited and unaudited NGP consolidated financial statements (including, in each case, any notes thereto) contained in the NGP SEC Reports, were prepared in all material respects in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of NGP and the consolidated NGP Subsidiaries and the consolidated results of operations and changes in consolidated financial position (as applicable) or cash flows at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to year-end audit adjustments which were not and are not expected to be, individually or in the aggregate material in amount or effect).

     (c) Except as set forth on the consolidated balance sheet of NGP as of December 31, 2001, including the notes thereto, or in any of the NGP SEC Reports filed prior to the date hereof, neither NGP nor any NGP Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for (1) accrued and unpaid distributions with respect to the Series A Preferred Units and Series B Preferred Units in the amount set forth on Section 3.03(e) of the NGP Disclosure Schedule and (2) liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that have not and would not reasonably be expected to, either individually or in the aggregate, (A) have a NGP Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by NGP.

     (d) Schedule 3.07(d) of the NGP Disclosure Schedule sets forth true and correct copies of (i) the audited combined balance sheet of the AGC Group (as defined therein) at December 31, 2001 and December 31, 2000 and (ii) the audited combined results of operations and changes in financial position or cash flows of the AGC Group for the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including in each case of clause (i) and (ii) the notes thereto (together, the "AGC GROUP AUDITED GAAP FINANCIAL STATEMENTS"). The AGC Group Audited GAAP Financial Statements fairly present in all material respects the combined financial position of the AGC Group at the respective dates specified therein and the combined results of operations and changes in financial position or cash flows of the AGC Group for the respective periods specified therein (except as may be indicated in the notes thereto), and were prepared in all material respects in accordance with U.S. GAAP consistently applied. Schedule 3.07(d) of the NGP Disclosure Schedule sets forth true and complete copies of the combined unaudited balance sheet of the AGC Group at June 30, 2002, and the combined unaudited results of operations and changes in financial position or cash flows of the AGC Group for the six months ended June 30, 2002 (the "AGC GROUP INTERIM FINANCIAL STATEMENTS"). The AGC Group Interim Financial Statements fairly present in all material respects the combined financial position of the AGC Group at June 30, 2002, and the combined results of operations and changes in financial position or cash flows of the AGC Group for the six-month period then ended and were prepared in all material respects in accordance with U.S. GAAP consistently applied (except as may be indicated in the notes thereto and subject to year-end audit adjustments which are not expected to be individually or in the aggregate material in amount or effect).

     (e) Section 3.07(e) of the NGP Disclosure Schedule contains the interim management basis financial data relating to the AGC Group (other than European Golf LLC, European Golf Corporation, Myreshan, Inc., RSJ Golf, Inc. and Fairway Systems, Inc.) for the six month period ended June 30, 2002 (the "FMS FINANCIAL DATA"). The FMS Financial Data reports on a management basis, consistently applied, the financial performance of the AGC Group (other than European Golf LLC, European Golf Corporation, Myreshan, Inc., RSJ Golf, Inc. and Fairway Systems, Inc.), as reported internally to AGC's management.

     SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 2001, except as contemplated by or as disclosed in this Agreement, the Purchase Agreement or as disclosed in any of the NGP SEC Reports, NGP and the NGP Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

     (a) any event, change, condition, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a NGP Material Adverse Effect;

     (b) any event that would reasonably be expected to prevent or materially delay the performance of this Agreement by NGP or NGOP;

     (c) any change by NGP in its accounting methods, principles or practices (other than as required by U.S. GAAP);

     (d) any declaration, setting aside or payment of any dividend or other distribution in respect of the shares of NGP Common Stock, the NGOP Common Units, Series A Preferred Units or Series B Preferred Units or any repurchase, redemption, or other acquisition by NGP or any NGP Subsidiary (other than the repurchase by any wholly-owned subsidiary of its own capital stock or equity interests) of any outstanding shares of capital stock or other equity interests in NGP or any NGP Subsidiary;

     (e) any amendment of any provision of the Certificate of Incorporation (or similar organizational documents) or by-laws of, or of any material term of any outstanding capital stock or other equity interest issued by NGP or any NGP Subsidiary;

     (f) any incurrence, assumption or guarantee by NGP or any NGP Subsidiary of any Indebtedness other than (x) borrowings under existing short term credit facilities consistent with past practice or (y) the guarantee by NGP of any indebtedness of any NGP Subsidiary;

     (g) any (i) grant of any severance or termination pay to any current, former or retired employee, officer, consultant, independent contractor, agent or director ("EMPLOYEE") of NGP or any NGP Subsidiary, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee of NGP or any NGP Subsidiary entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to Employees of NGP or any NGP Subsidiary, in each of cases (i) through (iv), other than in the ordinary course of business consistent with past practice;

     (h) acquisition or disposition by NGP or any NGP Subsidiary of any asset with a value over $1 million or any merger or consolidation with any third party by NGP or any NGP Subsidiary;

     (i) any split, combination or reclassification of NGP's or any NGP Subsidiary's capital stock or of any other equity interests in NGP or any NGP Subsidiary, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or of any other equity interests in NGP or any NGP Subsidiary;

     (j) entry by NGP or any NGP Subsidiary into any joint venture, partnership or similar agreement with any person other than a wholly-owned subsidiary; or

     (k) any authorization of, or commitment or agreement to take any of, the foregoing actions.

     SECTION 3.09.  Employee Benefit Plans; Labor Matters.

     (a) Section 3.09(a) of the NGP Disclosure Schedule lists each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any Employee of NGP or any NGP Subsidiary, NGOP or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by NGP or any NGP Subsidiary, NGOP or any of its subsidiaries or to which NGP or any NGP Subsidiary, NGOP or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy (the "NGP BENEFIT PLANS"). (For purposes of this section, Sections 3.09(g), 5.01(f) and 6.04 all references to NGP or any NGP Subsidiary shall also include NGOP and any of it subsidiaries.) NGP or an NGP Subsidiary has made available to the Buyer current, accurate and complete copies of (i) each NGP Benefit Plan, including all amendments thereto; (ii) trust or funding agreements with respect thereto; (iii) the two (2) most recent annual filings required under applicable pension Laws in connection with each such NGP Benefit Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each such NGP Benefit Plan; and (v) the most recent summary plan description.

     (b) With respect to each NGP Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter that has not been revoked and, except as would not reasonably be expected to have a NGP Material Adverse Effect, to the knowledge of the NGP or NGOP, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any qualified plan or the related trust.

     (c) Except as would not reasonably be expected to have a NGP Material Adverse Effect, (i) with respect to each NGP Benefit Plan, NGP and the NGP Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such NGP Benefit Plans, (ii) each NGP Benefit Plan has been administered in all material respects in accordance with its terms, (iii) there is not now, nor, to the knowledge of NGP or NGOP, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a NGP Benefit Plan or the imposition of any lien on the assets of NGP or the NGP Subsidiaries under ERISA or the Code, (iv) there is no pending or, to the knowledge of NGP or any NGP Subsidiary, threatened litigation relating to the NGP Benefit Plans, (v) neither NGP or any NGP Subsidiary has engaged in a transaction with respect to any NGP Benefit Plan that could subject such company or the Buyer to a tax or penalty imposed by either Section 4975 or Chapter 43 of Subtitle D of the Code or Section 502 of ERISA, and (vi) there is no liability to NGP or any NGP Subsidiary as a result of a failure to comply with the group health plan requirements of Section 701 et seq. of the Code and Section 701 et seq. of ERISA. No NGP Benefit Plan (other than a multiemployer plan as defined in Section 3(37) of ERISA), is or has been subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has NGP or any NGP Subsidiary incurred any liability, which could subject the Buyer to material liability under Section 4062, 4063 or 4064 of ERISA except as would not be reasonably expected to have a NGP Material Adverse Effect. None of NGP, any NGP Subsidiary or any ERISA Affiliate has, at any time during the last six years, sponsored, maintained or contributed to or been obligated to sponsor, maintain or contribute to any multiemployer plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA. "ERISA AFFILIATE" shall mean, with respect to any NGP or any NGP Subsidiary, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included NGP or any NGP Subsidiary, or that is, or was at the relevant time, a member of the same "controlled group" as NGP or any NGP Subsidiary pursuant to Section 4001(a)(14) of ERISA; provided, however, that ERISA Affiliate shall not include any Price Entity.

     (d) Neither NGP nor any NGP Subsidiary has any material liability, contingent or otherwise, to provide (or has ever represented, promised or contracted to any Employee of NGP or any NGP Subsidiary that such Employee would be provided with) life insurance, medical or other employee welfare benefits upon retirement or termination of employment, except as may be required by
Section 4980B of the Code.

     (e) Except as set forth on Section 3.09(e) of the NGP Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding, any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due or increase the amount or value of, any benefits otherwise payable to any Employee of NGP or any NGP Subsidiary under any NGP Benefit Plan or otherwise or
(ii) require the funding of any trust or other funding vehicle.

     (f) To the knowledge of NGP, neither NGP nor any NGP Subsidiary is a party to any collective bargaining or other union contract applicable to persons employed by NGP or any NGP Subsidiary and no such agreement or contract is currently being negotiated and, to the knowledge of NGP, no activities the purpose of which is to achieve union representation of all or some of such employees are threatened or ongoing or have resulted in any petition for a representation election filed with the National Labor Relations Board in the past three months. As of the date of this Agreement, to the knowledge of NGP or NGOP, none of NGP, any NGP Subsidiary or their respective representatives or Employees, has committed any unfair labor practices in connection with the operation of the respective businesses of NGP or any NGP Subsidiary, except as would not reasonably be expected to have a NGP Material Adverse Effect. None of NGP and any NGP Subsidiary is currently involved in any actual or, to the knowledge of NGP, threatened material labor dispute, grievance, or litigation relating to labor matters involving any Employees in the United States, including, without limitation, violation of any federal, state or local labor, safety or employment or employment discrimination laws, charges of unfair labor practices or discrimination complaints.

     SECTION 3.10. Contracts. All written contracts, agreements, loan agreements, debt instruments, guarantees, leases and executory commitments to which NGP or any NGP Subsidiary is a party or by which any of their properties or assets are bound (other than leases of real property, which are addressed in Section 3.13 below) which (a) have been filed as exhibits to the NGP SEC Reports, (b) contain any Indebtedness obligation or which are loan agreements, indentures, notes, bonds, debentures (in each case relating to Indebtedness in excess of $500,000), (c) contain any agreement whereby NGP or any of the NGP Subsidiaries has any continuing material contractual liability (1) for indemnification under any agreement relating to the sale of real estate previously owned or (2) to pay any additional purchase price for any asset or property, (d) include any agreement by NGP or any of the NGP Subsidiaries providing for the sale of, or option to purchase, real estate which are currently in effect, (e) contain obligations or liabilities of NGP or an NGP Subsidiary in excess of $500,000, (f) involve payments based on profits or revenues of NGP or a NGP Subsidiary, (g) are employment or management agreements, (h) include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of NGP or any NGP Subsidiary to compete (geographically or otherwise) in any line of business, or (i) are otherwise material to the businesses, properties or assets of NGP and the NGP Subsidiaries are hereinafter referred to collectively as the "CONTRACTS." As of the date hereof, each of the Contracts is a legal, valid and binding obligation of NGP or a NGP Subsidiary (assuming the due authorization, execution and delivery by the other parties thereto) and to the knowledge of NGP is in full force and effect and enforceable against each party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or equity). As of the date hereof, neither NGP nor any NGP Subsidiary has received written notice of cancellation of or material default under or intent to cancel or call a default under any of the Contracts and, to the knowledge of NGP, none of the Contracts is in default by its terms. NGP and each NGP Subsidiary has performed or is in compliance with all material obligations required to be performed by it to date under the Contracts, and, assuming receipt of the consents and approvals set forth in
Section 3.05, to the knowledge of NGP, there exists no event or condition (including the execution of this Agreement and the consummation of the transaction contemplated hereby) which with or without notice or lapse of time or both would be a material breach or a material default on the part of NGP or any NGP Subsidiary or on the part of the other party to such Contracts. For the purpose of this Agreement "INDEBTEDNESS" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such indebtedness of any other Person.

     SECTION 3.11. Litigation. Except as specifically disclosed in the NGP SEC Reports filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, arbitration, review or investigation (in the case of any suit, claim, action, proceeding or arbitration, that has been served on NGP or any NGP Subsidiary and in the case of any review or investigation, to the knowledge of NGP) ("LITIGATION") pending or, to the knowledge of NGP, threatened in writing to which NGP or any NGP Subsidiary is a party which is reasonably likely, either individually or in the aggregate, to have a NGP Material Adverse Effect or prevent or materially delay the performance of this Agreement by NGP or NGOP. To NGP's knowledge, no suit, claim, action, proceeding arbitration, review or investigation has been threatened in writing against NGP, any NGP Subsidiary, or any of their respective present or former officers, directors or employees in their capacity as such or before any court or governmental or regulatory authority, which is reasonably likely, either individually or in the aggregate, to have a NGP Material Adverse Effect. Except as disclosed in the NGP SEC Reports filed prior to the date of this Agreement, neither NGP nor any NGP Subsidiary is subject to any outstanding order, writ, injunction, judgment, rule or order of any court or Governmental Entity or arbitrator or decree which would, either individually or in the aggregate, reasonably be expected to have a NGP Material Adverse Effect or prevent or materially delay the performance of this Agreement by NGP or NGOP. To NGP's knowledge, no claim has been made and is now pending under any directors' and officers' liability insurance policy currently maintained by NGP or any of the NGP Subsidiaries.

     SECTION 3.12.  Environmental Matters.

     (a) Except as would not reasonably be expected to have a NGP Material Adverse Effect:

          (i) NGP and NGP Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits.

          (ii) (A) NGP and NGP Subsidiaries have not Released Hazardous Materials on any of the real property presently owned, leased, subleased, licensed managed, occupied or operated by NGP or any NGP Subsidiary (collectively, the "REAL PROPERTY"), except in compliance with applicable Environmental Laws; and (B) there is no condition (x) at any Real Property or (y) to the knowledge of NGP or any of the NGP Subsidiaries, caused by NGP or any of the NGP Subsidiaries at any real property formerly owned, leased, subleased, licensed, managed, occupied or operated by NGP or any of the NGP Subsidiaries; in each case (x) and (y) that is in violation of Environmental Laws or would reasonably be expected to give rise to an Environmental Claim.

          (iii) Neither NGP nor any of the NGP Subsidiaries has received any written, or to the knowledge of NGP or any of the NGP Subsidiaries, oral, notice from any Governmental Authority indicating, (A) a violation of applicable Environmental Laws relating to the Real Property, or (B) that NGP or any of the NGP Subsidiaries or the operation or condition of the Real Property are in violation of any Environmental Laws.

          (iv) There are no Environmental Claims pending, or to the knowledge of NGP or NGP Subsidiaries threatened, against NGP or NGP Subsidiaries or the Real Property.

     (b) NGP and NGP Subsidiaries have made available to Buyer copies of environmental assessments or audit reports in NGP's or NGP Subsidiaries' possession relating to the Real Property.

     For purposes of this Agreement:

     "ENVIRONMENTAL CLAIMS" means all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating to any Environmental Law, any Environmental Permit or the Release of any Hazardous Materials.

     "ENVIRONMENTAL LAWS" means any applicable Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of health or safety or the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, discharge of or exposure to Hazardous Materials, as in effect as of the date hereof.

     "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

     "HAZARDOUS MATERIALS" means any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing any Hazardous Materials into or upon any land or water or air.

     SECTION 3.13.  Real Property.

     (a) Schedule 3.13(a) of the NGP Disclosure Schedule sets forth a complete and accurate list of all real property owned in fee by NGOP and NGP (collectively, the "OWNED PROPERTIES") and the address of each Owned Property. NGP and NGOP further represent and warrant to Buyer that (i) NGOP and NGP have good and valid fee title to the Owned Property subject only to the Liens that are Permitted Liens except where the failure to have such good and valid title would not have a NGP Material Adverse Effect; (ii) except as set forth on
Schedule 3.13(a) of the NGP Disclosure Schedule, none of the Owned Properties is subject to any mortgages, deeds of trust or other security instruments of a similar nature; (iii) NGOP and NGP are in possession of each of the Owned Properties and with the exception of the NGOP Leases (as defined in the Purchase Agreement) and the NGOP third party leases set forth on Schedule 3.13(a) of the NGP Disclosure Schedule, there are no leases, tenancies or other occupancies affecting any of the Owned Properties; and (iv) NGOP and NGP have rights of egress and access to each of the Owned Properties necessary for the conduct of their business thereon except where the failure to have such rights of egress and access would not have a NGP Material Adverse Effect.

     (b) Schedule 3.13(b) of the NGP Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased, operated, licensed, managed or otherwise occupied by NGOP as tenant (collectively, the "LEASED PROPERTIES"), and the address of the premises leased thereunder. Complete and correct copies of all leases and other agreements pursuant to which each Leased Property is demised to NGOP, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder (any such agreement, a "LEASE") have been made available to Buyer. NGP and NGOP further represent and warrant to Buyer that: (i) NGOP has valid leasehold estates in each of the Leased Properties, except where the failure to have such valid leasehold estate would not have a NGP Material Adverse Effect;
(ii) except as set forth in Schedule 3.13(b) of the NGP Disclosure Schedule, no written notice of termination or notice of default has been received by NGOP relating to any of the Leased Properties, and no event has occurred which, with notice and lapse of time, would constitute a default under any Lease, except as would not have a NGP Material Adverse Effect; (iii) except as set forth in
Schedule 3.13(b) of the NGP Disclosure Schedule, NGOP has not assigned, transferred, conveyed, mortgaged or encumbered any interest in any of the Leased Properties; (iv) there are no pending, or to the knowledge of NGP or NGOP, threatened proceedings which might interfere with the use and quiet enjoyment of NGOP under any Lease; and (v) to the actual knowledge of NGP and NGOP (without in each case the requirement of inquiry) except as set forth on Schedule 3.13(b) of the NGP Disclosure Schedules, the leasehold estate of the lessee under each Leased Property is either (A) prior in right to any and all mortgages or deeds of trust or (B) the beneficiary of a valid commercially reasonable non-disturbance agreement, executed by the holder of any prior mortgage or deed of trust, which has been recorded in the appropriate land records (it being understood that a breach of this clause (v) with respect to any Leased Property will not be deemed to have occurred unless it is reasonably likely that there would be a foreclosure on the lessor's interest in such Leased Property). As used herein, the term "LIEN" means any lien, claim, security interest, option, right of first refusal or first offer, charge, easement, restriction, covenant or other encumbrance or title matter and the term "PERMITTED LIENS" means, collectively, (i) Liens disclosed in Schedule 3.13(b) of the NGP Disclosure Schedule; (ii) Liens for taxes and assessments not yet due and payable or which are being contested in good faith; (iii) any state of facts that an accurate survey may show provided that such survey would not reveal a material restriction on the use of the Real Property as golf courses; (iv) all Laws of the United States, the state in which each Real Property is located, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over each such Real Property, as the same may now exist or may be hereafter modified, supplemented or promulgated; (v) the rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over, and under the Real Property; (vi) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business which are less than $25,000 per property and less than $1 million in the aggregate in amount and which are being contested in good faith; (vii) Liens incurred or suffered in the ordinary course of business; and (viii) other Liens and defects or irregularities in title or other encumbrances which, in the case of (vii) and
(viii) would not reasonably be expected to have a NGP Material Adverse Effect.

     (c) Section 3.13(c) of the NGP Disclosure Schedule sets forth each mortgage loan held by NGP or NGOP as mortgagee.

     (d) Except as set forth on Schedule 3.13(d) of the NGP Disclosure Schedules, to the actual knowledge of NGP and NGOP (without in each case the requirement of inquiry), each Real Property is presently (with no representation being made in this Agreement as to future water service) provided with sufficient water to service the operation of the golf course located thereon and neither NGP nor NGOP has received written notice of any event or condition which would reasonably be expected to have a material adverse effect on the supply of water to any Real Property.

     SECTION 3.14. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected, either individually or in the aggregate, to have a NGP Material Adverse Effect, NGP and each of the NGP Subsidiaries own or possess licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, computer software, web site design, know-how and other proprietary rights and information used or held for use in connection with the business of NGP and the NGP Subsidiaries as currently conducted or as contemplated to be conducted (together "INTELLECTUAL PROPERTY"), and NGP has no knowledge of any assertion or claim challenging the validity or use of any of the foregoing. The Intellectual Property owned by NGP and each NGP Subsidiary is free and clear of all liens, encumbrances, and other claims, and, to the knowledge of NGP, is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging its extent, ownership or validity. To NGP's knowledge, (i) neither NGP nor any of the NGP Subsidiaries has infringed or misused or is infringing or misusing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, servicemark, mask work or copyright of any third party that would reasonably be expected, either individually or in the aggregate, to have a NGP Material Adverse Effect, (ii) there are no infringements of any intellectual property or proprietary rights owned by or licensed by or to NGP or any NGP Subsidiary that would reasonably be expected, either individually or in the aggregate, to have a NGP Material Adverse Effect, and (iii) neither NGP nor any of the NGP Subsidiaries have received any written notice or claim with respect to (i) or (ii) or has knowledge of any person asserting in writing a right to any claim with respect to (i) or (ii). Except as would not, either individually or in the aggregate, have a NGP Material Adverse Effect, to NGP's knowledge, the information technology system owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by NGP or the NGP Subsidiaries, including all computer hardware, software, and the telecommunications systems used in the business, perform reliably and are sufficient to conduct the business of NGP and the NGP Subsidiaries as currently conducted.

     SECTION 3.15.  Taxes.

     (a) (i) NGP and the NGP Subsidiaries have timely filed or will timely file all material Tax Returns required to be filed by them with any taxing authority, taking into account any extension of time to file, and all such Tax Returns are complete and correct in all material respects, (ii) all Taxes that are shown as due on such Tax Returns have been or, prior to the Closing Date, will be timely paid and all other material Taxes which are due and payable have been or, prior to the Closing Date, will be timely paid, (iii) no deficiency for Taxes has been asserted or assessed in writing by a taxing authority against NGP or any of the NGP Subsidiaries for which there are not reserves in accordance with U.S. GAAP,
(iv) NGP and the NGP Subsidiaries have provided reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns,
(v) NGP and the NGP Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency, (vi) neither of NGP nor any of the NGP Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other, (vii) there are not pending or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of NGP or any NGP Subsidiary, and
(viii) to the knowledge of NGP, no liens for Taxes exist with respect to any of the assets or properties of NGP or the NGP Subsidiaries, except for liens for Taxes that are not yet due or payable or that are being contested in good faith.

     (b) (i) Since its formation, NGP has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) since its formation, NGOP has been and continues to be treated as a partnership for United States federal income tax purposes and (iii) NGOP currently has in effect an election under Section 754 of the Code.

     (c) Neither NGP nor any NGP Subsidiary has made or is obligated to make any payment (including any transfer of property or provision of any benefit) in connection with the transactions contemplated by this Agreement which, alone or aggregated with any other payment, would be (i) an excess parachute payment within the meaning of Section 280(G) of the Code, or (ii) non-deductible remuneration for purposes of Section 162(m) of the Code.

     As used in this Agreement, "TAXES" shall mean any and all taxes, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and customs duties, tariffs, and similar charges.

     "TAX RETURNS" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 3.16. Board Recommendation. On or prior to the date hereof, the NGP Board has (i) declared that the NGP Merger is advisable on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable this Agreement and the NGP Merger, and (iii) resolved to recommend that the holders of the shares of NGP Common Stock approve the NGP Merger. The Independent Committee has recommended that the NGP Board declare the NGP Merger advisable.

     SECTION 3.17. Insurance. NGP and the NGP Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the business in which NGP and NGP Subsidiaries are engaged and comparable in size and operations to NGP and NGP Subsidiaries. Neither NGP nor any of the NGP Subsidiaries has received any notice of cancellation or termination with respect to any existing insurance policy of NGP or any of the NGP Subsidiaries. As of the date of this Agreement, all such policies are in full force and effect and all premiums due and payable thereon have been paid. During the last three years neither NGP nor any NGP Subsidiary have (i) had any material claims denied by their insurance providers or (ii) been notified by any of their insurance providers that they are defending any material claim and reserving their rights to contest their obligation to defend any claim.

     SECTION 3.18. Opinion of Financial Advisor. Lazard Freres & Co. LLC ("LAZARD") has delivered to the Independent Committee its opinion, to be confirmed in writing as of the date hereof, accompanied by an authorization to include such opinion in the Proxy Statement to the effect that, as of the date hereof, the consideration to be received by the holders of NGP Common Stock (other than David G. Price, Dallas P. Price and their respective affiliates) in the NGP Merger pursuant to this Agreement is fair from a financial point of view to such holders.

     SECTION 3.19.  Brokers and Fees.

     (a) No broker, finder or investment banker (other than Lazard) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of NGP or any NGP Subsidiary. NGP has heretofore made available to Buyer a complete and correct copy of all agreements between NGP and Lazard pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby or would be entitled to any other payment from NGP or any NGP Subsidiary after the date hereof.

     (b) Section 3.19(b)(i) of the NGP Disclosure Schedule sets forth the Transaction Fees (as defined below) incurred between January 1, 2002 and September 6, 2002 by NGP, any NGP Subsidiary and any Price Entity and noting which fees and expenses, if any, have been paid as of September 6, 2002 or accrued as of September 6, 2002. Section 3.19(b)(ii) of the NGP Disclosure Schedule sets forth the Transaction Fees of (i) Lazard, (ii) Wachtell, Lipton, Rosen & Katz ("WACHTELL"), (iii) Latham & Watkins ("LATHAM"), (iv) Banc of America Securities LLC ("B OF A"), (v) PricewaterhouseCoopers LLP ("PWC") (with respect of accounting services rendered) and (vi) Other Bidders, estimated in good faith on the date hereof, anticipated to be incurred between September 6, 2002 and the Closing Date. For purposes of this Agreement, "TRANSACTION FEES" shall mean (A) all fees and out-of-pocket expenses of the legal and financial advisors and accountants of NGP, any NGP Subsidiary and any Price Entity that are payable by NGP, any NGP Subsidiary or any Price Entity and attributable to
(x) the transactions contemplated by this Agreement, the Reorganization Agreement, the Purchase Agreement and the Amended and Restated Reorganization Agreement, (y) the negotiation and execution of (aa) the Forbearance Agreement dated as of February 8, 2002, among NGP, NGOP, BankOne, NA and the lenders identified therein, and the amendments and extensions thereto through the date of this Agreement, the Amendment and Extension Agreement, dated as of June 28, 2002, among NGP, NGOP, BankOne, NA and the lenders identified therein, the Note Purchase Override Agreement, dated as of June 28, 2002, among NGP, NGOP and the noteholders party thereto and related documents and (bb) the Forbearance Agreement, dated March 5, 2002, by and between Bank of America, NA and AGC and the Restructuring Agreement and Limited Waiver, dated as of July 1, 2002, among AGC, Bank of America, NA and the Purchasers party thereto and related documents and (z) negotiations relating to the Indebtedness of American Golf (UK) Limited and European Golf Corporation; and (B) any sums paid or payable by NGP, any NGP Subsidiary or any Price Entity to any person (other than Buyer, Acquiror or any affiliate thereof) who, after December 31, 2001, entered into or continued discussions with NGP relating to a potential equity investment by such person in Newco (as defined in the Amended and Restated Reorganization Agreement), NGP, any NGP Subsidiary and/or AGC ("OTHER BIDDERS") to reimburse the costs and expenses of such Other Bidder incurred in connection with such proposed investment; provided, however, that Transaction Fees shall not include any fees or expenses paid or payable by NGP, any NGP Subsidiary or any Price Entity in connection with enforcing this Agreement or the Purchase Agreement. For the avoidance of doubt, Transaction Fees do not include fees and expenses of the financial and legal advisors of the lenders to NGP, the NGP Subsidiaries or any of the Price Entities.

     (c) Section 3.19(c) of the NGP Disclosure Schedule sets forth the Third-Party Fees that have been incurred from January 1, 2002 to September 6, 2002 by NGP, any NGP Subsidiary or any Price Entity and noting which fees and expenses, if any, have been paid as of September 6, 2002 or accrued as of September 6, 2002. For purposes of this Agreement, "THIRD-PARTY FEES" shall mean
(x) all forbearance, restructuring, amendment and waiver fees payable by NGP, any NGP Subsidiary or any Price Entity to any of their lenders and (y) all fees and out-of-pocket expenses of any third parties (including the lenders of the Indebtedness and their legal and financial advisers) that are payable to such parties by NGP, any NGP Subsidiary or any Price Entity, in the case of both (x) and (y), attributable to the transactions contemplated by this Agreement, the Reorganization Agreement, the Amended and Restated Reorganization Agreement and the restructuring of the Indebtedness of NGP, any NGP Subsidiary or any Price Entity (including the transactions contemplated by the agreements described in clauses (aa) and (bb) of Section 3.19(b)).

     (d) Schedule 3.19(d) of the NGP Disclosure Schedule sets forth a list of the Make-Whole Fees, estimated in good faith. For purposes of this Agreement, "MAKE-WHOLE FEES" shall mean any prepayment penalties or fees that would be contractually required to be paid by NGP, any NGP Subsidiary or any Price

Entity to any third party lender of such party if such party prepaid its Indebtedness in full on the date that is five days prior to the date of this Agreement; provided, however, that Indebtedness for purposes of this Section 3.19(d) shall include only that Indebtedness that is permitted by its terms to be prepaid prior to the stated maturity thereof; and provided further that Make-Whole Fees shall not include (x) any Third-Party Fees or (y) any Transaction Fees.

     (e) Schedule 3.19(e) of the NGP Disclosure Schedule sets forth a description, prepared in good faith as of the date hereof, of the out-of-pocket costs and expenses (i) anticipated to be incurred by NGP, any NGP Subsidiary or any Price Entity, or (ii) to NGP's knowledge requested by the landlords under the Covered Leases, in each case pursuant to the terms of the Covered Leases in connection with obtaining the consents in respect of the Covered Leases.

     SECTION 3.20. Affiliate Transactions. Except as set forth in the NGP SEC Reports and except in respect of transactions with any Price Entity (other than Myreshan, RSJ Golf and Fairway Systems, Inc.) (a) there are no material liabilities or arrangements relating to loan of money or of property between NGP or any of the NGP Subsidiaries on the one hand, and David or Dallas Price or any director, officer, employee or affiliate (or any person who is, to NGP's knowledge, a relative, spouse, beneficiary or affiliate of any such person) of NGP or any of the NGP Subsidiaries on the other hand, (b) neither David or Dallas Price nor any director, officer, employee or affiliate (nor any person who is, to NGP's knowledge, a relative, spouse, beneficiary or affiliate of any such person) of NGP or any of the NGP Subsidiaries is (and no such person has an ownership interest in) a material customer or supplier to NGP or any of the NGP Subsidiaries, and (c) neither NGP nor any of the NGP Subsidiaries is (and has no ownership interest in) a material customer of, supplier to, or sales representative on behalf of, David or Dallas Price or any director, officer, employee or affiliate (or any person who is, to NGP's knowledge, a relative, spouse, beneficiary or affiliate of any such person) of NGP or any of the NGP Subsidiaries.

     SECTION 3.21. Indemnification and Other Claims. Other than those matters addressed in Section 3.11, to the knowledge of NGP, there are no pending or threatened indemnification claims against NGP, any NGP Subsidiary or AGC in each case in excess of $100,000 in amount, pursuant to any agreement entered into with respect to any acquisitions or dispositions by NGP, any NGP Subsidiary or AGC of any assets or businesses. Other than those matters addressed in Section 3.11, there are no pending claims for indemnification by NGP, any NGP Subsidiary or AGC (in the case of AGC, to the knowledge of NGP) in each case in excess of $100,000 in amount against any third party pursuant to any agreement entered into with respect to any acquisitions or dispositions by NGP, any NGP Subsidiary or AGC of any assets or businesses.

     SECTION 3.22.  Anti-takeover Provisions; Rights Agreement.

     (a) NGP has taken such reasonable actions necessary to render the provisions of any anti-takeover, business combination or similar statute, rule or regulation inapplicable to the transactions contemplated by this Agreement, including Section 3-602 of the MGCL.

     (b) Neither NGP nor any NGP Subsidiary is a party to any "stockholder rights" plan.

     SECTION 3.23. Restricted Cash. To the knowledge of NGP, there is no encumbrance or restriction on the ability of NGP to cause any of the NGP Subsidiaries to (a)(i) pay dividends pro rata or make any other distributions pro rata with respect to any capital stock of such subsidiary or any other interest or participation in, or measured by, such subsidiary's profits, or (ii) pay any Indebtedness owed by such subsidiary to NGP or any other NGP Subsidiary,
(b) make loans or advances to NGP or any NGP Subsidiary or (c) transfer any of its properties or assets pro rata to NGP or any NGP Subsidiary.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER,
                         NGP L.L.C. AND NGOP MERGER SUB

     Buyer, NGP L.L.C. and NGOP Merger Sub hereby jointly and severally represent and warrant to NGP and NGOP, that:

     SECTION 4.01. Organization and Qualification. Each of Buyer and NGOP Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Buyer and NGOP Merger Sub has all necessary corporate, partnership and/or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including the NGP Merger and the NGOP Merger) contemplated hereby to be consummated by Buyer and NGOP Merger Sub. The execution and delivery of this Agreement by Buyer and NGOP Merger Sub and the consummation by Buyer and NGOP Merger Sub of such transactions have been duly and validly authorized by all necessary corporate, partnership or limited liability company action and no corporate, partnership and/or limited liability company other proceedings on the part of Buyer and NGOP Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Buyer and NGOP Merger Sub and constitutes (assuming due authorization, execution and delivery by the other parties hereto) a legal, valid and binding obligation of each of Buyer and NGOP Merger Sub, enforceable against each of Buyer and NGOP Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

     SECTION 4.02.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Buyer, NGP Merger Sub and NGOP Merger Sub does not, and the performance of this Agreement by Buyer, NGP Merger Sub and NGOP Merger Sub will not, (i) conflict with or violate any provision of the Certificate of Incorporation and By-laws or similar organizational documents of Buyer, NGP Merger Sub and NGOP Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Buyer, NGP Merger Sub and NGOP Merger Sub or by which any property or asset of Buyer, NGP Merger Sub and NGOP Merger Sub is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer, NGP Merger Sub and NGOP Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such breaches, defaults, or other occurrences which would not reasonably be expected to prevent or materially delay the performance of this Agreement by any of Buyer, NGP Merger Sub or NGOP Merger Sub.

     (b) The execution and delivery of this Agreement by each of Buyer, NGP Merger Sub and NGOP Merger Sub does not, and the performance of this Agreement by Buyer, NGP Merger Sub and NGOP Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE and state takeover laws, the pre-merger notification requirements of the HSR Act or similar anti-trust filings or notifications in other jurisdictions and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby (including, without limitation, the NGP Merger and the NGOP Merger).

     SECTION 4.03. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against, Buyer, NGP Merger Sub and NGOP Merger Sub or any of their respective properties or assets before any court, arbitrator or administrator, governmental or regulatory authority or body, domestic or foreign, which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. None of Buyer, NGP Merger Sub and NGOP Merger Sub or any property or asset of Buyer, NGP Merger Sub and NGOP Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Buyer, continuing investigation by, any governmental or regulatory authority, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Buyer, NGP Merger Sub and NGOP Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

     SECTION 4.04. No Activities. NGP Merger Sub and NGOP Merger Sub were formed solely for the purpose of engaging in the NGP Merger and the NGOP Merger, respectively. Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, neither NGP Merger Sub nor NGOP Merger Sub has any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person (other than in connection with the transactions contemplated by this Agreement).

     SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

     SECTION 4.06. Financing. Buyer knows of no circumstance or condition that would prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement (including payment by Buyer of the (x) NGP Merger Consideration, (y) NGOP Merger Consideration and (z) Refinancing Amount (collectively the "PURCHASE PRICE")). Buyer has delivered to NGP a term sheet signed by a responsible financial institution reflecting the terms and conditions on which such institution would be willing to provide Buyer sufficient funds to enable Buyer to pay the Purchase Price, it being understood that such term sheet does not reflect a commitment on the part of such institution to provide such financing (such financing, on the terms set forth in the Term Sheet, the "FINANCING").

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business by NGP Pending the Closing. NGP agrees that, between the date of this Agreement and the First Effective Time, except as set forth in Section 5.01 of the NGP Disclosure Schedule or, except in relation to Section 5.01(k) below, as contemplated by any other provision of this Agreement or the Purchase Agreement, unless Buyer shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), (1) the businesses of NGP and the NGP Subsidiaries shall be conducted only in, and NGP and NGP Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) NGP shall use its reasonable best efforts to keep available the services of the current officers and significant employees of NGP and the NGP Subsidiaries and to preserve the current relationships of NGP and the NGP Subsidiaries with the customers, suppliers and other persons with which NGP or any NGP Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of NGP Disclosure Schedule or, except in relation to Section 5.01(k) below, as contemplated by any other provision of this Agreement or the Purchase Agreement, NGP shall not, and shall neither (unless required by applicable Laws or stock exchange regulations) cause nor permit any NGP Subsidiaries or any of NGP's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the First Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity interests of NGP or any NGP Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such equity interests, or any options, warrants or other rights of any kind to acquire any such equity interests or any other ownership interest (including any phantom interest), of NGP or any NGP Subsidiary (except for (A) the issuance of any equity interests issuable pursuant to the exercise of an NGP Option or the satisfaction of obligations in respect of any NGP Stock Awards or NGP Stock Units, in each case, outstanding on the date of this Agreement or that become outstanding in compliance with this Section, (B) the ordinary course, annual grants of (i) options to purchase 2,000 shares of NGP Common Stock, and (ii) 500 shares of restricted NGP Common Stock, in each case to each of NGP's three independent directors pursuant to the 1995 Independent Director Equity Participant Plan consistent with past practice, or (C) the issuance of equity interests pursuant to the exchange of any NGOP Common Units, Series A Preferred Units or Series B Preferred Units in accordance with the terms of the NGOP Partnership Agreement and the Registration Rights Agreements;

     (c) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) any distributions required to be made pursuant to Section 7.1.A(3) of the NGOP Partnership Agreement, which distributions under this Section 5.01(c)(i) shall reduce the NGOP Merger Consideration in accordance with Section 2.05(a), (ii) dividends paid by any wholly owned NGP Subsidiary to NGP or (iii) distributions, if any, required to meet the distribution requirements of section 857(a) of the Code and distributions required for NGP not to be subject to federal income or excise taxes (including pro rata distributions by NGOP for such purposes), which distributions under this Section 5.01(c)(iii) shall reduce the aggregate NGP Merger Consideration or NGOP Merger Consideration, as the case may be, dollar for dollar in accordance with Sections 1.06(a) and 2.05(a);

     (d) reclassify, combine, split, subdivide or redeem, repurchase, purchase, buy back or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

     (e) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice for consideration that is not, in the aggregate, in excess of $1,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred by NGP or any NGP Subsidiary in the ordinary course of business and consistent with past practice that does not, at any time, exceed $1,000,000 and is repayable at any time at the option of NGP or any NGP Subsidiary without the payment of a makewhole amount or other early repayment penalty or guarantee by NGP of indebtedness of any NGP Subsidiary;
(iii) terminate or cancel any Contract (other than an automatic termination or cancellation pursuant to the terms thereof); or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

     (f) (i) increase the compensation payable or to become payable to any Employee of NGP or any NGP Subsidiary, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Employee of NGP or any NGP Subsidiary, or (iii) establish, adopt, enter into or amend any employee benefit plan, except, in the case of clauses (i), (ii) and
(iii) hereof, (A) to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof, or (B) for annual increases in the ordinary course of business consistent with past practice to the Employees of NGP or any NGP Subsidiary who are not directors, officers or members of senior management of NGP or any NGP Subsidiary; provided, however, that NGP may grant options and restricted shares of NGP Common Stock as permitted by Section 5.01(b);

     (g) take any action with respect to modifying accounting policies or procedures, other than actions which NGP is advised by an independent accounting firm are reasonably necessary or advisable to comply with US GAAP by NGP's regular independent accountants;

     (h) waive, release, assign, settle or compromise any (i) claims or Litigation involving money damages in excess of $500,000, except for claims asserted by NGP or any NGP Subsidiary or (ii) Litigation brought by any stockholder or other equity interest holder in their capacity as such, shareholder derivative Litigation, any of the lawsuits disclosed on Schedule 7.10(a) of the Price Disclosure as the "Excepted Lawsuits" and any similar suits filed subsequent to the date hereof, against NGP or any NGP Subsidiary or any of their respective directors or officers alleging violations of federal securities laws or breaches of fiduciary duties in connection with sales of securities of NGP, or with respect to the transactions contemplated hereby or in the Reorganization Agreement, the Amended and Restated Reorganization Agreement or the Purchase Agreement;

     (i) (a) make or revoke any Tax election or settle or compromise any federal, state, local or foreign income Tax liability in excess of $25,000, (b) take or fail to take any action so as to disqualify NGP as a real estate investment trust within the meaning of section 856 of the Code or (c) incur any material amount of U.S. federal taxes in NGP;

     (j) except in the ordinary course of business consistent with past practice, lease, license, mortgage, pledge or encumber any material asset or material amount of assets;

     (k) amend or modify any Lease or assign, mortgage or otherwise encumber or transfer its interest in any Real Property except (i) in accordance with Section
5.03 below or (ii) to the extent such assignment, mortgage or other encumbrance is not material, individually or in the aggregate;

     (l) amend or modify the Purchase Agreement or the Amended and Restated Reorganization Agreement; or

     (m) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 5.02. Capital Expenditures. Subject to paragraph 3 of the Disclosure Letter, without the prior written consent of Buyer, between the date of this Agreement and the Closing Date, NGP and the NGP Subsidiaries will not incur any capital expenditures or agree or commit to incur any capital expenditures on any items other than capital expenditures: (x) required by the terms of the Leases and the Rent Deferral Agreement as in effect on the date hereof, and (y) for or in relation to, and in the amounts of, those specific commitments set forth on Schedule 5.02 of the NGP Disclosure Schedule. The decision of Buyer to grant or withhold its consent with respect to any capital expenditures other than those permitted in accordance with this Section 5.02 shall be made within a reasonable time and shall be reasonable.

     SECTION 5.03. Asset Sales. Without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), between the date of this Agreement and the Closing Date, NGP and the NGP Subsidiaries shall not dispose of any asset of NGP or the NGP Subsidiaries with a value greater than $100,000 except for those assets set forth on Section 5.03 of the NGP Disclosure Schedule, provided, that, the disposition of such assets results in a minimum cash payment (after deduction of all disposition related expenses) to NGP or any of the NGP Subsidiaries of the amount set forth opposite such respective assets on Section 5.03 of the NGP Disclosure Schedule.

     SECTION 5.04. Notices of Certain Events. Buyer, on the one hand, and NGP, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the NGP Merger or the NGOP Merger, (ii) any notice or other communication from any Governmental Entity in connection with the NGP Merger or the NGOP Merger and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of NGP threatened in writing against, relating to or involving or otherwise affecting Buyer, NGP or their subsidiaries that relate to the consummation of the NGP Merger or the NGOP Merger.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Stockholders' Meeting.

     (a) NGP shall, as promptly as reasonably practicable, submit this Agreement for the Stockholder Approval at a meeting of its stockholders (the "NGP STOCKHOLDERS' MEETING") and shall use its reasonable best efforts to obtain the Stockholder Approval including filing with the SEC preliminary proxy materials relating to the NGP Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Unless the NGP Board has withdrawn its recommendation of this Agreement and the NGP Merger in accordance with this Agreement, NGP shall (i) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the NGP Merger pursuant to the Proxy Statement and shall take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the MGCL or applicable stock exchange requirements to obtain such approval and (ii) include the recommendation of the NGP Board to the stockholders of NGP in favor of approval of the NGP Merger and this Agreement. NGP shall provide Buyer and its legal counsel with reasonable opportunity to review the form and substance of the Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC. NGP shall promptly provide Buyer with a copy of any comments received from the SEC in connection therewith.

     (b) Subject to the fiduciary duties of the NGP Board, as described in the following proviso, the Proxy Statement shall include the recommendation of the NGP Board to the stockholders of NGP in favor of approval of the NGP Merger and this Agreement; provided, however, that the NGP Board may, at any time prior to the date of NGP Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the NGP Board determines in good faith after consultation with counsel that the failure to so withdraw, modify or change its recommendation would reasonably be expected to cause the NGP Board to breach its fiduciary duties to NGP's stockholders under applicable Law. NPG shall be required to convene the NGP Stockholders' Meeting whether or not its Board of Directors withdraws, modifies, or changes its recommendation or declaration regarding the advisability of this Agreement or the NGP Merger or recommends or declares the advisability of any other offer or proposal.

     (c) The information supplied by Buyer for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of NGP and (ii) the time of the NGP Stockholders' Meeting to consider the NGP Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the NGP Stockholders' Meeting, any event or circumstance relating to Buyer, or its respective officers or directors, is discovered by Buyer that should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform NGP. All documents that Buyer is responsible for filing with the SEC in connection with the NGP Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

     (d) The information supplied by NGP for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of NGP and (ii) the time of the NGP Stockholders' Meeting to consider the NGP Merger and this Agreement, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of NGP Stockholders' Meeting, any event or circumstance relating to NGP or any NGP Subsidiary, or their respective officers or directors, is discovered by NGP or any NGP Subsidiary that should be set forth in an amendment or a supplement to the Proxy Statement, NGP shall promptly inform Buyer. All documents that NGP is responsible for filing with the SEC in connection with the NGP Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

     SECTION 6.02.  Access to Information; Confidentiality.

     (a) Except as prohibited by any confidentiality agreement or similar agreement or arrangement to which NGP or any of the NGP Subsidiaries is a party as of the date of this Agreement or pursuant to applicable Law from the date of this Agreement to the First Effective Time, NGP shall (and shall cause NGP Subsidiaries to): (i) provide to Buyer (and its officers, directors, employees, accountants, consultants, advisors, legal counsel, lenders (and to such lenders' advisors), agents and other representatives, collectively, "REPRESENTATIVES") reasonable access at reasonable times, upon prior notice to NGP, to the officers, employees, agents, properties, offices and other facilities of NGP and NGP Subsidiaries and to the books and records thereof (ii) use reasonable efforts to cause employees, officers and agents of NGP and the NGP Subsidiaries, upon prior notice to NGP, to consult with Buyer's Representatives in relation to Buyer's plans for the business following Closing at reasonable times and to a reasonable extent, (iii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of NGP and NGP Subsidiaries as Buyer or its Representatives may reasonably request. In circumstances where applicable Law, agreements or arrangements restrict NGP from complying with the foregoing sentence, NGP shall use its reasonable best efforts to (and to cause the NGP Subsidiaries to use their reasonable best efforts to) make reasonable and appropriate substitute disclosure. No investigation conducted by or on behalf of Buyer prior to the date of this Agreement or after the date of this Agreement shall affect or be deemed to modify any representation or warranty made in this Agreement or shall affect Buyer's right to claim any remedy available to it pursuant to this Agreement. Notwithstanding the foregoing, Buyer acknowledges that none of Buyer or its respective Affiliates or Representatives shall be entitled to perform invasive environmental investigations with respect to any of NGP's or any NGP Subsidiary's properties.

     (b) The parties shall comply with, and shall cause their respective Representatives and affiliates to comply with, all of their respective obligations under the confidentiality agreement, dated as of March 4, 2002, between NGP and Goldman, Sachs & Co., as amended, and the confidentiality agreement, dated as of February 25, 2002, between NGP and Starwood Capital Group Global, L.L.C., as amended (together, the "CONFIDENTIALITY AGREEMENT"), including with respect to the information disclosed pursuant to this Section 6.02.

     SECTION 6.03.  No Solicitation of Transactions.

     (a) NGP agrees that, from and after the date hereof until the earlier of
(x) the First Effective Time or (y) the termination of this Agreement in accordance with Article VIII, neither it nor any NGP Subsidiary shall, and that it shall cause its and each of NGP Subsidiary's Representatives not to, directly or indirectly, initiate, solicit or intentionally encourage any inquiries or the making of any proposal or offer with respect to an acquisition, tender offer, merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of 20% or more of the assets of NGP and the NGP Subsidiaries, taken as a whole, or 20% or more of the equity securities or interests of NGP or any of the NGP Subsidiaries (any such proposal or offer being hereinafter referred to as a "COMPETING TRANSACTION"; it being agreed and understood that the transactions contemplated by the Amended and Restated Reorganization Agreement shall not be deemed a "Competing Transaction"). NGP further agrees that neither it nor any NGP Subsidiary shall, and that it shall use its reasonable best efforts to cause its and each NGP Subsidiary's Representatives not to, directly or indirectly, (i) have any discussion with or provide any confidential information or data relating to NGP or any NGP Subsidiary to any Person relating to a Competing Transaction, (ii) engage in any negotiations concerning a Competing Transaction, (iii) otherwise intentionally facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction, or (iv) enter into any agreement, arrangement or understanding relating to a Competing Transaction or requiring NGP to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 6.03 shall prevent NGP or the NGP Board, at any time prior to obtaining Stockholder Approval, from

(x) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited written Competing Transaction by any such Person; or (y) recommending such an unsolicited written Competing Transaction to the holders of NGP Common Stock in any such case as is referred to in clause (x) or (y), if: (A) the NGP Board, after consultation with independent legal counsel, determines in good faith that the failure to do so could constitute a breach of the fiduciary duties of the NGP Board under applicable Law, (B) the Board of Directors of NGP concludes in good faith (after consultation with financial advisors) that such Competing Transaction would, if consummated, result in a Superior Proposal, (C) prior to providing any information or data regarding NGP or any NGP Subsidiary to any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, NGP receives from such Person an executed confidentiality agreement on terms no less favorable to NGP than those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any Person or any of such Person's Representatives or entering into discussions or negotiations with any Person or any of such Person's Representatives in connection with a Superior Proposal by such Person, NGP notifies Buyer promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such Person and the material terms of such Superior Proposal. As used herein, a "SUPERIOR PROPOSAL" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all or substantially all of the outstanding equity securities or interests of NGP and all or a substantial portion of the outstanding equity securities or interests of the NGP Subsidiaries (other than those held by NGP) then outstanding or all or substantially all of the assets of NGP and the NGP Subsidiaries, which proposal the NGP Board determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the holders of equity securities of NGP from a financial point of view (taking into account any changes to the terms of this Agreement that have been proposed by Buyer in response to such proposal and all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the transactions contemplated herein. Effective as of the date hereof, NGP shall terminate and cause the NGP Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned promptly.

     (b) NGP will promptly (but in any event within 24 hours of receipt thereof) notify Buyer of any requests referred to in Section 6.03(a) for information or the receipt of any proposal or offer of a Competing Transaction, including the identity of the person or group engaging in such inquiries, discussions or negotiations, requesting such information or making such proposal or offer, and the material terms and conditions of any Competing Transaction, and shall inform Buyer on a timely basis (but in any event within 24 hours) of NGP's receipt of any material changes with respect thereto. NGP shall notify Buyer prior to entering into any discussions or negotiations with, or providing any information to, any such third party.

     (c) Except in accordance with this Agreement, neither the NGP Board nor any committee thereof shall (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation inapplicable to any person or group (other than Buyer or its affiliates) or to any Competing Transaction, or (iv) cause NGP to accept a Competing Transaction and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement, other than a confidentiality agreement entered into in accordance with Section 6.03(a) related to any Competing Transaction.

     SECTION 6.04.  Employee Benefits Matters.

     (a) Continuation of Benefits. Through December 31, 2003, the Buyer shall or shall cause the NGP Surviving Company to provide to the employees of NGP and the NGP Subsidiaries employed as of the First Effective Time and who remain employed (the "NGP EMPLOYEES") compensation and employee benefit plans, that are no less favorable in the aggregate than those provided to the NGP Employees immediately prior to the First Effective Time but not including any severance arrangements or employer stock based benefit plans (including phantom stock, stock units or any other plan under which the amount potentially payable to any NGP Employee is determined with reference to the value of employer stock, however determined) and not including a deferred compensation plan if the NGP Deferred Compensation Plan is terminated by NGP prior to or effective as of the First Effective Time. From and after the First Effective Time, Buyer shall or shall cause the NGP Surviving Company to honor in accordance with their terms, all NGP Benefit Plans and all employment and severance agreements and severance plans that apply to current or former employees or directors of NGP or the NGP Subsidiaries.

     (b) Service Recognition. For purposes of determining eligibility to participate and, vesting (but not accrual of benefits for purposes of defined benefit pension benefits) under the compensation and employee benefit plans of Buyer and its affiliates providing benefits to any NGP Employee after the First Effective Time (the "NEW PLANS"), each NGP Employee shall be credited with his or her years of service with NGP and the NGP Subsidiaries (and any predecessor entities) before the First Effective Time, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each NGP Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable NGP Benefit Plan in which such NGP Employee participated immediately before the First Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any NGP Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and, Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     SECTION 6.05.  Directors' and Officers' Indemnification and Insurance.

     (a) The Surviving Operating Agreement shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the Articles of Incorporation and the By-Laws of NGP, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the First Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the First Effective Time were directors, officers, employees, fiduciaries or agents of NGP. For a period of six years from the First Effective Time, the indemnification agreements existing as of the date of this Agreement between NGP and the directors of NGP (the "INDEMNIFICATION AGREEMENTS") shall not be amended or otherwise modified in any manner that would affect adversely the rights thereunder of such individuals.

     (b) For a period of six years after the First Effective Time, the NGP Surviving Company shall cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as NGP's existing policies (copies of which have been made available to Buyer) as of the date of this Agreement with respect to claims arising from facts or events that occurred prior to the First Effective Time; provided, however, that during such period the NGP Surviving Company shall in no event be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 250 percent of current premiums paid by NGP for such insurance, which current premium amount is set forth in Section 6.05(b) of NGP Disclosure Schedule.

     (c) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the NGP Surviving Company and its respective successors and assigns.

     (d) From and after the First Effective Time, the NGP Surviving Company agrees that it shall, and Buyer shall and shall cause the NGP Surviving Company to, indemnify and hold harmless each present and former director and officer of NGP, determined as of the First Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that NGP would have been permitted under Maryland law, under NGP's charter documents (as in effect on the date hereof) and under the Indemnification Agreements to indemnify such Indemnified Parties (and the NGP Surviving Company shall, and Buyer shall cause the NGP Surviving Company to, advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maryland law, NGP charter documents and the Indemnification Agreements shall be made by independent counsel selected jointly by the NGP Surviving Corporation and the relevant officer or director.

     (e) Any Indemnified Party wishing to claim indemnification under paragraph
(d) of this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, but the failure to so notify shall not relieve or NGP Surviving Company of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the NGP Surviving Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the First Effective Time), (i) the NGP Surviving Company shall have the right to assume the defense thereof and the NGP Surviving Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the NGP Surviving Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer or the NGP Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the NGP Surviving Company shall, and Buyer shall cause the NGP Surviving Company to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Buyer and the NGP Surviving Company shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) neither Buyer nor the NGP Surviving Company shall be liable for any settlement effected without the prior written consent of the NGP Surviving Company (which consent shall not be unreasonably withheld); and provided, further, that neither Buyer nor the NGP Surviving Company shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the NGP Surviving Corporation shall, and Buyer shall cause the NGP Surviving Corporation to, and the Indemnified Party shall, each contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (f) If the NGP Surviving Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the NGP Surviving Company shall assume all of the obligations set forth in this Section 6.05.

     SECTION 6.06.  Further Action; Consents; Filings.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the NGP Merger and the NGOP Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or NGP or any

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of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act and (C) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing or the content of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the NGP Merger or the NGOP Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, (x) each of the parties hereto shall and shall cause their subsidiaries to use their reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the NGP Merger or the NGOP Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto and (y) Buyer shall and shall use its reasonable best efforts to cause its affiliates to cooperate with NGP in satisfying the condition set forth in Section 7.03(h), including promptly providing all information (including information relating to net worth and golf industry and real estate experience) reasonably requested by landlords and lessors in connection with NGP obtaining any necessary consents with respect to the Leases set forth on Schedule 11.2(d) of the Price Disclosure Schedule and to cause its Representatives to meet with the lessors and landlords under such Leases to the extent reasonably requested by NGP in connection therewith. Each of the parties shall use their reasonable best efforts to take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

     (b) NGP shall (i) take all reasonable action necessary to ensure that no anti-takeover or business combination statute or similar statute, rule or regulation is or becomes applicable to the NGP Merger, this Agreement, and the transactions contemplated by the foregoing, including under Section 3-602 of the MGCL and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the NGP Merger, this Agreement, or any other transactions contemplated by the foregoing, take all reasonable action to ensure that the NGP Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the NGP Merger or the transactions contemplated by this Agreement.

     SECTION 6.07. Public Announcements. The initial press release concerning the NGP Merger and the NGOP Merger shall be a joint press release and, thereafter, Buyer and NGP shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the National Association of Securities Dealers or the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

     SECTION 6.08. Third Party Standstill Agreements. From the date of this Agreement until this Agreement is terminated, NGP shall not, and shall cause the NGP Subsidiaries to not, terminate, amend, waive or fail to enforce a material breach of any provision of any confidentiality or standstill or similar agreement to which NGP or any of the NGP Subsidiaries is a party (other than any involving Buyer or NGP Merger Sub), without Buyer's consent, which shall not be unreasonably withheld.

     SECTION 6.09. Event Notices and Other Actions. From and after the date of this Agreement until the First Effective Date, NGP shall promptly notify Buyer of the occurrence or nonoccurrence of any event, the

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occurrence or nonoccurrence of which, in the good faith judgment of NGP, makes any of the conditions to Buyer's obligations to effect the NGP Merger and the NGOP Merger set forth in Sections 7.03(a), 7.03(b), 7.03(c), 7.03(e), 7.03(f)
and 7.03(h) of this Agreement incapable of being satisfied in accordance with its terms on or prior to March 30, 2003.

     SECTION 6.10. Title Insurance. At or prior to Closing, NGOP shall deliver to a title insurance company chosen by Buyer and reasonably approved by NGP (the "TITLE COMPANY") (i) non-imputation and other customary affidavits to the existing title insurance policies for each Owned and Leased Property and (ii) evidence of corporate authority, in each case in customary form reasonably acceptable to NGOP, together with such other customary documents as the Title Company may reasonably require in order to issue updated title insurance policies for each Owned and Leased Property. In addition, as soon as reasonably practicable after the date of this Agreement NGOP shall make available to Buyer copies (or originals where available) of all title insurance policies, surveys and Leases in its possession (which documents may be copied by Buyer at Buyer's expense).

     SECTION 6.11.  Information Relating to Financing.

     (a) In connection with the financing of the transactions contemplated by this Agreement, NGP and NGOP agree to use their reasonable best efforts, and to cooperate with Buyer, in completing and delivering all documentation reasonably necessary for such financing, including schedules, customary legal opinions and other supporting documentation.

     (b) NGP and NGOP shall use their reasonable best efforts to assist Buyer in mitigating and reducing (i) mortgage recording fees and taxes, including by effecting at the request of Buyer, the assignment of mortgages in lieu of discharging mortgages, (ii) premiums for title insurance that Buyer may obtain for itself, its lenders or its financing sources, and (iii) any other recording taxes or fees in connection with (i) and (ii).

     (c) NGP and NGOP shall use commercially reasonable efforts to obtain and deliver to the Buyer at Closing estoppel certificates (which certificates shall not be conditioned on any increased rental or other payments or reduction of the lease term) with respect to the Leased Properties, in form and substance satisfactory to the Buyer in its commercially reasonable judgment (Buyer hereby agreeing that it is commercially reasonable for NGP and NGOP to take into account the need to cause any Covered Lease to be a Consented Lease in determining whether and to what extent to seek such estoppel certificates).

     SECTION 6.12. Financing. From the date of this Agreement until the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which in Buyer's good faith judgment makes any of the conditions to Buyer's obligations to effect the NGP Merger and the NGOP Merger set forth in Sections 7.03(a), 7.03(b), 7.03(c), 7.03(e), 7.03(f) and 7.03(h) of this Agreement incapable of being satisfied in accordance with their terms, the Buyer shall take all action necessary to obtain funds sufficient to pay the Purchase Price.

     SECTION 6.13. Subsequent Financial Statements. Within 20 calendar days after the end of each month during the period from the first day of the month during which this Agreement is dated until the Closing Date, NGP will deliver to Buyer copies of the combined pro forma financial statements reflecting the hypothetical combined operations of NGP, the NGP Subsidiaries and the AGC Group generated by the financial model referred to as the "Stratocaster" model for the month just ended.

     SECTION 6.14.  Environmental Investigations.

     (a) NGP shall engage and direct ENSR International and at Buyer's request such other additional reputable environmental consultant(s) as selected by Buyer and as may be reasonably agreed to by NGP (the "ENVIRONMENTAL CONSULTANT(S)") to conduct phase I environmental assessments in accordance with ASTM standard E-1527-00, as supplemented by Archon's protocol and to prepare phase I environmental reports (the "PHASE I REPORTS") on all Owned Properties and Leased Properties (excepting therefrom all non golf course Leased Property that is not adjacent to or used directly in the operation of any golf course) (and NGP shall deliver to Buyer a copy of each such Phase I Reports); provided, however, in the case of the Leased Properties such phase I environmental assessments shall be conducted in accordance with and to the extent permitted under the terms of the Leases and provided, further, that if and to the extent such Leases prohibit such phase I environmental assessments, NGP shall use commercially reasonable efforts to seek such permission, waiver or exception from the applicable landlords (Buyer hereby agreeing that it is commercially reasonable for NGP and NGOP to take into account the need to cause any Covered Lease to be a Consented Lease in determining whether and to what extent to seek such permission, waiver or exception).

     (b) NGP shall also engage and direct the Environmental Consultant(s) to conduct such further investigations (which may include sampling of soil, sediment, ground water, surface water and/or building material) and to prepare such further or supplementary environmental reports as are reasonably necessary to investigate violations of Environmental Law and Recognized Environmental Conditions (as defined in ASTM standard E-1527-00) identified in the Phase I Reports or, in the reasonable judgment of Buyer or the lenders providing the Financing, to investigate potentially adverse environmental conditions identified in the Phase I Reports (as evidenced by a certificate addressed to Buyer from such lenders which states that such investigative requirements are, in such lenders' sole judgment, consistent with such lenders' customary practices for similar transactions), such further or supplementary reports to be prepared in accordance with such standards and in a manner customary for such reports and within a reasonable period of time following delivery of the Phase I Reports (together with the Phase I Reports, the "ENVIRONMENTAL REPORTS"). NGP shall deliver to Buyer a copy of each such Environmental Report. In addition to that which is required under ASTM standard E-1527-00, as supplemented by Archon's protocol, the Environmental Consultant(s) shall provide an estimated cost of all investigation (other than any phase II investigations performed pursuant to this Section 6.14 or Section 9.11 of the Purchase Agreement), cleanup, remediation, disposal and corrective action necessary to address the Recognized Environmental Conditions (as defined in ASTM standard E-1527-00) identified in such Environmental Reports. Notwithstanding the foregoing, with respect to the Leased Properties such further investigations shall be limited by and performed in accordance with the terms of the Leases; provided, however, that if and to the extent such Leases prohibit or limit such further investigations, NGP shall use commercially reasonable efforts to seek such permission, waiver or exception from the applicable landlords (Buyer hereby agreeing that it is commercially reasonable for NGP to take into account the need to cause any Covered Lease to be a Consented Lease in determining whether and to what extent to seek such permission, waiver or exception).

     (c) NGP shall use reasonable best efforts to cause the Environmental Consultant(s) to: (i) deliver to Buyer copies of all drafts of the Environmental Reports supplied to NGP and reflect in such reports such comments as Buyer shall reasonably propose, (ii) make available to Buyer and its Representatives all pertinent documents in the Environmental Consultant's possession relating to the Environmental Reports, and (iii) at no cost to Buyer, provide to Buyer, its underwriters or those persons providing financing to Buyer the right to rely on the Environmental Reports, as evidenced by a reliance letter from the Environmental Consultant(s) reasonably satisfactory to Buyer and those persons providing financing to Buyer. NGP shall consider all reasonable requests from Buyer and its Representatives to consult with the Environmental Consultant(s) in relation to the content of the Environmental Reports.

     SECTION 6.15.  Guarantee.

     (a) Simultaneously with the signing of this Agreement, Buyer has delivered to NGP a guarantee in the form set forth in Exhibit E (the "GUARANTEE") from GS Capital Partners 2000, L.P., Whitehall Street Global Real Estate Limited Partnership, 2001 and SOF-VI US Holdings, L.L.C. (collectively, the "GUARANTORS") to secure the obligation of Buyer to pay damages of NGP and any NGP Subsidiary in the event that the Closing does not occur as a result of a material breach of this Agreement or the Purchase Agreement by Buyer, NGP Merger Sub, NGOP Merger Sub or Acquiror.

     (b) If (x) the Closing occurs and the NGP Merger and the NGOP Merger are consummated or (y) this Agreement is terminated in accordance with the terms hereof and none of NGP or any Price Entity has delivered a notice of breach of this Agreement or the Purchase Agreement, respectively to Buyer or Acquiror, as the case may be, within five business days of such termination, the Guarantee shall terminate.

     (c) NGP and NGOP acknowledge and agree that their sole recourse for money damages for a breach of this Agreement by Buyer shall be to claim against the Buyer or the Guarantors and the maximum aggregate

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

liability of the Buyer and the Guarantors for money damages for breaches of the Agreement shall be limited to the amount of $25 million (such amount, the "CAP"), and in no event shall NGP or NGOP seek to recover any money damages for a breach of this Agreement from Buyer or the Guarantors other than pursuant to this Section 6.15 and the Guarantee. Except for the express obligations of the Guarantors under the Guarantee, no member, shareholder, affiliate, officer, employee, controlling person or stockholder of Buyer or Acquiror or their affiliates (other than Buyer and Acquiror) shall have any liability for any obligations of Buyer or Acquiror with respect to or arising under this Agreement or the Purchase Agreement or the transactions contemplated hereby and thereby or in respect of any other parties' obligations arising under the Guarantee. Notwithstanding anything in this Section 6.15 to the contrary, NGP and NGOP may seek to recover from Buyer and the Guarantors the costs and expenses incurred by NGP and NGOP to enforce this Agreement and such costs and expenses shall not be subject to the Cap.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Buyer, NGP, NGOP and NGOP Merger Sub to effect the NGP Merger and the NGOP Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

     (a) the Stockholder Approval shall have been obtained and this Agreement and the transactions contemplated hereby shall have been approved and adopted by the holders of NGOP Common Units and the holders of the Series A Preferred Units and Series B Preferred Units in accordance with the NGOP Partnership Agreement and the DRULPA;

     (b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") on the consummation of the NGP Merger or the NGOP Merger shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the NGP Merger or the NGOP Merger (each party agreeing to use its reasonable best efforts to have any such prohibition lifted);

     (c) each of the conditions set forth in Article XI of the Purchase Agreement (other than the condition set forth in Section 11.1(c)) shall have been satisfied or waived in accordance with the terms thereof and the parties to such Purchase Agreement shall be prepared to close the transactions contemplated by such agreement substantially simultaneously with the Closing hereunder;

     (d) any waiting period applicable under the HSR Act or other applicable antitrust laws shall have been terminated or expired; and

     (e) all consents, approvals, waivers and authorizations required to be obtained from all Governmental Entities to effect the NGP Merger and the NGOP Merger and to maintain the Permits in effect following the Closing on substantially the same terms as in effect on the date hereof shall have been obtained, except where the failure to obtain any such consents, approvals and authorizations could not reasonably be expected to result, either individually or in the aggregate, in a NGP Material Adverse Effect, disregarding for purposes of this section 7.01(e) the qualification contained in clause (C) of the definition of NGP Material Adverse Effect.

     SECTION 7.02. Conditions to the Obligations of NGP and NGOP. The obligations of NGP and NGOP to effect the NGP Merger and the NGOP Merger are subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

     (a) each of the representations and warranties (which for the purposes of this Section 7.02(a) shall be read as though none of them has any material adverse effect or materiality qualifications) of Buyer and NGOP Merger Sub were true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except, in the case of (i) and (ii), that if such representations and warranties speak as of a specific date they shall be true and correct as of such date), except where the failure or failures of such representations and warranties to be true and correct would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of Buyer or NGOP Merger Sub to perform its obligations hereunder, and NGP shall have received a certificate signed on behalf of Buyer and NGOP Merger Sub by the authorized representative of each such entity to the foregoing effect; and

     (b) each of Buyer and NGOP Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NGP shall have received a certificate signed on behalf of each of Buyer and NGOP Merger Sub by the authorized representative of each such entity to the foregoing effect.

     SECTION 7.03.  Conditions to the Obligations of Buyer and NGOP Merger
Sub. The obligations of Buyer and NGOP Merger Sub to effect the NGP Merger and the NGOP Merger are subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

     (a) the representations and warranties of NGP and NGOP (which for the purposes of this Section 7.03(a) shall be read as though none of them has any NGP Material Adverse Effect or materiality qualifications) set forth in this Agreement (other than those set forth in Sections 3.03, the second sentence of 3.13(b), 3.19(b) and 3.22) were true and correct (i) as of the date of this Agreement, and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of (i) and (ii), that if such representations and warranties speak as of a specific date they shall be true and correct as of such date), except where the failure or failures of such representations and warranties to be true and correct would not reasonably be expected to have, either individually or in the aggregate, a NGP Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of NGP by the Chief Executive Officer and the Chief Financial Officer (or equivalent officer) of NGP to the foregoing effect;

     (b) the representation and warranty of NGP and NGOP in the second sentence of Section 3.13(b) shall be true and correct as of such date, except where the failure of such representation and warranty to be true and correct (1) would not reasonably be expected to have, either individually or in the aggregate, a NGP Material Adverse Effect and (2) would not cause the condition set forth in
Section 7.03(i) not to be satisfied if all Omitted Leases (which are Leases that were not listed as Covered Leases but that which, had such representation and warranty been true and correct, would have been listed as Covered Leases (using the same methodology and criteria as were used in defining which Leases are Covered Leases)), if any, had appeared in the appropriate section of Schedule 11.2(d) of the Disclosure Letter (using the same methodology and criteria as applied to Covered Leases to determine whether any of the Omitted Leases become Consented Leases);

     (c) each of NGP and NGOP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of NGP by the Chief Executive Officer and the Chief Financial Officer (or equivalent officer) of NGP to the foregoing effect;

     (d) (i) the representations and warranties set forth in Sections 3.03 and
3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations or warranties speak as of a specific date or as of the date hereof only, they shall be true and correct as of such date or as of the date hereof, respectively), (ii) the aggregate amount of Transaction Fees of Wachtell, Lazard, Latham, B of A, PwC and the Other Bidders incurred between September 6, 2002 and the Closing Date shall not exceed in any material respect the aggregate amount set forth on Section 3.19(b)(ii) of the NGP Disclosure Schedule, and (iii) and Buyer shall have received a certificate signed on behalf of NGP by the Chief Executive Officer and the Chief Financial Officer (or equivalent officer) of NGP to the foregoing effect;

     (e) NGP shall have received (and furnished to Buyer evidence thereof reasonably satisfactory to Buyer) any necessary or required approvals and consents (which shall not have expired or been withdrawn) from all third parties (other than Governmental Entities) necessary or required to complete the NGP Merger and the NGOP Merger and to maintain the Contracts in effect following the Closing on substantially the same terms as in effect on the date hereof, other than any such approvals and consents the absence of which does not and would not reasonably be expected to have a NGP Material Adverse Effect;

     (f) Buyer shall have received (i) one or more opinions in form and substance reasonably acceptable to Buyer of outside counsel or an accounting firm selected by NGP and reasonably acceptable to Buyer, dated as of the Closing Date, that, commencing with its taxable year beginning January 1 of its oldest open year and ending immediately prior to the First Effective Time, NGP was organized and has operated in conformity with the requirements for qualification as a real estate trust under Sections 856 through 860 of the Code (with customary exceptions, assumptions and qualifications based on customary representations), and (ii) a related party tenant analysis of NGP and NGOP on the one hand and any of the Price Entities on the other hand prepared by outside counsel or an accounting firm selected by NGP and reasonably satisfactory to Buyer;

     (g) the lenders who are to provide the Financing for the transactions contemplated hereby shall not have declined to provide such Financing or renew their commitment as a result of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including without limitation, any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis or other significant event, the result of which there has occurred any material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York for a period of three or more consecutive business days in a manner that prevents the lenders from providing the Financing (and, in the event that the lenders decline to provide such Financing or renew their commitment on the same terms as a result of (i), (ii), (iii) or (iv), Buyer shall deliver to NGP a certificate to that effect signed by a responsible officer of each of the lenders);

     (h) Environmental Reports for the Owned Properties and the Leased Properties to be prepared in accordance with Section 6.14 of this Agreement shall have been completed (excepting therefrom all non golf course Leased Property that is not adjacent to or used directly in the operation of any golf course), and the aggregate reasonably estimated cost of all investigations (other than any phase II investigations required to be performed pursuant to Section 6.14 or Section 9.12 of the Purchase Agreement), cleanup, remediation, disposal and corrective action identified in such Environmental Reports (with respect to the Leases excluding costs for which NGP or any of the NGP Subsidiaries is indemnified or is otherwise entitled to seek reimbursement from a landlord or other responsible party who has reasonably sufficient credit to pay such costs) that is either (i) required to be taken in order that the Owned Properties and the Leased Properties or the current use and operation thereof comply with, or have no liability under, Environmental Laws or (ii) required to be taken by the lenders providing the Financing or for which funds are required by such lenders to be reserved and not used for any other purpose or otherwise required by such lenders to be contributed to Buyer by its owners to pay such costs (as evidenced by a certificate addressed to Buyer to such effect from such lenders which states that such requirements are, in such lenders' sole judgment, consistent with such lenders' customary practices for similar transactions) shall not exceed in the case of clauses (i) and (ii) together $15 million (and when aggregated with the estimated costs in Section 11.2(f) of the Purchase Agreement such total costs shall not exceed $25 million); and

     (i) the aggregate budgeted lease amount set forth opposite all Leases and AGC Leases on Schedule 11.2(d) of the Disclosure Letter (the "COVERED LEASES") which at the Closing are not Consented Leases shall not exceed the Lease Threshold Amount and Buyer shall have received a certificate signed on behalf of

NGP by the Chief Executive Officer and the Chief Financial Officer (or equivalent officer) of NGP to the foregoing effect.

For the avoidance of doubt, for the purposes of determining whether the condition in paragraph (a) of this Section 7.03 has been satisfied, Section 3.08(a) shall be read as though the words "an adverse effect on the business, assets, liabilities, financial condition or results of operations of NGP and the NGP Subsidiaries" are substituted for the existing words "a NGP Material Adverse Effect".

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the NGP Merger and the NGOP Merger (together but not individually) may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

     (a) by mutual written consent duly authorized by the Board of Directors of NGP and by Buyer;

     (b) by NGP, on the one hand, or Buyer, on the other hand, if the Closing shall not have been consummated on or before March 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (c) by NGP, on the one hand, or Buyer, on the other hand (provided that the terminating party is not then in material breach of any representation or warranty (without giving effect to any qualification as to materiality set forth in such representation or warranty) or any covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Buyer or NGOP Merger Sub, in the case of a termination by NGP, or NGP or NGOP, in the case of a termination by Buyer, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.02 or 7.03, as the case may be, and which, if curable, is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

     (d) by either Buyer or NGP, if (x) any Governmental Authority of competent jurisdiction fails to grant a regulatory approval or consent and such denial has become final and nonappealable, as a result of which the condition set forth in
Section 7.01(e) shall become incapable of being satisfied or (y) any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable Injunction or promulgated any Law enjoining or otherwise prohibiting the consummation of the NGP Merger or the NGOP Merger, unless the failure of this condition to have been satisfied shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (e) by Buyer, if (i) the NGP Board shall have withdrawn, modified or changed its recommendation of the adoption of this Agreement in a manner adverse to Buyer, (ii) the NGP Board shall have recommended to the stockholders of NGP a Competing Transaction or (iii) NGP shall fail to include in the Proxy Statement its approval or recommendation of the NGP Merger and this Agreement;

     (f) by Buyer or NGP, if the Stockholder Approval shall not have been obtained at the NGP Stockholders' Meeting or any adjournment or postponement thereof; or

     (g) by Buyer or NGP, if the Purchase Agreement shall have been terminated (in the case of Buyer, unless the termination of such agreement was due to the failure of any affiliate of Buyer to perform or observe the covenants of such party thereunder).

     SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer, NGP, NGOP, NGP Merger Sub or NGOP Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease

(subject to Section 9.04); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. In the event of termination of this Agreement by either Buyer or NGP pursuant to Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the non-terminating party.

     SECTION 8.03.  Termination Fee.

     (a) Upon the happening of a Triggering Event, NGP shall pay to Buyer the amount of $15 million (the "TERMINATION FEE") plus Expense Reimbursement, by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clause (i) of the definition of Triggering Event or (2) in the case of clause (ii) of the definition of Triggering Event, on either (A) in the event of a NGP Business Combination, the date the NGP Business Combination is consummated, or (B) in the event of a Stock Acquisition the earlier of the date of the Stockholders Meeting or the cancellation of the Stockholders Meeting. In no event shall more than one Termination Fee be payable under this Agreement. "TRIGGERING EVENT" means any one of the following:

          (i) a termination of this Agreement by Buyer pursuant to Section 8.01(e); or

          (ii) a termination of this Agreement by Buyer pursuant to Section 8.01(c) or by Buyer or NGP pursuant to Section 8.01(f) if, in the case of termination under either Section 8.01(c) or 8.01(f), (A) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Buyer or NGOP Merger Sub shall have acquired beneficial ownership of more than 50% of the outstanding shares of NGP Common Stock prior to the Stockholders Meeting (a "STOCK ACQUISITION"), or (B) (i) any NGP Business Combination is publicly proposed or announced or (in the case of a termination pursuant to Section 8.01(c) only) made to NGP (whether or not conditional) on or after the date hereof and, in the case of a termination in respect of 8.03(f) only, (aa) such announcement is prior to the Stockholders Meeting and (bb) such NGP Business Combination or public announcement shall not have been publicly withdrawn not less than five days prior to the date of such Stockholders Meeting, and (ii) such NGP Business Combination or any other NGP Business Combination which results in the stockholders of NGP receiving consideration that, from a financial point of view, is equal to or greater than that they will receive in the NGP Merger, is consummated by NGP within 12 months of such termination of this Agreement.

     (b) In the event of termination of this Agreement (other than a termination by NGP (x) pursuant to Section 8.01(b), if the failure of the Closing to occur by March 31, 2003 was due to the failure of Buyer and/or its affiliates to perform or observe the covenants of such parties set forth herein, (y) pursuant to Section 8.01(c) or (z) pursuant to Section 8.01(g) if the termination of the Purchase Agreement was due to the failure of any affiliate of Buyer to perform or observe such party's covenants thereunder), NGP shall pay Buyer the Expense Reimbursement if an NGP Business Combination is consummated by NGP within 12 months of such termination. Such Expense Reimbursement shall be payable by NGP, by wire transfer of immediately available funds, on the date such NGP Business Combination is consummated.

     (c) The parties acknowledge that the agreements contained in paragraphs (a) and (b) of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if NGP fails to pay promptly any fee payable by it pursuant to this Section 8.03, then NGP shall pay to Buyer such fee, together with interest on the amount of the fee at the prime rate of Bank of America from the date such payment was due under this Agreement until the date of payment. Further, nothing in this Section 8.03 shall be deemed to limit any liability of any party hereto for any breach in any material respect of any representations, warranties or covenants contained in this Agreement that occurs prior to termination of this Agreement. The provisions of this Section 8.03 shall not derogate from any other rights or remedies which the Buyer may possess under this Agreement or under applicable law.

     (d) "EXPENSE REIMBURSEMENT" shall mean all reasonable out-of-pocket fees and expenses incurred by Buyer (and its agents and representatives) or on its behalf in connection with the NGP Merger and the

NGOP Merger and the proposed financing thereof (including travel expenses of such parties, HSR Act filing fees, fees and expenses of accountants, appraisers, engineers, consultants and other persons engaged to perform due diligence, syndication and other expenses and commitment fees of prospective financing sources by Buyer and reasonable attorneys' fees and expenses of counsel for Buyer), provided that the Expense Reimbursement shall in no event exceed $10 million.

     (e) "NGP BUSINESS COMBINATION" shall mean:

          (i) any merger, consolidation or other business combination or transaction (including the acquisition of voting securities but excluding any exchange of NGOP Common Units for shares of NGP Common Stock) as a result of which the shareholders of NGP immediately prior to such transaction would hold voting securities representing less than 50% of the voting power of all voting securities outstanding immediately following such transaction (other than the transactions contemplated by Articles II and III of the Amended and Restated Reorganization Agreement); provided that if the merger, consolidation, other business combination or transaction involves an exchange of NGOP Common Units for shares of NGP Common Stock, the voting power of the NGP stockholders both before and after such merger, consolidation, other business combination or transaction should be determined after giving effect to such exchange;

          (ii) the acquisition of 50% or more of the assets of NGP or the NGP Subsidiaries taken as a whole (including capital stock or equity interests of any NGP Subsidiary) by a person who is not a controlled affiliate of NGP (other than the transactions contemplated by Articles II and III of the Amended and Restated Reorganization Agreement); or

          (iii) for purposes of Section 8.03(b) only, (A) any merger, consolidation or other business combination or transaction (including the acquisition of voting securities but excluding any exchange of NGOP Common Units for shares of NGP Common Stock) as a result of which the shareholders of NGP immediately prior to such transaction would hold voting securities representing less than 80% of the voting power of all voting securities outstanding immediately following such transaction (other than the transactions contemplated by Articles II and III of the Amended and Restated Reorganization Agreement); provided that if the merger, consolidation, other business combination or transaction involves an exchange of NGOP Common Units for shares of NGP Common Stock, the voting power of the NGP stockholders both before and after such merger, consolidation, other business combination or transaction should be determined after giving effect to such exchange), or (B) any refinancing of at least 66% of the aggregate existing Indebtedness on the date hereof, which has a remaining average life to maturity of at least three years, of NGP and the NGP Subsidiaries.

     SECTION 8.04. Amendment. This Agreement may be amended by mutual agreement of the parties hereto at any time prior to the Second Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of NGP, no amendment may be made that would require further stockholder approval without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. Waiver. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of NGP and Buyer.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the First Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04 and 6.05 and this Article IX shall survive the Second Effective Time and those set forth in Section 6.02(b), 8.02 and 8.03 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the NGP Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. No termination of this Agreement pursuant to Article VIII shall be effective until the terminating party delivers notice of such termination to the other parties hereto in accordance with this Section 9.02. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     if to Buyer or NGOP Merger Sub:

      Goldman Sachs & Co.
      85 Broad Street
      New York, NY 10004
      Tel: 212-902-5761
      Fax: 212-357-5505
      Attention: Ben Adler

     with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, New York 10004-1980
      Attn: F. William Reindel
      Fax: (212) 859-4000

     and to:

      Starwood Capital Global Capital Group, LLC
      591 West Putnam Avenue
      Greenwich, CT 06830
      Phone: 203-422-7714
      Fax: 203-422-7814
      Attention: Madison Grose

     with a copy to:

      Dechert
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, Pennsylvania 19103
      Attn: Barton J. Winokur
            Carmen J. Romano
     if to NGP or NGOP:

      National Golf Properties, Inc.
      2951 28th Street, Suite 3001
      Santa Monica, CA 90405
      Attention: General Counsel
      Telephone: (310) 664-4100
      Telecopier: (310) 664-6170

     with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention: Adam D. Chinn
                 David C. Karp
      Telephone: (212) 403-1000
      Telecopier: (212) 403-2000

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "ACQUIROR" shall have the meaning set forth in the Purchase Agreement;

     (b) "AFFILIATE" shall mean any individual, partnership, corporation, entity or other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified;

     (c) "BUSINESS DAY" shall mean any day that the NYSE is normally open for trading and that is not a day on which banks in the City of Los Angeles or the City of New York are authorized or required to close for regular banking business;

     (d) "KNOWLEDGE" means, with respect to any matter in question that the executive officers of Buyer or NGP, as the case may be, have actual knowledge after reasonable inquiry;

     (e) "LEASE THRESHOLD AMOUNT" shall have the meaning set forth in the NGP Lease Consent Letter;

     (f) "NGP LEASE CONSENT LETTER" shall mean the lease consent letter, dated as of the date hereof, among the parties hereto;

     (g) "NYSE" means the New York Stock Exchange;

     (h) "PERSON" means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity;

     (i) "PRICE DISCLOSURE SCHEDULE" has the meaning set forth in the Purchase Agreement;

     (j) "PRICE ENTITY" has the meaning set forth in the Purchase Agreement;

     (k) "REFINANCING AMOUNT" shall be the amount required to repay in full on the Closing Date all amounts outstanding under the (1) Note Purchase Agreement, dated as of December 15, 1994, between NGOP and the purchasers party thereto, as amended, (2) Note Purchase Agreement, dated as of July 1, 1996, between NGOP and the purchasers party thereto, as amended, (3) Amended and Restated Credit Agreement, dated as of July 30, 1999, among NGP, NGOP and the lenders named therein, as amended, (4) the Note Purchase Agreement, dated as of July 30, 1996 (as amended) between AGC and the purchasers party thereto and (5) the Credit Agreement, dated as of July 30, 1996, as amended, between AGC and Bank of America, N.A.;

     (l) "REGISTRATION RIGHTS AGREEMENTS" shall mean the (a) Amended and Restated Registration Rights Agreement, dated as of April 20, 1998, by and among NGP, NGOP and the unit holders named therein, (b) Amended and Restated Registration Rights Agreement, dated as of July 28, 1999, by and among NGP, NGOP and the unit holders named therein, (c) Unit Exchange and Registration Rights Agreement, dated as of July 22, 2002, by and among NGP, American International Golf, Inc., David G. Price and the David G.

Price Trust and (d) Unit Exchange and Registration Rights Agreement, dated as of July 19, 2002, by and among NGP, American International Golf, Inc., Bank of America, N.A. and the Purchasers party thereto;

     (m) "RENT DEFERRAL AGREEMENT" shall mean the Rent Deferral Agreement, dated as of July 19, 2002, by and among NGP, NGOP, American International Golf, Inc., American Golf Corporation, Golf Enterprises, Inc., David G. Price and the David
G. Price Trust dated March 5, 1998, as amended; and

     (n) "SUBSIDIARY" or "SUBSIDIARIES" of a person shall mean any other person 50% or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a person that is not a corporation) of which is beneficially owned by the person directly or indirectly through one or more other persons or any person of whom such person is a general partner.

     SECTION 9.04. Expenses. Except as otherwise provided in Section 8.03, all costs and expenses incurred in connection with this Agreement, the NGP Merger and the NGOP Merger shall be paid by the party incurring such expenses, whether or not the NGP Merger or the NGOP Merger is consummated.

     SECTION 9.05. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.06. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign all of its rights and obligations under this Agreement and the transactions contemplated hereby to the NGP Surviving Company, NGOP Merger Sub and any other directly or indirectly wholly owned subsidiary of Buyer (in which case, upon the Closing but not prior to the Closing, Buyer will be released from all obligations under this Agreement) if such assignment does not (a) alter or change the amount of consideration to be issued to holders of NGP Common Stock or NGOP Common Units as provided herein, (b) delay the consummation of the transactions contemplated hereby, or (c) adversely affect any party's ability to satisfy any of the closing conditions set forth in Article VII. Buyer, NGP Merger Sub and NGOP Merger Sub acknowledge and agree that any representation, warranty or covenant of NGP or any NGP Subsidiary which is breached or is not true and correct shall be deemed true and correct and not breached to the extent such breach or inaccuracy resulted from such an assignment by Buyer. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05 (the "THIRD PARTY PROVISION"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

     SECTION 9.07. Incorporation of Exhibits. The NGP Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 9.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01 in accordance with its terms, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Notwithstanding anything to the contrary herein, none of NGP or any NGP Subsidiary shall seek equitable relief or damages, except for a claim under the Guarantee against the parties thereto (and in such case, only to the extent set forth therein), from any member or shareholder of Buyer or any affiliate thereof (other than Buyer or Acquiror).

     SECTION 9.09. Governing Law. Except to the extent that the NGP Merger is mandatorily governed by the MGCL, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the laws of another jurisdiction (except to the extent that mandatory provisions of federal law are applicable). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court (and agree not to bring any such action or proceeding in any other court). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this
Section 9.09 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     SECTION 9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be deemed to be construed to require NGP, NGOP, Buyer, NGP Merger Sub and NGOP Merger Sub or their respective subsidiaries or affiliates to take any action which would violate applicable Law. References to dollar amounts herein shall not be deemed an admission that such amounts are material.

     SECTION 9.11. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.12. Entire Agreement. This Agreement (including the Disclosure Letter, the attachments hereto and the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

     SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Buyer, NGP, NGOP and NGOP Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          NATIONAL GOLF PROPERTIES, INC.

                                          By:      /s/ CHARLES S. PAUL
                                            ------------------------------------
                                            Name:   Charles S. Paul
                                            Title:  Interim Chief Executive
                                                    Officer

                                          NATIONAL GOLF OPERATING
                                          PARTNERSHIP, L.P.

                                          By: National Golf Properties, Inc.,
                                            its General Partner

                                              By:   /s/ CHARLES S. PAUL
                                              ----------------------------------
                                              Name:   Charles S. Paul
                                              Title:  Interim Chief Executive
                                                      Officer

                                          NGP LLC

                                          By:     /s/ ELIZABETH BURBAN
                                            ------------------------------------
                                            Name:    Elizabeth Burban
                                            Title:   Vice President

                                          NEW NGOP LLC

                                          By:     /s/ ELIZABETH BURBAN
                                            ------------------------------------
                                            Name:   Elizabeth Burban
                                            Title:  Vice President

                                                                      APPENDIX B


                                  GUARANTEE OF
GS CAPITAL PARTNERS 2000, L.P., WHITEHALL STREET GLOBAL REAL ESTATE L.P., 2001 &
                          SOF-VI U.S. HOLDINGS, L.L.C.

     Guarantee, dated as of September 14, 2002, by GS Capital Partners 2000, L.P, Whitehall Street Global Real Estate Limited Partnership, 2001 and SOF-VI U.S. Holdings, L.L.C. (together, the "GUARANTORS"), in favor of National Golf Properties, Inc. and National Golf Operating Partnership, L.P. (together, the "GUARANTEED PARTIES").

     1. GUARANTEE. To induce the Guaranteed Parties to enter into a Merger Agreement, dated as of September 14, 2002, pursuant to which certain affiliates of the Guarantors have agreed to merge with the Guaranteed Parties (the "MERGER AGREEMENT"), the Guarantors, jointly and severally, absolutely, unconditionally and irrevocably guarantee, up to an aggregate amount of $25,000,000 (the "CAP") (subject to paragraph 4), to the Guaranteed Parties and their successors, endorsees and assigns, the obligation of Buyer (as defined in the Merger Agreement) to pay damages of the Guaranteed Parties in the event that the Closing (as defined in the Merger Agreement) does not occur as a result of a material breach of the Merger Agreement or the Purchase Agreement (as defined in the Merger Agreement) by Buyer, NGP Merger Sub or NGOP Merger Sub (each as defined in the Merger Agreement) in the case of the Merger Agreement or Acquiror (as defined in the Purchase Agreement) in the case of the Purchase Agreement (the "OBLIGATIONS").

     2. NATURE OF GUARANTEE. The Guarantors agree that the Guaranteed Parties may resort to any of the Guarantors for payment of the Obligations whether or not the Guaranteed Parties shall have proceeded against Buyer or any of the other Guarantors with respect to any of the Obligations. The Guaranteed Parties shall not be obligated to file any claim relating to the Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantors' obligations hereunder. In the event that any payment to the Guaranteed Parties in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Obligations as if such payment had not been made. The Guarantors reserve the right to assert defenses which Buyer may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of Buyer and other defenses expressly waived hereby. This is an unconditional guarantee of payment and not of collectibility.

     3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantors agree that the Guaranteed Parties may at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of or renew any of the Obligations, and may also make any agreement with Buyer or with any other party to or person liable on any of the Obligations or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties and Buyer or any such other party or person without in any way impairing or affecting this Guarantee The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against the Buyer or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (c) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (d) the adequacy of any other means the Guaranteed Parties may have of obtaining repayment of any of the Obligations; (e) the impairment of any collateral securing any of the Obligations; (f) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (g) any other event or circumstances, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligations). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantors waive promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.

     4. EXPENSES. The Guarantors agree to pay on demand all reasonable fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Parties' counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Parties hereunder; provided, that the Guarantors shall not be liable for any expenses of the Guaranteed Parties if no payment under this Guarantee is due; and provided further, that such fees and expenses shall not be subject to the Cap

     5. SUBROGATION. Upon payment in full of the Obligations, the Guarantors shall be subrogated to the rights of the Guaranteed Parties against the other Guarantors and Buyer with respect to such Obligations, and the Guaranteed Parties agree to take at the Guarantors' expense such steps as the Guarantors may reasonably request to implement such subrogation.

     6. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Parties of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed them by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

     7. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants, only in respect of itself, that:

          (a) the execution, delivery and performance of this Guarantee has been and remains duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor's certificate of limited partnership, partnership agreement or similar organizational documents, as amended to date, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

          (b) all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

          (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     8. ASSIGNMENT. Neither the Guarantors nor the Guaranteed Parties may assign their rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of each of the Guaranteed Parties or the Guarantors, as the case may be.

     9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Guarantors hereunder shall be delivered as set forth below:

     GS Capital Partners 2001, L.P.
     85 Broad Street
     New York, NY 10004
     Tel: 212-902-5761
     Fax: 212-357-5505
     Attention: Ben Adler

     with a copy to:

     Fried, Frank, Harris, Shriver & Jacobson
     One New York Plaza
     New York, NY 10004
     Tel: 212-859-8000
     Fax: 212-859-4000
     Attention: F. William Reindel, Esq.

     Whitehall Street Global Real Estate Limited Partnership, 2001
     85 Broad Street
     New York, NY 10004
     Tel: 212-902-5761
     Fax: 212-357-5505
     Attention: Ben Adler

     with a copy to:

     Fried, Frank, Harris, Shriver & Jacobson
     One New York Plaza
     New York, NY 10004
     Tel: 212-859-8000
     Fax: 212-859-4000
     Attention: F. William Reindel, Esq.

     SOF VI Holdings, L.L.C.
     591 West Putnam Avenue
     Greenwich, CT 06830
     Tel: 203-422-7714
     Fax: 203-422-7714
     Attention: Madison Grose

     with a copy to:

     Dechert
     4000 Bell Atlantic Tower
     1717 Arch Street
     Philadelphia, PA 19103
     Tel: 215-994-4000
     Fax: 212-859-2222
     Attention: Barton J. Winokur, Esq.
                Carmen Romano, Esq.

or to such other address or facsimile number as the Guarantors shall have notified the Guaranteed Parties in a written notice delivered to the Guaranteed Parties in accordance with the Agreement.

     10. CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantors shall have no further obligations under this Guarantee as of the Closing (as defined in the Merger Agreement).

     11. COUNTERPARTS. This Guarantee may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     12. GOVERNING LAW. This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the laws of another jurisdiction (except to the extent that mandatory provisions of federal law are applicable). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Guarantee, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Guarantee may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court (and agree not to bring any such action or proceeding in any other court). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantors to the Guaranteed Parties as of the date first above written.

                                          GS CAPITAL PARTNERS 2000, L.P.

                                          By: GS Advisors 2000, L.L.C,
                                              its general partner

                                          By:    /s/ RICHARD A. FRIEDMAN
                                            ------------------------------------
                                            Name: Richard A. Friedman
                                            Title:   President

                                          WHITEHALL STREET GLOBAL REAL ESTATE
                                          LIMITED PARTNERSHIP 2001

                                          By: WH Advisors, L.L.C. 2001,
                                              its general partner

                                          By:     /s/ ELIZABETH BURBAN
                                            ------------------------------------
                                            Name: Elizabeth Burban
                                            Title:   Vice President

                                          SOF-VI U.S. HOLDINGS, L.L.C.

                                          By:    /s/ MERRICK R. KLEEMAN
                                            ------------------------------------
                                            Name: Merrick R. Kleeman
                                            Title:   Sr. Managing Director

                                          NATIONAL GOLF PROPERTIES, INC.

                                          By:      /s/ CHARLES S. PAUL
                                            ------------------------------------
                                            Name: Charles S. Paul
                                            Title:   Interim Chief Executive
                                                     Officer

                                          NATIONAL GOLF OPERATING PARTNERSHIP,
                                          L.P.

                                          By: National Golf Properties, Inc.,
                                              its General Partner

                                          By:      /s/ CHARLES S. PAUL
                                            ------------------------------------
                                            Name: Charles S. Paul
                                            Title:   Interim Chief Executive
                                                     Officer

                                                                      APPENDIX C


                                                              September 14, 2002

Independent Committee of
  the Board of Directors
National Golf Properties, Inc.
2951 28th Street, Suite 3001
Santa Monica, CA 90405

Dear Members of the Independent Committee of the Board of Directors:

     We understand that National Golf Properties, Inc. (the "Company"), National Golf Operating Partnership, L.P. ("NGOP"), NGP L.L.C. ("Buyer"), and New NGOP L.L.C. have entered into an Agreement and Plan of Merger, dated as of September 14, 2002 (the "Merger Agreement"), pursuant to which Buyer will acquire the Company in a transaction (the "Merger") in which each issued and outstanding share of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company (other than shares of Company Common Stock, if any, owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer or the Company) shall be converted into the right to receive $12.00 in cash, less any dividends or distributions paid on such shares by the Company between the date of the Merger Agreement and the date of the consummation of the Merger (the "Consideration"). Pursuant to the terms of the Merger Agreement, in connection with the Merger the Buyer is also acquiring NGOP, which is a majority owned subsidiary of the Company and the operating company for the Company's properties and assets. In addition, we understand that affiliates of the Buyer have entered into a Purchase Agreement (the "Purchase Agreement") to acquire American Golf Corporation ("American Golf") and certain related entities (the "American Golf Acquisition"), which are the lessees of substantially all of the Company's properties, and that the consummation of the transactions contemplated by the Merger Agreement are conditioned upon the consummation of the transactions contemplated by the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement are conditioned upon the consummation of the transactions contemplated by the Merger Agreement. We also understand that on March 29, 2002 the Company entered into an Agreement and Plan of Merger and Reorganization (the "American Golf Merger Agreement") with American Golf and certain related entities pursuant to which the Company agreed to acquire American Golf and such related entities, and that the Company has agreed to amend the American Golf Merger Agreement to suspend the covenants and agreements contained therein with respect to the consummation of the transactions contemplated thereby until such time as the Merger Agreement and/or the Purchase Agreement are terminated. The terms and conditions of the Merger and related transactions are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than David G. Price, Dallas P. Price and their respective affiliates) (the "Public Stockholders") of the Consideration to be received by such Public Stockholders pursuant to the Merger. In connection with this opinion, we have:

          (i)   Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Reviewed the financial terms and conditions of the American Golf Merger Agreement and the Purchase Agreement;

          (iii) Analyzed certain historical business and financial information relating to the Company and American Golf;

          (iv) Reviewed financial forecasts with respect to the Company and American Golf taken as a whole that were provided to us by management of the Company;

          (v) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and the strategic objectives of the Company and American Golf;

          (vi) Reviewed public information with respect to certain other companies in lines of business we believe to be comparable in certain ways to the business of the Company;

          (vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     Note that we did not perform a comparative transaction analysis because in our view there is no precedent business combination transaction that we believe to be comparable to the Merger.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, NGOP or American Golf, or concerning the solvency of, or issues relating to solvency concerning, the Company, NGOP, American Golf or any other person. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and American Golf taken as a whole. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. In rendering this opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger. We express no view as to the amount of consideration that is being paid to the sellers in the American Golf Acquisition.

     We note that pursuant to the terms of the Merger Agreement, the Company has agreed not to pay any dividends or make any distributions between the signing of the Merger Agreement and the consummation of the Merger. In rendering our opinion, we have assumed that the Merger will be consummated on the terms and subject to the conditions described in the Merger Agreement without any waiver of any material term or condition by the Company, and that the Company will not pay any dividends or distributions between the signing of the Merger Agreement and the consummation of the Merger. We have also assumed that obtaining the necessary regulatory and other approvals for the Merger will not have an adverse effect on the Company.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past we have provided investment banking services to certain affiliates of the Buyer, for which we have received customary fees. In addition, a Managing Director of our firm serves as a member of the board of directors of an affiliate of the Buyer. Lazard Freres & Co. LLC provides a full range of financial advisory and security services and, in the ordinary course of our business, we may actively trade shares of the Company Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our engagement and the opinion expressed herein are for the benefit of the Independent Committee and our opinion is rendered in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such holder should vote in favor of the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except for its inclusion in its entirety in the proxy of the Company relating to the Merger and except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Public Stockholders in the Merger pursuant to the Merger Agreement is fair from a financial point of view to the Public Stockholders.

                                          Very truly yours,



                                          LAZARD FRERES & CO. LLC



                                          By      /s/ MATTHEW J. LUSTIG
                                            ------------------------------------
                                            Matthew J. Lustig
                                            Managing Director

                         NATIONAL GOLF PROPERTIES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
         DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                DECEMBER 18, 2002
          YOU MAY VOTE BY INTERNET, TOLL-FREE BY TELEPHONE OR BY MAIL.

-------------------------------------------------

                                                             -------------------

                                                             -------------------
                                                             YOUR CONTROL NUMBER
-------------------------------------------------

                                VOTE BY INTERNET
                        HTTPS://WWW.PROXYVOTENOW.COM/NGP

Have this form available when you you visit the secure voting site. Enter your CONTROL NUMBER and follow the simple instructions. You may elect to receive an e-mail confirmation of your vote.

                                VOTE BY TELEPHONE
                                 1-866-209-1657

Call TOLL-FREE on a touch-tone phone, 24 hours a day, seven days a week. Have this form available when you call, then enter your CONTROL NUMBER and follow the simple instructions.

                                  VOTE BY MAIL

Mark, date and sign the card below, detach it at the perforation, and mail it promptly in the postage-paid envelope. Do not return the card if you vote by telephone or by Internet.

      DO NOT RETURN THE FORM BELOW IF YOU VOTE BY TELEPHONE OR BY INTERNET.
--------------------------------------------------------------------------------

                         NATIONAL GOLF PROPERTIES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 18, 2002

                                      -------------------
                                                            YOUR CONTROL NUMBER
                                      -------------------

      The undersigned shareholder of NATIONAL GOLF PROPERTIES, INC., a Maryland corporation ("NGP"), acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders dated November 19, 2002 and the Proxy Statement dated November 19, 2002 (the "PROXY STATEMENT") and, revoking all prior proxies, does hereby nominate, constitute and appoint Charles S. Paul and Neil M. Miller, or either of them, as the true and lawful proxies, agents and attorneys-in-fact of the undersigned, with full power of substitution to vote all the shares of common stock, par value $0.01 per share, of NGP, held of record by the undersigned on NGP's books at the close of business on November 15, 2002, at the Annual Meeting of Shareholders to be held at 2951 28th Street, Santa Monica, California on Wednesday December 18, 2002, at 10 a.m., local time, or at any adjournment or postponement thereof (the "ANNUAL MEETING"), and otherwise to represent the undersigned at the Annual Meeting with all the powers which would be possessed by the undersigned if personally present at the Annual Meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NGP MERGER AND THE MERGER AGREEMENT, FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR NGP.

              (CONTINUED AND TO BE SIGNED AND DATED ON OTHER SIDE)

 UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE, SIGN, DATE
    AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        Detach at the perforation below.
--------------------------------------------------------------------------------
      [X]   Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE NGP MERGER AND THE MERGER AGREEMENT, "FOR" THE ELECTION OF THE NAMED DIRECTOR NOMINEES, AND "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT ACCOUNTANTS FOR NGP.

1. Proposal to approve the Agreement and Plan of Merger, dated as of September 14, 2002 (the "MERGER AGREEMENT"), by and among National Golf Properties, Inc., NGP LLC, National Golf Operating Partnership, L.P. and New NGOP LLC, pursuant to which NGP will be merged into NGP LLC (the "NGP MERGER") and each share of common stock of NGP outstanding immediately prior to the merger (other than shares held by NGP, NGP LLC or their respective subsidiaries, which will be canceled) will be converted into the right to receive $12.00 in cash (less any dividends paid on such share between the date of the merger agreement and the date of the closing of the NGP merger), without interest.

            FOR                   AGAINST                        ABSTAIN
            [ ]                     [ ]                            [ ]

2. Proposal to elect two directors. The Board of Directors recommends a vote for the following director nominees: (01) Charles S. Paul and (02) John C. Cushman, III To withhold authority to vote for any director nominee, write the director nominee's name in the space provided:

     -----------------------------------------------------------------------
        FOR (except as indicated to the contrary)           WITHHOLD
                       [  ]                                   [ ]

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for NGP for 2002.

            FOR                   AGAINST                        ABSTAIN
            [ ]                     [ ]                            [ ]

IF NO CONTRARY INSTRUCTION IS INDICATED ABOVE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE NGP MERGER AND THE MERGER AGREEMENT, FOR ELECTION OF THE DIRECTOR NOMINEES AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR NGP. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF SHAREHOLDERS DATED NOVEMBER 19, 2002 AND PROXY STATEMENT.

Signature(s):                                     Date:                   , 2002
             ------------------------------------      -------------------

                                        I plan to attend the annual meeting. [ ]

Note: Please sign name exactly as it appears printed hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee all should sign.
All joint owners must sign.